                                                Filed pursuant to Rule 424(b)(5)
                                                under the Securities Act of 1933
                                                      Registration No. 333-10126

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 12, 2004)

                                 $1,500,000,000

                          [National Symbol of Hungary]

                              REPUBLIC OF HUNGARY

                              4.75% Notes due 2015
                                  -----------

     We are offering $1,500,000,000 of 4.75% Notes due 2015 (the "Notes"). The
Notes will constitute direct, unconditional, unsecured and general obligations of the Republic. The Notes will rank equally in right of payment with all other unsecured and unsubordinated obligations of the Republic. The full faith and credit of the Republic will be pledged for the due and punctual payment of all principal and interest on the Notes. We will pay interest semi-annually on
February 3 and August 3 of each year, beginning on August 3, 2005. The Notes will be issued in denominations of $1,000 and integral multiples of $1,000. The
Notes will not be redeemable prior to their maturity. The Notes contain
"collective action clauses" that permit the Republic, with the consent of the holders of 75% of the principal amount of the Notes, to amend the terms of the
Notes (including the principal amount, currency of payment, maturity and all other terms) or to exchange them for other securities.

     We are offering the Notes globally for sale in the United States and elsewhere where such offer and sale is permitted. However, not more than $600 million principal amount of the Notes will be offered and sold in the United
States. The Listing Agent, on our behalf, has applied to have the Notes listed on the Luxembourg Stock Exchange in accordance with its rules.

     None of the Securities and Exchange Commission, any state securities commission nor the Luxembourg Stock Exchange has approved or disapproved of these securities or determined if this Prospectus Supplement or Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  -----------

                                                          PER NOTE           TOTAL
                                                        ------------   -----------------

Public offering price ...............................       99.669%     $1,495,035,000
Underwriting discount ...............................        0.125%     $    1,875,000
Proceeds to the Republic (before expenses) ..........       99.544%     $1,493,160,000

   Interest on the Notes will accrue from February 3, 2005.
                                  -----------
     The underwriters are offering the Notes subject to various conditions. The underwriters expect to deliver the Notes to purchasers on or about February 3,
2005, through the book-entry facilities of The Depository Trust Company,
Euroclear or Clearstream, Luxembourg.

                                  -----------
                              Joint Lead Managers

DEUTSCHE BANK SECURITIES                                MORGAN STANLEY

                                  -----------
                                  Co-managers

BANC OF AMERICA SECURITIES LIMITED           BEAR, STEARNS INTERNATIONAL LIMITED
CITIGROUP                                                                  HSBC
ING FINANCIAL MARKETS

     The activities of the underwriters in connection with this transaction are led jointly by Deutsche Bank Securities Inc. and Morgan Stanley & Co.
Interntional Limited.

                                  -----------

          The date of this Prospectus Supplement is January 27, 2005

                               TABLE OF CONTENTS

                                                  PAGE
                                                -------

                              PROSPECTUS SUPPLEMENT

                                   PROSPECTUS

                                  -----------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS
SUPPLEMENT OR THE ATTACHED PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE
YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES
IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME
THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ATTACHED
PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE
DOCUMENT.

     THE LUXEMBOURG STOCK EXCHANGE TAKES NO RESPONSIBILITY FOR THE CONTENTS OF
THIS DOCUMENT, MAKES NO REPRESENTATION AS TO ITS ACCURACY OR COMPLETENESS AND
EXPRESSLY DISCLAIMS ANY LIABILITY WHATSOEVER FOR ANY LOSS HOWSOEVER ARISING
FROM OR IN RELIANCE UPON THE WHOLE OR ANY PART OF THE CONTENTS OF THIS DOCUMENT
AND THE ATTACHED PROSPECTUS.

     THE NOTES ARE OFFERED GLOBALLY FOR SALE IN THE UNITED STATES AND ELSEWHERE
WHERE SUCH OFFER AND SALE IS PERMITTED. OFFERS AND SALES OF THE NOTES IN THE
UNITED STATES ARE BEING MADE PURSUANT TO CERTAIN REGISTRATION STATEMENTS UNDER
SCHEDULE B THAT WE FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION UNDER
THE U.S. SECURITIES ACT OF 1933. NOT MORE THAN $600 MILLION PRINCIPAL AMOUNT OF
THE NOTES HAVE BEEN OR WILL BE OFFERED AND SOLD IN THE UNITED STATES. OFFERS
AND SALES OF THE NOTES OUTSIDE THE UNITED STATES HAVE BEEN OR WILL BE MADE IN
OFFSHORE TRANSACTIONS UNDER RULE 901 OF REGULATION S.

     THE NOTES MAY NOT BE OFFERED OR SOLD IN THE REPUBLIC OF HUNGARY OR TO ANY
RESIDENT THEREOF, NOR MAY THIS PROSPECTUS SUPPLEMENT, THE ATTACHED PROSPECTUS
OR ANY OTHER MATERIAL RELATING TO THE NOTES BE DISTRIBUTED IN HUNGARY OR TO ANY
RESIDENTS THEREOF UNLESS IN ALL CASES PRIOR THERETO ALL APPROPRIATE APPROVALS
(IF REQUIRED) HAVE BEEN OBTAINED FOR THE PUBLIC OFFERING OR PRIVATE PLACEMENT
OF THE NOTES IN HUNGARY OR AS OTHERWISE PERMITTED BY LAW.

     OFFERS AND SALES OF THE NOTES ARE SUBJECT TO RESTRICTIONS IN RELATION TO
THE UNITED KINGDOM, DETAILS OF WHICH ARE SET OUT IN "UNDERWRITING" BELOW. THE
DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND
THE OFFERING OF THE NOTES IN CERTAIN OTHER JURISDICTIONS MAY ALSO BE RESTRICTED
BY LAW.

     We cannot guarantee that the application to the Luxembourg Stock Exchange will be approved, and settlement of the Notes is not conditioned on obtaining this listing.

     The Republic has made all reasonable inquiries and confirms that this
Prospectus Supplement and the accompanying Prospectus, dated November 12, 2004, contain all information with respect to the Republic and the Notes that is material in the context of the issue and offering of the Notes, and that this information is true and accurate in all material respects and is not misleading, that the opinions and intentions expressed herein and therein are honestly held and that, to the best of the Republic's knowledge and belief, there are no other facts the omission of which would make any of this information or the expression of these opinions and intentions misleading. The
Republic accepts responsibility accordingly.

     In this Prospectus Supplement and accompanying Prospectus, except as otherwise specified, all amounts are expressed in Hungarian forints ("Ft" or
"HUF") or in euro ("Euro" or "EUR"), and in U.S. dollars ("$" or "USD").

     This Prospectus Supplement and the accompanying Prospectus will be available free of charge at the offices of Deutsche Bank Luxembourg S.A., 2
Boulevard Konrad Adenauer, 1115 Luxembourg (the "Listing Agent").

                                       i

                              RECENT DEVELOPMENTS

     The National Bank of Hungary reduced the central bank base rate by 0.5% on
November 22, 2004, by an additional 0.5% on December 20, 2004, and by an additional 0.5% as of January 25, 2005. As a result, the central bank base rate stood at 9.0% on January 27, 2005.

     On December 1, 2004, the Minister of Finance announced the revision of the
Convergence Program in the light of the decision of the European Union's
Statistical Office ("Eurostat"). Eurostat announced that the revenues of private pension funds (see "Public Finance - Social Security and
Extra-Budgetary Funds - Pension System" of the Prospectus) may be treated as governmental revenues until 2007. According to the calculations of the Ministry of Finance, the measure will result in significantly lower deficits (by
0.8-1.0% of GDP).

     On December 20, 2004, the Parliament approved the 2005 budget, which provides for the total expenditures of the central government of HUF 6,582.9 billion, total revenues of HUF 5,883.2 billion, and the central governmental deficit of HUF 699.7 billion. For 2005, the planned total expenditures of the general government are HUF 13,025.5 billion and the planned total revenues are
HUF 11,978.7 billion, which would result in the general governmental deficit being HUF 1,046.7 billion, or 4.7% of GDP according to ESA 95 methodology
(revenues of private pension funds were excluded for these purposes).

     On December 20, 2004, Mr. Ferenc Madl, the President of the Republic of
Hungary, signed a bill on the amendment of the National Bank of Hungary Act into law. Most importantly, the amendment increases the number of Monetary
Council members from the minimum of seven and maximum of nine members up to the minimum of nine and maximum of eleven members (see "Monetary and Financial
System - National Bank of Hungary" of the Prospectus). According to the
amendment, only the Governor and one of the Deputy Governors of the National
Bank of Hungary can become a member of the Monetary Council (currently, there are three Deputy Governors in the Monetary Council, but according to the amendment all three Deputy Governors shall remain in the Monetary Council until the end of their respective mandates). For the remaining positions in the
Monetary Council, the Prime Minister can nominate up to five members, and the
Governor with the consent of the Prime Minister nominates the remaining members. The number of members of the Monetary Council may temporarily increase to thirteen, however, after the termination of the mandates of two current
Monetary Council member Deputy Governors, the number of members will drop to eleven.

     On January 6, 2005, the Minister of Finance announced that the general government surplus for December 2004 was HUF 151.1 billion instead of the forecasted HUF 99.8 billion. He further announced that the general government deficit for 2004 would be HUF 1,284.1 billion, which is lower than the expected general governmental deficit amount of HUF 1,335.1 billion (representing 6.3%
and 6.5%, respectively, of GDP according to GFS methodology). The 2004 general government deficit, according to ESA 95 methodology, will not exceed 4.5% of
GDP (or 5.3% if revenues of private pension funds are not included in the calculation).

     On January 12, 2005, Fitch Ratings Ltd. downgraded the Republic's
Long-term local currency rating to "A" from "A+".  The Republic's Long-term foreign currency rating did not change and remained at "A-". The rating agency noted that the Republic's sovereign ratings remained under some downward pressure owing to large and persistent twin budget and current account deficits, which involved sizeable financing needs and upward pressure on public and external debt ratios.

                                      S-1

                                USE OF PROCEEDS

     The Republic will use the net proceeds from the sale of the Notes for general funding purposes. The Republic estimates the net proceeds will be approximately $1,493,060,000, after deducting its estimated expenses of
$100,000.

                           DESCRIPTION OF THE NOTES

     The following description briefly summarizes some of the provisions of the
Notes and the Fiscal Agency Agreement (the "Agency Agreement") to be dated as of February 3, 2005, among the Republic, Citibank, N.A., London, as fiscal agent (the "Fiscal Agent"), and Deutsche Bank Luxembourg S.A. (the "Luxembourg
Paying Agent" and, together with the Fiscal Agent, the "Agents") the forms of which have been filed as exhibits to the Registration Statement under Schedule
B, of which this Prospectus Supplement and the Prospectus form part. You should not assume this summary is complete. You should read the Registration
Statement, including the exhibits, and in particular the "Description of the
Debt Securities" in the Prospectus.

GENERAL

     The Notes:

     o mature on February 3, 2015.

     o bear interest at a rate of 4.75% per annum.

     o are to be issued pursuant to the Agency Agreement.

     o will be issued without coupons in lawful money of the United States of
       America in denominations of $1,000 and integral multiples thereof.

     o will rank at least equally in right of payment with all other unsecured and unsubordinated payment obligations of the Republic, except for such obligations as may be preferred by mandatory provisions of applicable law. The Republic will give no preference to one obligation over another on the basis of priority of issue date or currency of payment.

     o will not be redeemable prior to maturity at the option of the Republic or of the registered holders thereof.

     o will not be subject to any sinking fund provided by the Republic for the amortization of the Notes.

     o At maturity, you will receive 100% of the principal amount of your Notes, plus accrued interest to the maturity date.

     o The Republic may, without the consent of the holders of the Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Notes. Any additional notes, together with the Notes, will constitute a single series of notes under the Agency
       Agreement.

     Interest:

     o will be payable on the dates set forth on the cover of this Prospectus
       Supplement in lawful money of the United States of America to the registered holders of the Notes at the close of business on the fifteenth day (whether or not a business day) preceding such payment date (each a
       "Record Date").

     o begins to accrue on February 3, 2005.

     o payments begin on August 3, 2005.

     The Notes contain provisions regarding future modifications to their terms
(so-called "collective action clauses") that may differ from those applicable to the Republic's outstanding securities which have been previously registered with the Securities and Exchange Commission and issued pursuant to

                                      S-2

such registration. These provisions are described in the section "Description of the Debt Securities" in the Prospectus. Under these provisions the Republic may amend payment and other key provisions of the Notes, including the principal amount and interest rate, with the approval of less than all the holders of the Notes.

OTHER TERMS

     For other terms of the Notes, including the negative pledge covenant and events of default, see "Description of the Debt Securities" in the Prospectus.

NOTICES

     All notices regarding the Notes will be published in London in the
Financial Times, in New York in The Wall Street Journal (U.S. Edition), and in
Luxembourg in a newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort) for so long as the Notes are listed on the
Luxembourg Stock Exchange and the rules of the Stock Exchange so require. If at any time publication in any such newspaper is not practicable, notices will be valid if published in such English language newspaper with general circulation in the respective market regions as we shall determine. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made.

FISCAL AGENT

     The Agency Agreement will govern the duties of the Agents. The Republic may maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the Agents.

     Please note that the Fiscal Agent is an agent of the Republic, not a trustee for the holders of the Notes, and does not have the responsibility or duty to act for the holders as would a trustee.

BOOK-ENTRY SYSTEM

     The Notes will be issued in the form of one or more fully registered global notes (the "Global Notes") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository" or
"DTC") and registered in the name of Cede & Co., the Depository's nominee.
Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depository ("participants"). Investors may elect to hold interests in the Global Notes through either the Depository
(in the United States) or Euroclear Bank S.A./N.V., as operator of the
Euroclear System ("Euroclear") or Clearstream Banking, societe anonyme
("Clearstream, Luxembourg") (in Europe), if they are participants of such systems, or indirectly through organizations which are participants in such systems. Euroclear and Clearstream, Luxembourg will hold interests on behalf of their participants through customers' securities accounts in Euroclear's and
Clearstream, Luxembourg's names on the books of their respective depositaries
("U.S. Depositaries"), which in turn will hold such interests in customers'
securities accounts in the depositaries' names on the books of the Depository.
Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the
Depository or its nominee. Except under circumstances described below, the
Notes will not be issuable in definitive form. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the Global Notes.

     So long as the Depository or its nominee is the registered owner of the
Global Notes, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global
Notes for all purposes under the Agency Agreement. Except as provided below, owners of beneficial interests in the Global Notes will not be entitled to have
Notes represented by the Global Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the Agency
Agreement.

                                      S-3

     Principal and interest payments on Notes registered in the name of the
Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Notes. None of the Republic, the Fiscal Agent, the Luxembourg Paying Agent or any paying agent or registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the
Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     The Republic expects that the Depository for the Notes or its nominee, upon receipt of any payment of principal or interest, will credit the participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of the Depository or its nominee. The Republic also expects that payments by participants to owners of beneficial interests in the
Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

     The Depository advises that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a
"clearing corporation" within the meaning of the New York Uniform Commercial
Code, and a "clearing agency" registered pursuant to the provisions of Section
17A of the Securities Exchange Act of 1934 (the "Exchange Act"). The Depository
holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.
The Depository's participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own the
Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     According to the Depository, the foregoing information with respect to the
Depository has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

     Euroclear advises that it was created in 1968 to hold securities for its participants ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.
Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"),
under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear
Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The
Cooperative establishes policy for Euroclear on behalf of Euroclear
Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     Securities clearance accounts and cash accounts with the Euroclear
Operator are governed by the Terms and Conditions Governing Use of Euroclear
and the related Operating Procedures of the Euroclear System, and applicable
Belgian law (collectively, the "Terms and Conditions"). The Terms and
Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and
Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

                                      S-4

     Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by Euroclear.

     Euroclear also advises that investors that acquire, hold and transfer interests in the Notes by book-entry through accounts with the Euroclear
Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the Global Notes.

     Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such interests in securities on its records.

     Clearstream, Luxembourg advises that it is incorporated under the laws of
Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations ("Clearstream Participants") and facilitates the clearance and settlement of securities transactions between
Clearstream Participants through electronic book-entry changes in accounts of
Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are
recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

     Distributions with respect to the Notes held beneficially through
Clearstream, Luxembourg will be credited to cash accounts of Clearstream
Participants in accordance with its rules and procedures, to the extent received by Clearstream, Luxembourg.

     So long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange require, the Republic has appointed the
Luxembourg Paying Agent to act as paying agent and transfer agent in Luxembourg and the holders of the Notes will be able to receive payments thereon and effect transfers thereof at the offices of the Luxembourg Paying Agent, 2
Boulevard Konrad Adenauer, 1115 Luxembourg. For as long as the Notes are listed on the Luxembourg Stock Exchange, the Republic will publish any changes as to the identity or location of the Luxembourg Paying Agent in a leading daily newspaper in Luxembourg, which is expected to be the Luxemburger Wort.

     Individual certificates in respect of Notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If DTC or each of
Euroclear and Clearstream, Luxembourg notifies the Republic that it is unwilling or unable to continue as a clearing system in connection with the
Global Notes or, in the case of DTC only, DTC ceases to be a clearing agency registered under the Exchange Act, and in each case a successor clearing system is not appointed by the Republic within 90 days after receiving such notice from Euroclear, Clearstream, Luxembourg or DTC or on becoming aware that DTC is no longer so registered, the Republic will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the Notes represented by such Global
Notes upon delivery of such Global Notes for cancellation.

     Title to book-entry interests in the Notes will pass by book-entry registration of the transfer within the records of Euroclear, Clearstream,
Luxembourg or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the Notes may be transferred within
Euroclear and within Clearstream, Luxembourg and between Euroclear and
Clearstream,

                                      S-5

Luxembourg in accordance with procedures established for these purposes by
Euroclear and Clearstream, Luxembourg. Book-entry interests in the Notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the Notes between
Euroclear and Clearstream, Luxembourg and DTC may be effected in accordance with procedures established for this purpose by Euroclear, Clearstream,
Luxembourg and DTC.

     So long as the Notes are listed on the Luxembourg Stock Exchange, the rules of the Luxembourg Stock Exchange so require, and the Notes are issued in definitive form, the Luxembourg Paying Agent will act as transfer agent in
Luxembourg. In the case of a transfer or exchange of a Note in definitive form, a holder thereof may effect such transfer or exchange by presenting and surrendering the Note at, and obtaining a new Note in definitive form from the office of the Luxembourg Paying Agent. In the case of a transfer of only a part of a Note in definitive form, a new Note in definitive form in respect of the balance of the principal amount of the Note not transferred will be delivered at the office of the Luxembourg Paying Agent. In the case of any lost, stolen, mutilated or destroyed Note in definitive form, a holder thereof may obtain a new Note in definitive form from the Luxembourg Paying Agent.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

     Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with Depository rules and will be settled in immediately available funds using the Depository's Same-Day Funds Settlement
System. Secondary market trading between Euroclear Participants and/or
Clearstream Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream,
Luxembourg and will be settled using the procedures applicable to conventional
Eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through the Depository on the one hand, and directly or indirectly through
Euroclear or Clearstream Participants, on the other, will be effected in the
Depository in accordance with the Depository rules on behalf of the relevant
European international clearing system in the U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant
European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines
(European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its
U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Notes in the Depository, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depository. Euroclear Participants and Clearstream
Participants may not deliver instructions directly to their respective U.S.
Depositaries.

     Because of time-zone differences, credits of Notes received in Euroclear or Clearstream, Luxembourg as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the Depository settlement date. Such credits or any transactions in such Notes settled during such proceeding will be reported to the relevant Euroclear or Clearstream Participants on such business day. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of Notes by or through a Euroclear Participant or a Clearstream Participant to a DTC
Participant will be received with value on the Depository settlement date but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day following settlement in the Depository.

     Although the Depository, Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of the Depository, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

                                      S-6

PAYMENT OF ADDITIONAL AMOUNTS

     All payments made in respect of a Note, including payments of principal and interest, to a holder of a Note that is not a resident of the Republic, will be made by the Republic without withholding or deducting for or on account of present or future taxes, duties, levies or other governmental charges of whatever nature imposed or levied by the Republic or any political subdivision or taxing authority within the Republic. In the event the Republic is required by law to deduct or withhold any such taxes from payments, the Republic will pay to you such additional amounts as may be necessary so that the net amount that you receive is equal to the amount provided for in the Note to be paid to you in the absence of such deduction or withholding. You will not be paid any additional amounts, however, if the tax is:

     o a tax that would not have been imposed but for your present or former connection (or a connection of your fiduciary, shareholder or other related party) with the Republic, including your being or having been a citizen or resident of the Republic or being or having been engaged in a trade or business or present in the Republic or having, or having had, a permanent establishment in the Republic;

     o imposed on a payment to you as an individual and is required to be made pursuant to the European Council Directive 2003/48/EC or any other directive implementing the conclusions of the EU Council of Finance
       Ministers meeting of November 26 and 27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive;

     o imposed because you present a Note for payment more than thirty (30) days after the date on which the payment became due and payable;

     o an estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge;

     o a tax, assessment or other governmental charge which is payable other than by withholding;

     o a tax that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning your nationality, residence or identity (or the nationality, residence or identity of the beneficial owner of the Note), if your compliance is required by the laws of the Republic or of any political subdivision or taxing authority of the Republic to avoid or reduce such tax and if such compliance is not materially more onerous (in form, in procedure and in the substance of information disclosed) than comparable information or other reporting requirements imposed under United States tax law;

     o required to be withheld by any paying agent from a payment on the Note if such payment can be made without such withholding by another paying agent; or

     o imposed as a result of any combination of the items listed above.

     Furthermore, no additional amounts will be paid with respect to any Note to a holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that the settlor with respect to such fiduciary, partner or beneficial owner, as the case may be, would not have been entitled to payment of such additional amounts if they held the Note themselves.

     In the event that such deduction or withholding is required, the Republic will make such deduction or withholding and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The
Republic will furnish you, upon request, within a reasonable period of time after the date of the payment of any taxes due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Republic.

                                      S-7

                                 UNDERWRITING

     Subject to the terms and conditions stated in the Underwriting Agreement dated January 27, 2005, between the Republic and the Underwriters named below, each such Underwriter has severally agreed to purchase, and the Republic has agreed to sell to each Underwriter, the principal amount of Notes set forth opposite the name of that Underwriter.

UNDERWRITERS                                                    PRINCIPAL AMOUNT
------------------------------------------                     -----------------

Deutsche Bank Securities Inc.
 60 Wall Street, 3rd Floor
 New York, New York 10005 ...................................  $  712,500,000
Morgan Stanley & Co. International Limited
 25 Cabot Square
 Canary Wharf
 London, E14 4QW ............................................     712,500,000
Banc of America Securities Limited
 5 Canada Square
 London, E14 5AQ ............................................      15,000,000
Bear, Stearns International Limited
 One Canada Square, L46
 London, E14 5AD ............................................      15,000,000
Citigroup Global Markets Inc.
 388 Greenwich Street
 New York, New York 10013 ...................................      15,000,000
HSBC Bank plc
 8 Canada Square
 London E14 5HQ .............................................      15,000,000
ING Belgium SA/NV
 Avenue Marnix 24
 1000 Brussels
 Belgium ....................................................      15,000,000
                                                               --------------
TOTAL .......................................................  $1,500,000,000
                                                               ==============

     The Underwriting Agreement provides that the obligations of the several
Underwriters to purchase the Notes are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to purchase all the Notes if they purchase any of the Notes.

     The Notes are a new issue of securities with no established trading market. The Listing Agent, on behalf of the Republic, has applied for listing of the Notes on the Luxembourg Stock Exchange. We cannot guarantee that the application to the Luxembourg Stock Exchange will be approved, and settlement of the Notes is not conditioned on obtaining the listing. The Republic has been advised by the Underwriters that they intend to make a market in the Notes, but the Underwriters are not obligated to do so and may discontinue any market making activities at any time without notice. No assurance can be given as to the liquidity of or the trading market for the Notes.

     The Notes are offered globally for sale in the United States and elsewhere where such offer and sale is permitted. The underwriters have agreed that a maximum of $600 million principal amount of the Notes will be offered and sold in the United States.

     Each Underwriter has represented and agreed that (a) it has not offered or sold, and, prior to the expiration of the period of six months from the closing date for the Notes, will not offer or sell any Notes to persons in the United
Kingdom, except to those persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result

                                      S-8

in an offer to the public in the United Kingdom within the meaning of the
Public Offers of Securities Regulations 1995, (b) it has complied and will comply with all applicable provisions of the Financial Services and Markets Act
2000 (the "FSMA"), with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom, and (c) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity
(within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which section 21(1) of the FSMA does not apply to the Issuer.

     The Notes will not be offered in the Republic of Hungary in a public offer nor in a private placement as defined in Hungarian Act No. CXX of 2001 on the
Capital Markets. Each Underwriter confirms its awareness of the above, represents that it has not offered or sold and undertakes that it will not offer or sell the Notes in the Republic of Hungary in a public offer nor in a private placement and will not offer the Notes for sale to the general public in the Republic of Hungary.

     Purchasers of the Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

     The Underwriters have agreed to pay certain expenses of the Republic in connection with the offering. The Republic estimates that its share of the total expenses of the offering of the Notes, excluding underwriting discounts and commissions, will be approximately $100,000.

     It is expected that delivery of the Notes will be made against payment therefor on or about February 3, 2005, which is the fifth business day following the date hereof (this settlement cycle is referred to as "T+5").
Trades of securities in the secondary markets generally are required to settle in three business days, referred to as T+3, unless the parties to the trade agree otherwise. Accordingly, by virtue of the fact that the initial delivery of the Notes will not be made on a T+3 basis, investors who wish to trade the
Notes before a final settlement will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

     In connection with the offering, the Underwriters may over-allot, or engage in syndicate covering transactions, stabilizing transactions and penalty bids. Over-allotment involves syndicate sales of Notes in excess of the amount to be purchased by the Underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of Notes while the offering is in progress. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the syndicate repurchases Notes originally sold by that syndicate member in covering syndicate short positions. These activities may cause the price of the Notes to be higher than it would otherwise be in the open market in the absence of such transactions. The Underwriters are not required to engage in these transactions, and, if commenced, the Underwriters may discontinue them at any time.

     In the ordinary course of their respective businesses, certain of the
Underwriters and their affiliates have in the past and may in the future engage in investment banking and commercial banking transactions with the Republic.

     The Republic has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, or to contribute to payments the Underwriters may be required to make in respect of any of those liabilities.

                                      S-9

                              GENERAL INFORMATION

     Application has been made by the Listing Agent to list the Notes on the
Luxembourg Stock Exchange. In connection with the listing application, a legal notice relating to the issuance of the Notes will be deposited prior to listing with Registre de Commerce et des Societes a Luxembourg, where copies thereof may be obtained upon request. Copies of this Prospectus Supplement, the accompanying Prospectus and the Agency Agreement, so long as any of the Notes are outstanding, will be made available at the main office of the Listing Agent in Luxembourg. So long as the Notes remain in global form, the Listing Agent will act as intermediary between the Luxembourg Stock Exchange and the Republic and the holders of the Notes.

     The Notes have been assigned Common Code No. 021182273, International
Security Identification Number (ISIN) US445545AC05 and CUSIP No. 445545AC0.

                                 LEGAL MATTERS

     Certain legal matters with respect to the Notes will be passed upon on behalf of the Republic by the Legal Department of the Government Debt
Management Agency, and by White & Case LLP, New York, New York, special United
States counsel for the Republic. Certain legal matters will be passed upon for the Underwriters by Cravath, Swaine & Moore LLP, New York, New York, United
States counsel for the Underwriters, and by Dr. Eva Hegedus in association with
Allen & Overy LLP, Budapest, Hungary, Hungarian counsel for the Underwriters.
All statements in this Prospectus Supplement and the Prospectus with respect to matters of the law of Hungary have been passed upon by the Legal Department of the Government Debt Management Agency. In rendering their opinions, White &
Case LLP will rely as to all matters of the law of Hungary upon the opinion of the Legal Department of the Government Debt Management Agency, and Cravath,
Swaine & Moore LLP will rely as to all matters of the law of Hungary upon the opinions of the Legal Department of the Government Debt Management Agency and
Dr. Eva Hegedus in association with Allen & Overy LLP.

     The issue of the Notes was authorized by the Minister of Finance of the
Republic on January 21, 2005 pursuant to (i) the Republic of Hungary Act No.
CXXXV of 2004 on the budget of the Republic of Hungary for the year 2005, (ii)
the Republic of Hungary Act No. XXXVIII of 1992 on public finances, and (iii)
the Republic of Hungary Government Decree No. 285/2001 (XII.26.) on the Bonds.

                                      S-10

PROSPECTUS

                           [NATIONAL SYMBOL OF HUNGARY]

                               REPUBLIC OF HUNGARY

     We may offer up to U.S. $1,000,000,000 of our debt securities for sale from time to time based on information contained in this prospectus and various prospectus supplements. The securities will be direct, unconditional, unsecured and general obligations of the Republic of Hungary. The securities will rank equally in right of payment with all other unsecured and unsubordinated obligations of the Republic of Hungary and will be backed by the full faith and credit of the Republic of Hungary.

     We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to make offers or sales of securities unless accompanied by a supplement.

                          -----------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                          -----------------------------

                The date of this prospectus is November 12, 2004

         This prospectus is part of registration statements that the Republic of
Hungary filed with the Securities and Exchange Commission, or SEC, under a
"shelf" registration process. Under this shelf process, the Republic may sell, from time to time, any of the debt securities described in this prospectus in one or more offerings up to a total U.S. dollar equivalent amount of U.S.
$1,000,000,000. This prospectus provides you with basic information about the
Republic of Hungary, or the Republic, and a general description of the debt securities the Republic may offer. Each time the Republic sells debt securities under this shelf process, it will provide a prospectus supplement that will contain updated information about the Republic, if necessary, and specific information about the terms of that offering. Before you invest, you should read both this prospectus and any prospectus supplement. References herein to the prospectus are also to the prospectus supplement.

         Any information in this prospectus may be updated or changed in a prospectus supplement, in which case the more recent information will apply.

         Except as otherwise specified, all amounts in this prospectus are expressed in Hungarian forints ("Ft" or "HUF"), in euro ("Euro" or "EUR"), and in U.S. dollars ("$" or "USD"). All currency conversions in this prospectus are at the Hungarian National Bank's official middle rate of exchange on a particular date or calculated at the average of the middle rates of exchange for a particular period. For your convenience, we have converted certain amounts from forints into USD and/or Euro at the average exchange rate for each relevant period or the exchange rate in effect on a given date.

         The following table sets forth the forint/Euro exchange rates for the last day of the periods indicated and the average exchange rates during the periods indicated.

                                              ----------------------------------------------------------------
                                               1999          2000           2001           2002          2003
                                               ----          ----           ----           ----          ----
                                                                       (HUF per EUR)

Year end ...................................  254.92        264.94         246.33         235.90        262.23
Average for year ...........................  252.80        260.04         256.68         242.97        253.51

-------------------
Source:  National Bank of Hungary

         The following table sets forth the forint/USD exchange rates for the last day of the periods indicated and the average exchange rates during the periods indicated.

                                              ----------------------------------------------------------------
                                               1999          2000           2001           2002          2003
                                               ----          ----           ----           ----          ----
                                                                       (HUF per USD)

Year end ...................................  252.52        284.73         279.03         225.16        207.92
Average for year ...........................  237.31        282.27         289.53         258.00        224.44

-------------------
Source:  National Bank of Hungary

         On November 8, 2004, the official (middle) exchange rate was HUF 189.47
= USD 1.00, HUF 245.54 = EUR 1.00, and EUR 0.7716 = USD 1.00. For information on the convertibility of the forint, see "Monetary and Financial System - Foreign
Exchange and Convertibility of the Forint".

         Totals in certain tables in this prospectus may differ from the sum of the individual items in such tables due to rounding. In addition, certain figures contained in this prospectus are estimates prepared in accordance with procedures customarily used in Hungary for the reporting of data. Certain other figures are preliminary in nature. In each case, the actual figures may vary from the estimated or preliminary figures set forth in this prospectus or in any prospectus supplement hereto.

         This prospectus and any prospectus supplements include or may include forward-looking statements. All statements other than statements of historical facts included in this prospectus or in a prospectus supplement regarding (among other things) the Republic's economy, fiscal condition, politics, debt or prospects, may constitute forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as
"may", "will", "expect", "intend", "estimate", "anticipate", "believe",
"continue", "could", "should", "would" or similar terminology. Such statements include, but are not limited to, statements in this prospectus which refer to:

         o   expected budget for 2004,

         o   estimated future budget deficits,

         o   future deregulation of prices,

         o   future privatizations and revenues from them,

         o   future development of the current account deficit,

         o   future development and sustainability of health care and pension systems,

         o   the Convergence Program, future participation of Hungary in ERM II, and the future introduction of the Euro as the official Hungarian currency, and

         o   expected future payments on public debt.

         By their nature, forward-looking statements involve risk and uncertainty, and the factors described in the context of such forward-looking statements could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although the
Republic believes that expectations reflected in its forward-looking statements are reasonable at this time, there can be no assurance that such expectations will prove to have been correct.

   BALANCE OF PAYMENTS AND

     Foreign Exchange and Convertibility of

     Relations with Multilateral Financial

     United States Federal Income Tax
     Considerations...........................................................64
     European Union Tax Reporting

   AUTHORIZED AGENT IN
   THE UNITED STATES..........................................................68

   OFFICIAL STATEMENTS AND
   DOCUMENTS..................................................................68

   FURTHER INFORMATION........................................................68

   INDEX TO TABLES AND
   SUPPLEMENTARY INFORMATION..................................................69

                                 USE OF PROCEEDS

         Unless otherwise indicated in the relevant prospectus supplement, the net proceeds from each sale of debt securities will be used for general financing purposes.

                             THE REPUBLIC OF HUNGARY

                            [MAP OF HUNGARY OMITTED]

GENERAL

         The Republic of Hungary (the "Republic" or "Hungary") lies in Central
Europe and covers an area of approximately 93,000 square kilometers. Hungary is bordered by seven countries: Slovakia and the Ukraine to the north, Romania to the east, Serbia and Montenegro and Croatia to the south, and Slovenia and
Austria to the west. The Danube River crosses Hungary, connecting the country with ports on the Black Sea. Hungary has historically been a nexus of social and cultural life and a trade link between Eastern and Western Europe. Hungary's capital is Budapest.

         The population of Hungary is approximately 10.1 million. Approximately
63% of the people live in urban areas and approximately 1.9 million live in
Budapest, which is the political, administrative, cultural and commercial centre of Hungary. While over 97% of the population is Magyar, there are minorities of
Croat, German, Roma, Romanian, Serb and Slovak ethnicity.

POLITICAL SYSTEM

TRANSFORMATION AND NEW CONSTITUTION

         Immediately after World War II, Hungary was governed by a "grand coalition" of Hungarian political parties. By 1948, however, all non-communist parties had been abolished with the support of the Soviet Union. The Hungarian
Socialist Workers Party dominated all facets of government until 1990.

         During the late 1980s, the political system in Hungary changed dramatically. On October 23, 1989, Hungary was proclaimed a republic, and to signify the country's change in status to a free democratic state, Hungary's name was changed from the "Hungarian People's Republic" to the "Republic of
Hungary". Also in 1989, the constitution was substantially amended to its current form. Under this new constitution, Hungary instituted a multi-party democratic government, making it one of the first formerly communist countries in Central and Eastern Europe to undertake democratic reforms. Non-communist political parties were established in 1989 and in 1990 the first multi-party elections in the country since 1947 took place.

PRESIDENT

         The President of the Republic is the head of the state, elected by
Parliament for a term of five years. The President may, but need not, be elected from the members of Parliament (but cannot be both President and a member of
Parliament at the same time). The President may only be re-elected once. The current President is Mr. Ferenc Madl, who was elected in 2000. The President's authority is limited. Most of the actions taken by the President require the countersignature of the Prime Minister or the appropriate minister. The main powers of the President include:

         o   Representing the nation as head of state;

         o   Concluding international treaties and agreements on behalf of the
             Republic (agreements that are legislative in character require the prior consent of the Parliament);

         o   Safeguarding the democratic operation of the political process;

         o   Acting as commander-in-chief of the armed forces;

         o   Setting the date for Parliamentary and local elections;

         o   Initiating certain measures in Parliament;

         o   Initiating referenda;

         o   Appointing and removing, among others, the President and
             Vice-Presidents of the National Bank of Hungary; and

         o   Granting pardons.

GOVERNMENT

         The government of Hungary consists of the Prime Minister and other ministers forming the Cabinet (currently 17 ministers, of which 2 are without portfolio). The Prime Minister and the government's program are approved by a simple majority vote of Parliament. The current Prime Minister is Mr. Ferenc
Gyurcsany, who was elected by the Parliament on September 29, 2004, following the resignation of his predecessor, Mr. Peter Medgyessy, on August 25, 2004 (who was in office since the last parliamentary elections held in 2002). See "The
Republic of Hungary - Recent Political Developments." The other ministers are proposed by the Prime Minister and appointed and removed by the President. The government is charged with the executive function of the Republic and proposing legislation to Parliament.

PARLIAMENT

         The single chamber Hungarian Parliament is the country's supreme legislative body. The Parliament elects the President, the Prime Minister, the members of the Constitutional Court, the President and Vice-Presidents of the
State Audit Office, the President of the Supreme Court and the Attorney General.

         Parliament is elected by popular vote for four-year terms. Elections are held using a combination of individual constituency voting (the candidate receiving the most votes in a particular district being elected from that district) and proportional voting (parties receiving at least 5% of the popular vote proportionally dividing a set number of seats). Parliamentary elections were last held in April 2002 and the next elections are scheduled to take place in 2006.

JUDICIARY

         The Hungarian judiciary consists of the Supreme Court, the county courts, the Metropolitan Court of Budapest and the local and labor courts.
Legislation may provide for special courts to be convened for certain types of cases. Three Courts of Appeal located in Budapest, Pecs and Szeged were established with regional jurisdiction from July 1, 2003 and began their operations at that time. Two further Courts of Appeal were established in July
2004 and will start operation in 2005. The Supreme Court sets guidelines for the judicial process of every court. Resolutions concerning uniformity are binding on all courts. Judges are independent and are subordinate only to the law. Local courts have original jurisdiction. The Courts of Appeal, the county courts and the Metropolitan Court of Budapest have both appellate and original jurisdiction. The President of the Republic nominates and Parliament elects the
President of the Supreme Court. The President of the Supreme Court nominates and the President of the Republic appoints the Vice-Presidents of the Supreme Court.
The President of the Republic also appoints and

removes professional (non-arbitration) judges. The President of the Republic may only remove professional judges for cause using procedures prescribed by law.

         The Constitutional Court is separate from the regular Hungarian judiciary. It decides on the constitutionality of legislation and other actions as set forth in the Hungarian Constitution. The Constitutional Court may annul any law or legal measure that it determines as unconstitutional. Any person may initiate proceedings in the Constitutional Court to address issues within its jurisdiction. Parliament elects the eleven members of the Constitutional Court.
Justices of the Constitutional Court serve for nine-year terms.

         Legislation facilitating and regulating the market economy is relatively new. Consequently, Hungarian courts are less experienced than their
Western European counterparts in areas such as securities, banking and commercial law. Parties often refer these matters to the arbitration court attached to the Hungarian Chamber of Commerce and Industry or the Permanent
Court of Arbitration of Financial and Capital Markets.

PARLIAMENTARY COMMISSIONERS

         Pursuant to the Data Protection and Freedom of Information Act of 1992
and the Act on the Parliamentary Commissioner of 1993, in 1995, the Parliament
elected three commissioners (also known as Ombudsmen), the Parliamentary
Commissioner for Civil Rights, the Parliamentary Commissioner for Data
Protection and Freedom of Information, and the Parliamentary Commissioner for
the National and Ethnic Minorities Rights. Their principal role is to help people defend their rights vis-a-vis public administration. The Commissioners are elected for a period of six years and are exclusively responsible to the
Parliament.

         Anybody who alleges that a proceeding, decision or action (including any omission to act) of, or taken by, any administrative or governmental authority and certain other entities, caused the violation of his rights or that such violation is imminent, may apply to these Parliamentary Commissioners to help protect his rights. The integration of tasks and functions of the Data
Protection Commissioner constitutes a unique solution. In addition to monitoring and supervising data protection and freedom of information in general and exercising the competence of an ombudsman in the relevant area, this
Parliamentary Commissioner's tasks also include, most importantly, the maintenance of the Data Protection Register and providing opinions on related legislative proposals and categories of official secrets. Pursuant to the Act on
State and Official Secrets of 1995, the Parliamentary Commissioner for Data
Protection is also entitled to change the classification of state and official secrets.

LOCAL GOVERNMENT

         Hungary is divided into administrative units, which include the capital
(Budapest), counties, cities/towns and villages. Local governments are autonomous, democratically manage local affairs and may set the rates of certain limited local taxes. The Hungarian Constitution grants all local authorities the same fundamental rights; however, the duties and responsibilities of local governments may differ according to national and local legislation. Local governments consist of representative bodies, whose members are elected for four-year terms. Decisions of local authorities may only be revised if they conflict with the Constitution or national legislation. Local government elections were last held in October 2002.

RECENT POLITICAL DEVELOPMENTS

         No single party won a majority of Parliamentary seats in the last elections held in April 2002. The Hungarian Socialist Party ("HSP") and the
center-left Alliance of Free Democrats ("AFD") were able to form a coalition government with 198 of the 386 parliamentary mandates. After the 2002 parliamentary elections, Mr. Peter Medgyessy (serving as the Minister of Finance in the previous Socialist government, which was in power from 1994 to 1998)
became the Prime Minister and formed the government in May 2002. The relationship between the two coalition partners is not set forth in a formal coalition agreement, but the Program of the Government and the distribution of ministerial portfolios reflect a carefully negotiated coalition structure.

         On August 25, 2004, Mr. Peter Medgyessy handed in his resignation to
President Ferenc Madl, but remained in office until September 29, 2004 when the
Parliament elected Mr. Ferenc Gyurcsany as the new Prime Minister. Mr. Ferenc
Gyurcsany served as the Minister for Child, Youth and Sports Affairs in the
previous government led by Mr. Peter Medgyessy and was nominated to his current position by HSP, the leading coalition party.

         The following table shows the political affiliations of the Hungarian members of the Parliament after the election in April 2002:

                            COMPOSITION OF PARLIAMENT

                                                         NUMBER OF     SHARE OF
                                                           SEATS         SEATS
                                                           -----         -----
                                                                           (%)
Alliance of Free Democrats(1) .....................           20          5.18
Fidesz - Hungarian Civic Party ....................          164         42.49
Hungarian Democratic Forum ........................           23          5.96
Hungarian Socialist Party(1) ......................          177         45.85
HSP/AFD Joint Candidate(1) ........................            1          0.26
Independent Representatives .......................            1          0.26
                                                             ---        ------
TOTAL .............................................          386        100.00
                                                             ===        ======
---------------------------
Source: National Election Office
Notes:   (1)  Member of the new coalition government

LOCAL GOVERNMENT ELECTIONS

         The following table shows the results of the latest local government elections, which were held in October 2002:

                       LOCAL GOVERNMENT ELECTIONS RESULTS

                                                 BUDAPEST        COUNTRY GOVERNMENT      MUNICIPALITIES
                                                 --------        ------------------      --------------
                                                             (percentage of total vote)

HSP - AFD ....................................    58.75                 45.61                51.65
Fidesz - Hungarian Civil Party ...............    31.25                 33.36                33.78
Other ........................................    10.00                 21.03                14.57
                                                  -----                 -----                -----
TOTAL ........................................    100.0                 100.0                100.0
                                                  =====                 =====                =====

---------------------------
Source: National Election Office

EUROPEAN PARLIAMENT ELECTIONS

         The first elections to the European Parliament were held on June 13,
2004.

         This table shows the political affiliations of the Hungarian members of the European Parliament after the election:

                          SEATS IN EUROPEAN PARLIAMENT

                                                                         SEATS
                                                                         -----
FIDESZ - Hungarian Civil Party........................................... 12
Hungarian Democratic Forum...............................................  1
HSP   ...................................................................  9
AFD   ...................................................................  2

---------------------------
Source: European Parliament

INTERNATIONAL RELATIONS

         Hungary has undertaken an active foreign policy designed to further its integration into the world community and to foster regional peace and economic development. Hungary joined the United Nations organization (the "UN") in 1955 and is a member of many of its specialized agencies such as UNESCO, FAO, UNIDO,
WHO, and WTO (as described below). In 1996, Hungary officially became a member of the Organization for Economic Co-operation and Development (the "OECD"), which was considered to be a decisive step towards integrating with the developed nations and to obtaining full European Union ("EU") membership. In
1999, Hungary became a full member of the North Atlantic Treaty Organization
("NATO"). Hungary maintains diplomatic relations with approximately 165 countries and besides the above mentioned UN, OECD, NATO and EU, Hungary is a member of a number of other international organizations, including the Global
Environment Protection Fund, World Trade Organization ("WTO"), the International
Bank for Reconstruction and Development ("IBRD", "World Bank"), the Conference
on Security and Co-operation in Europe, the International Monetary Fund ("IMF"),
the Council of Europe, the International Finance Corporation ("IFC"), the
Central European Free Trade Agreement ("CEFTA"), the International Development
Agency, Food and Agriculture Organization ("FAO"), World Health Organization
("WHO"), the European Bank for Reconstruction and Development ("EBRD"), the
United Nations Educational Scientific and Cultural Organization ("UNESCO"), the
United Nations Industrial Development Organization ("UNIDO"), the European
Investment Bank ("EIB"), the European Free Trade Association ("EFTA") and the
Council of Europe Development Bank ("CEB"). Hungary is also a member of the
Central European Initiative, the other members of which are Austria, Italy,
Slovenia, Croatia, Slovakia, Poland and the Czech Republic. This initiative mainly addresses issues of regional infrastructure development. Hungary has been a member of the Conference on Security and Cooperation in Europe (now existing as the Organization for Security and Cooperation in Europe) since its formation in 1975 and was admitted to the Council of Europe in 1990.

EUROPEAN UNION

         Hungary joined the EU on May 1, 2004. Hungarian representatives in the
European Parliament assumed the following positions: Szabolcs Fazakas (Hungarian
Socialist Party) is the Chairman of the European Committee on Budgetary Control
(BUDG), Pal Schmitt (European People's Party-European Democrats) is the
Vice-chairman of the Committee on Culture and Sport (CULT), Zita Gurmai
(Hungarian Socialist Party) assumed the position of the Vice-chairwoman of the
Committee on Women's Rights and Equal Opportunities (FEEM), and Katalin Levai
(Hungarian Socialist Party) became the Vice-chairwoman of the Committee on Civil
Liberties, Justice and Home Affairs. Furthermore, Jozsef Szajer and Magda Kosane
Kovacs became Vice-floor leaders of the European People's Party-European
Democrats and the Party of European Socialists, respectively.

         Hungary is entitled to delegate one member of the European Commission.

         The implementation of the Schengen System was a crucial issue in the accession negotiations. Hungary plans to become fully integrated into the system by 2006. The configuration of an information network compatible with the
Schengen Information System (SIS-II), a principal precondition to integration into Schengen System, should be completed by the end of this year.

         The Hungarian position on the European Constitution was expressed by the ex-Prime Minister Peter Medgyessy, who evaluated the agreement as a success.
The Republic of Hungary proposed a clause relating to the protection of minorities, which was incorporated in the Preamble. Under Hungarian legislation, the adoption of the European Constitution does not require a referendum and no major parliamentary party openly opposes parliamentary approval of the European
Constitution.

         Alongside the development of key areas of the economy, the Republic has implemented and intends to continue implementing development programs and structural reforms to speed the convergence process with the EU. The key program is the National Development Plan, which was approved on December 19, 2002 and which oversees the allocation of EU funds from 2004 to 2006. The National
Development Plan consists of five operative programs:

         o   human resources development;

         o   economic competitiveness;

         o   agricultural and rural development;

         o   environment and infrastructure; and

         o   regional development.

                                       10

         By entering the EU, Hungary also became a member of the European
Investment Bank. For information about the Republic's strategy as regards its participation in the Exchange Rate Mechanism, see "Public Finance - Medium Term
Fiscal Program and the Convergence Program".

                                       11

                                   THE ECONOMY

BACKGROUND

         The Hungarian economy has undergone a radical transformation since the fall of communism in 1989. As with other post-communist countries in the region, the economy in Hungary during the 1990s can be characterized by economic dislocation at the beginning of the 1990s with gradual improvement as reforms were implemented. The highlights of these economic reforms and trends include:

         o   an ambitious privatization program - the vast majority of Hungary's large state-owned enterprises have already been privatized. See
             "Privatization";

         o   a shift in exports from countries formerly participating in the
             Council for Mutual Economic Assistance ("COMECON") to those of
             Western Europe and other industrialized countries; now
             three-quarters of Hungarian exports are to EU markets, and
             Hungary's market share in the EU has more than doubled since the mid-1990s. See "Balance of Payments and Foreign Trade - Foreign
             Trade";

         o   gross and net external debt have declined sharply since the mid-1990s, and the structure of external debt has changed.
             Meanwhile the ratio of the public sector debt to GDP dropped from
             72% in 1996 to 57% in 2003 (calculated according to Government
             Finance Statistics ("GFS") methodology; according to the European
             System of Accounts 95 ("ESA 95"), the ratio of the public sector debt to GDP was 59.1% in 2003). See "Hungarian Debt";

         o   the GDP growth trends are in line with general European trends: the rate was 5.2% in 2000, 3.8% in 2001, 3.3% in 2002, 2.9% in 2003,
             and 3.9% in the first three quarters of 2004 which is still significantly higher than the EU average. See "The Economy -
             Economic Performance - Gross Domestic Product";

         o   inflation, caused initially by price deregulation, declined from
             28.3% as of the end of 1995 to 5.7% as of the end of 2003. The
             inflation rate has recently increased, up to 6.6% as of September
             30, 2004, largely due to one-time VAT increases. See "The Economy -
             Economic Performance - Inflation";

         o   real wages were generally declining or stagnant until 1997, as inflation outpaced nominal wage increases; real wage increases were moderate between 1998 and 2000 as the economy expanded and inflation decreased: additional expenditure on public sector workers after the 2002 election increased real wage growth to 13.1%
             in 2002, but there was a decrease in the pace of growth of the real wage in 2003, and 2004. See "The Economy - Economic Performance -
             Wages";

         o   unemployment has generally declined from its peak of 12.5% in the first quarter of 1993 to 5.9% in August 2004. See "The Economy -
             Economic Performance - Employment"; and

         o   high levels of foreign direct investment with the level of cumulative foreign direct investment in 2003 reaching Euro 37 billion, about 50% of GDP for 2003. See "Balance of Payments and
             Foreign Trade - Foreign Direct Investment".

                                       12

ECONOMIC PERFORMANCE

         The following table sets out certain macroeconomic statistics regarding the Republic of Hungary for the five years ended 2003:

                                       SELECTED MACROECONOMIC STATISTICS

                                                        1999         2000        2001       2002       2003(1)
                                                        ----         ----        ----       ----       -------

ECONOMIC DATA
Nominal GDP (HUF billions).........................     11,393.5     13,172.3   14,849.8    16,740.4   18,574.0*
Real GDP (growth in %).............................          4.2          5.2        3.8         3.5        2.9*
Real exports (growth in %).........................         12.2         21.0        7.8         3.7        7.2*
Real imports (growth in %).........................         13.3         19.4        5.1         6.2       10.3*
Rate of unemployment (as at the year end (%)) .....          7.0          6.4        5.7         5.9        l5.9
Consumer prices (growth in %)......................         10.0          9.8        9.2         5.3        l4.8
Producer prices (growth in %)......................          5.1         11.7        5.2       (1.8)        l2.4
STATE BUDGET; PUBLIC AND EXTERNAL DEBT
State budget surplus (HUF billions)(2).............      (424.1)      (480.2)    (444.0)   (1,673.7)   (1,094.5)
   as a % of GDP ..................................          3.7          3.7        3.0         9.9        5.9*
Total revenues (HUF billions)......................      4,926.2      5,568.1    6,325.7     6,817.8    10,211.0
   as a % of GDP ..................................         43.2         42.3       42.6        40.7       54.9*
State debt (HUF billions), unconsolidated..........      6,886.4      7,226.2    7,719.5     9,224.2   10,587.7*
   as a % of GDP ..................................         60.4         54.9       52.0        55.1       57.0*
General government debt, after consolidation (HUF
   billions) ......................................      6,977.0      7,299.5    7,951.2     9,561.9   10,968.1*
   as a % of GDP ..................................         61.2         55.4       53.5        57.1       59.1*
Gross external debt (HUF billions) ................      2,536.2      2,508.8    2,322.1     2,267.3    2,579.0*
   as a % of GDP ..................................        22.26        19.05      15.64       13.54      13.88*
BALANCE OF PAYMENTS DATA(3)
Current account (USD billions).....................        (3.8)        (4.0)      (3.2)       (4.7)      (7.4)*
   as a % of GDP ..................................        (7.8)        (8.7)      (6.3)       (7.1)      (8.9)*
Exports (USD billions).............................         30.8         34.3       37.7        41.7       51.2*
Imports (USD billions).............................         32.1         36.2       38.5        43.2       54.8*
Central bank's foreign exchange reserves (USD
   billions).......................................         10.6         10.9       10.3         9.7        12.0

---------------------------

Source:  Hungarian Central Statistical Office, National Bank of Hungary,
         Ministry of Finance

Notes:   (1) For 2003, we present the latest available data. Items with asterisk are preliminary data, items without asterisk are final data. For further discussion, see "Public Finance - General Information -
         Methodology".
         (2) Local governments are not included.
         (3) The National Bank of Hungary does not publish Balance of Payments data in USD. The amounts are converted into USD using the monthly HUF data and the respective monthly average HUF/USD exchange rates, calculated by the National Bank of Hungary.

                                       13

GROSS DOMESTIC PRODUCT ("GDP")

         The following table presents the components of nominal GDP and related figures by expenditures at current market prices, as well as real GDP growth rates, per capita GDP, and US dollar equivalents, for the years indicated:

                             GROSS DOMESTIC PRODUCT

                                                           AS AT AND FOR THE YEAR ENDED DECEMBER 31,
                                                  ------------------------------------------------------------
                                                  1999          2000         2001          2002         2003
                                                  ----          ----         ----          ----         ----
                                                              (HUF billion, except as indicated)

GDP   .......................................       11,393       13,172        14,850       16,740        18,574
 Annual real GDP growth rate (%).............          4.2          5.2           3.8          3.5           2.9
 Per capita GDP (in HUF).....................    1,112,915    1,290,014     1,457,621    1,648,227     1,834,012
US DOLLAR EQUIVALENTS:
 GDP (USD billion)...........................         48.0         46.7          51.8         64.9          82.8
 Per capita GDP (USD)........................        4,692        4,571         5,087        6,388         8,176

---------------------------
Source: Hungarian Central Statistical Office

         Although economic growth has been decreasing since 2000, the rate of real GDP growth in Hungary in each of the years 2001, 2002 and 2003, was higher than the average growth recorded in the European Union. From 2001, the growth was attributable mainly to exports and, especially in 2002 and 2003, to domestic consumption. The growth performance in 2003 was driven mainly by household consumption which increased by 6.5%. The increase in domestic consumption was supported by budget expenditures and government measures (e.g., increasing the minimum salary, increased mortgage subsidies and public sector wage increase).
The structure of economic growth has improved since the second half of 2003 as the growth in export and investments has accelerated and the consumption growth has decelerated. In order to support the development of a sustainable growth structure, the government applied a restrictive income and fiscal policy in
2004. See "Public Finance - Budget Trends". In the first three quarters of 2004,
GDP growth reached 3.9% and the positive trend in the growth structure, commenced in the second half of 2003, continued. The growth rate of household consumption decelerated to 3.9% whereas investments in manufacturing increased by 25% in the first six month of 2004, compared to the same period in 2003. The export of goods has been steadily increasing since July 2003 and rose by 18% in the first half of 2004, compared to the same period in 2003.

         The following table illustrates the final use of gross domestic product in each of the years 1999 through 2003:

                          USE OF GROSS DOMESTIC PRODUCT

                                                         1999       2000        2001        2002        2003
                                                         ----       ----        ----        ----        ----
                                                            (the corresponding period of previous year=100)

Total consumption ...................................    104.3      104.4      105.8        108.7       105.9
   - of which:
   Household consumption ............................    104.8      105.0      105.9        109.3       106.5
   Government consumption ...........................    101.8      101.2      105.3        104.8       101.9
Gross capital formation .............................    106.8      105.6       92.7         96.5       104.2
   - of which gross fixed capital formation .........    105.9      107.7      105.0        108.0       103.0
DOMESTIC USE ........................................    105.1      104.8      101.9        105.4       105.5
Exports .............................................    112.2      121.0      107.8        103.7       107.2
Imports .............................................    113.3      119.4      105.1        106.2       110.3

---------------------------
Source: Hungarian Central Statistical Office

                                       14

         The following table indicates the sector composition of GDP in each of the years 1999 through 2003:

                            SECTOR COMPOSITION OF GDP

                                                                            YEAR ENDED DECEMBER 31,
                                                                 ---------------------------------------------
                                                                 1999       2000       2001     2002      2003
                                                                 ----       ----       ----     ----      ----
                                                                         (percentage of contribution)

Agriculture, forestry and fishing .............................    4.8       4.3        5.1      4.3       3.9
Mining and quarrying, manufacturing and electricity ...........   27.4      27.8       26.9     26.4      26.5
   - of which manufacturing ...................................   23.4      24.0       23.6     23.6      23.7
Construction ..................................................    4.6       5.2        5.2      5.7       5.6
Services, total ...............................................   63.2      62.7       62.8     63.6      64.0
   - of which:
   Trade, repair, hotels and restaurants ......................   13.1      12.5       12.7     13.1      13.3
   Transport, storage and communication .......................    8.8       8.5        8.5      8.4       8.3
   Financial intermediation and real estate activities ........   20.2      20.9       21.0     21.6      21.9
   Public administration, education, health and social ........   17.8      17.6       17.4     17.2      17.3
   services
   Other community, social and personal service activities ....    3.3       3.2        3.2      3.3       3.3
                                                                 -----     -----      -----    -----     -----
GDP, TOTAL ....................................................  100.0     100.0      100.0    100.0     100.0
                                                                 =====     =====      =====    =====     =====

---------------------------
Source: Hungarian Central Statistical Office
Note:   Indirect taxes and FISIM (Financial Intermediate Services Indirectly
        Measured) are not included.

INFLATION

         The following table illustrates the year-on-year change and the yearly average change in the Consumer Price Index (the "CPI") and the Producer Price
Index (the "PPI") for each of the years 1999 through 2003:

                                    INFLATION

                                           AS AT AND FOR THE YEAR ENDED DECEMBER 31,
                                        -----------------------------------------------
                                        1999       2000      2001       2002       2003
                                        ----       ----      ----       ----       ----
                                                              (%)

CPI (yearly average) .................  10.0        9.8       9.2         5.3       4.8
CPI (year-on-year) ...................  11.2       10.1       6.8         4.8       5.7
PPI (yearly average) .................   5.1       11.7       5.2       (1.8)       2.4
PPI (year-on-year) ...................   7.1       12.4     (0.4)       (1.3)       6.2

---------------------------
Source: Hungarian Central Statistical Office

         Deregulation since 1990 has historically led to a high rate of inflation in Hungary. This rate has remained relatively high compared to rates in Western Europe due to the general phasing out of price supports and the high public sector deficit, but has decreased sharply as a consequence of the new monetary regime introduced in May 2001.

         Consumer prices increased by an average annual inflation rate of 5.3%
in 2002, compared to 9.2% in 2001. This reduction in inflation was mainly caused by the significant appreciation of the Hungarian forint during 2001 and 2002 and supplemented by factors such as favorable food prices and delays to increases in regulated prices. In May 2003, the CPI, at 3.6%, was at its lowest level for 22 years, but disinflation came to a halt due to the depreciation of the forint, the increases in regulated prices and oil prices and changes in relation to VAT and excise duties (i.e., increases in tax rates and the application of higher
VAT rates to many products and services which had been subject to the reduced
VAT rate). As a result, twelve-month inflation increased significantly in the first half of 2004. In May 2004, the consumer price index (CPI) and the constant tax rate index (the "CTI"), which eliminates the impact of changes of the most important indirect taxes (VAT, consumption taxes, excise duties, registration taxes for new motor cars) from the CPI, jumped to 7.6% (compared to 3.6% in May
2003) and to 5.4%, respectively.

                                       15

In May 2004, the increase in the CTI index was mainly due to the growth in consumer prices of services and those of electricity, gas and other fuels.
Otherwise, the CTI stagnated during the first five months of 2004. The CPI was
6.6% in September 2004.

         The following table illustrates the annual index changes (year-on-year)
in consumer prices for each of the years 1999 through 2003 and the results for the first half of 2004:

                          CPI - SELECTED PRODUCT GROUPS

                                                             AS AT DECEMBER 31,                      AS AT
                                              -------------------------------------------------     JUNE 30,
                                              1999        2000       2001       2002       2003       2004
                                              ----        ----       ----       ----       ----       ----
                                                                   (year-on-year index)

Food  .................................       105.7      112.4      109.5      103.6      104.8       107.8
Alcoholic beverages, tobacco...........       110.6      111.3      110.3      111.8      109.8       110.9
Clothing, footwear.....................       107.9      105.6      104.8      103.3      104.3       104.3
Consumer durable goods.................       104.0      101.3       99.3       98.8       98.8       100.0
Electricity, gas and other fuels.......       108.2      112.7      107.5      103.0      111.5       116.9
Other goods incl. motor fuels and
   lubricants..........................       121.4      109.1      102.1      105.7      103.1       104.4
Services...............................       113.7      110.6      108.4      105.5      106.7       107.6
                                              -----      -----      -----      -----      -----       -----
TOTAL                                         111.2      110.1      106.8      104.8      105.7       107.5
                                              =====      =====      =====      =====      =====       =====

---------------------------
Source: Hungarian Central Statistical Office

PRICE REGULATION

         As at the end of 2003, approximately 80% of all prices in Hungary were unregulated.

         The following prices remain regulated:

         o   Electricity

         o   Gas

         o   Heating oil

         o   Various pharmaceutical products

         o   Meals at schools, kindergartens, nurseries

         o   State lottery

         o   Local and long distance passenger transport

         o   State owned housing rent

         o   Various household utilities (including water and sewage charges, refuse collection service)

         o   Postal services

         In 2003, regulated prices increased by an average of 5.4%, although the index of regulated prices was continuously increasing over 2003 and it reached
12.7 % in March 2004. This was due to the fact that many previously scheduled increases in regulated prices were postponed until 2003, thus creating inflationary pressures in 2003 and 2004. Since March 2004 the index of regulated prices has been diminishing and reached 7.7% in September 2004.

         In line with relevant EU directives, the Republic intends to remove regulated pricing schemes from the increasingly market-based energy and postal sectors. The currently proposed schedule for deregulation in energy sector is
2004 (excluding household consumption), and 2007 for the rest of the sector. The proposed deadline for deregulation in the postal services is 2007 for mail services, and 2009 for the whole sector.

                                       16

WAGES

         The following table illustrates recent wage trends:

                                      WAGES

                                                        AS AT THE YEAR ENDED DECEMBER 31,
                                       --------------------------------------------------------------------
                                       1999             2000           2001           2002             2003
                                       ----             ----           ----           ----             ----
                                                              (previous year = 100)

Nominal wage index.............        112.7            111.4          116.2          119.5            114.8
Real wage index................        102.4            101.5          106.4          113.5            109.7

---------------------------
Source: Hungarian Central Statistical Office

         Real wages grew significantly in 2002 and also in 2003, although at a decreasing pace. In 2002, the high real wage growth was primarily due to a one-time increase of salaries in the public sector (by 50%), which also influenced the private sector in 2002 and 2003. The minimum monthly salary level was increased from HUF 25,000 in 2000 to HUF 50,000 in 2002. Salaries in public education and the health care sector were raised by 50% in September 2002. The minimum wage was set to HUF 53,000 in 2003. The real wage index fell to 100.3%
in the first half of 2004, compared to the same period in 2003.

         As with GDP growth, nominal and real wage changes have not been consistent across Hungary. Relatively stronger overall economic growth in western Hungary, and a labor force that is generally reluctant to move from one part of the country to another, have led to a substantial decrease in unemployment in western Hungary and disproportionately higher wage increases.
Hungary's incentive policies (mainly consisting of the promotion of investment in less developed regions, development of transport infrastructure and development of human resources), also utilizing the Structural and Cohesion
Funds of the EU, are in part designed to increase employment levels in the eastern parts of the country.

EMPLOYMENT

         The following table illustrates the general composition of employment and unemployment for each of the years indicated:

                                                  UNEMPLOYMENT

                                                      1999         2000         2001         2002        2003
                                                      ----         ----         ----         ----        ----
                                                                        (Annual Average, %)

Employed ........................................     49.4         49.6         49.8         49.9         50.6
Unemployed ......................................      3.7          3.4          3.0          3.1          3.2
Unemployment rate(1) ............................      7.0          6.4          5.7          5.9          5.9

---------------------------
Source: Hungarian Central Statistical Office
Notes:  (1) Based on international sampling methodology using the recommendations of the International Labor Organization.

         The average unemployment rate in August 2004 was 5.9%, which is considerably lower than the average number calculated for all 25 EU countries for the same period (9%). Labor unions have not gained any significant influence in Hungary and to date have not caused any substantial work stoppages. Labor unions are generally stronger in the public sectors of the economy.

                                       17

         The following table illustrates the general composition of employment in Hungary by major sector for each of the years from 1999 to 2003:

                       COMPOSITION OF EMPLOYMENT BY SECTOR

                                                                         AS AT THE YEAR ENDED DECEMBER 31,
                                                                      ------------------------------------------
                                                                      1999      2000     2001      2002     2003
                                                                      ----      ----     ----      ----     ----
                                                                               (in thousand persons)

Agriculture, hunting, forestry and fishing, related service
   activities .....................................................   143.7     132.7    121.3    112.4    107.6
Mining and quarrying ..............................................    n/a.       n/a      n/a      6.1      6.0
Manufacturing .....................................................   743.0     765.3    759.8    748.8    734.7
Electricity, gas and water supply .................................    78.2      72.8     67.2     62.8     61.0
INDUSTRY TOTAL ....................................................   829.8     844.9    832.8    817.7    801.8
Construction ......................................................   107.3     116.4    117.6    121.4    123.7
Trade, repair of motor vehicles, and personal and household goods .   267.4     286.2    299.5    303.9    313.1
Hotels and restaurants ............................................    74.0      77.5     77.7     78.2     80.1
Transport, storage and communication ..............................   226.4     228.0    226.4    227.6    223.8
Financial intermediation ..........................................    57.1      54.1     51.6     52.9     53.7
Real estate, renting and business activities ......................   135.1     146.6    162.0    163.2    174.7
Public administration and defense, compulsory social security .....   304.4     300.8    302.6    309.6    320.9
Education .........................................................   248.6     247.1    247.1    249.2    252.9
Health and social work ............................................   209.8     208.4    207.8    214.4    222.7
Other community, social and personal service activities ...........    75.0      75.4     74.4     75.6     77.8
                                                                    -------   -------  -------  -------  -------
NATIONAL ECONOMY, TOTAL ........................................... 2,678.7   2,718.1  2,720.8  2,726.1  2,752.8
                                                                    =======   =======  =======  =======  =======
  - of which:
  Enterprise ...................................................... 1,846.0   1,891.1  1,891.7  1,879.7  1,884.6
  Government ......................................................   800.7     791.4    788.6    800.5    818.7

---------------------------
Source: Hungarian Central Statistical Office

PRINCIPAL SECTORS OF THE ECONOMY

INDUSTRY

         The following table indicates the gross production indices by industry sector in each of the years 1999 through 2003:

                      GROSS PRODUCTION INDICES BY INDUSTRY

                                                                   1999       2000       2001     2002      2003
                                                                   ----       ----       ----     ----      ----
                                                                             (previous year = 100)

Agriculture, forestry and fishing                                  100.9      92.1      123.4     87.9      93.6
Mining and quarrying, manufacturing and electricity                107.2     109.6      100.4    101.3     103.2
  - of which manufacturing.                                        108.3     111.0      102.4    103.0     103.4
Construction                                                       104.3     106.9      105.2    112.9      99.8
Services, total.                                                   103.2     104.0      104.3    104.4     103.4
  - of which:
  Trade, repair, hotels and restaurants                            100.6     102.0      105.9    106.7     104.3
  Transport, storage and communication                             105.5     102.3      103.6    101.6     101.4
  Financial intermediation and real estate activities              103.8     107.8      104.4    106.3     104.0
  Public administration, education, health and social
   service                                                         102.8     103.7      103.1    102.1     102.9
  Other community, social and personal service activities          106.4      96.7      105.0    103.3     103.6
                                                                   -----     -----      -----    -----     -----
GDP, TOTAL                                                         104.2     105.2      103.8    103.5     102.9
                                                                   =====     =====      =====    =====     =====

---------------------------
Source: Hungarian Central Statistical Office

                                       18

         General. In industry the moderate growth rates of the past years (3.1%
in 2001 then 2.8% in 2002) were followed by an upswing (6.3%) in 2003. The volume of production was higher by 9.5% in the first seven months of 2004 than in the same period of the previous year. The acceleration was due mainly to the strong growth in export sales. More than half of total industrial production was exported. Industrial export sales increased by 10.3% in 2003, compared to 3.7%
in 2002 and grew by approximately 20% in the first seven months of 2004, compared to the same period in the previous year. Approximately two-thirds of total industrial exports are attributable to the following two segments:
manufacture of electrical and optical equipment, and manufacture of transport equipment. Both segments recorded high growth in 2003 (the former 16.8%, the latter 13.9%).

         Productivity in total industrial production increased by 8.8% in 2003 compared to 5.1% in 2002.

         Mining and Quarrying. Hungary has small mineral resources, mainly consisting of building materials (such as sand, pebbles, building stone, cement and ceramic raw material). As of January 2003, Hungary had 10,614 million tons of hard coal reserves. Mining and quarrying accounted for only 0.4% of GDP in
2002 and 2003 and the sector has continued to decline since 2000 (by approximately 8% up to 2003). As of July 2004, the volume of mining and quarrying recorded an increase of 19.2%, compared to the same month in 2003.

         Manufacturing. In 2003, the manufacturing output (representing more than 88% of industrial production) grew by 7%, compared to 3.6% in 2002 and 4.9%
in 2001. During the first seven months of 2004 the manufacturing output increased by 10.9%, compared to the same period in 2003. In 2003, export sales accounted for more than 60% of the total sales of manufacturing products and were higher by 11.3% compared to 2002. In the first seven months of 2004, export sales of manufacturing products grew by 18.5%, compared to the same period in
2003.

         Electrical and Optical Equipment. In 2003, the production of electrical and optical equipment represented more than a quarter of the total manufacturing production and was the fastest growing manufacturing sub-segment, growing by
16.3%. In 2003, export sales from the production of electrical and optical equipment accounted for more than 40% of total manufacturing exports
(representing the largest share among all manufacturing sub-segments) and were higher by 16.8%, compared to 2002.

         During the first seven months of 2004 the output increased by 28.4%, compared to the same period in 2003. An above-average demand for TV and radio receivers, sound and video players and recorders, office machines and computers contributed to the good results of this sub-segment.

         Transport Equipment. In 2003, the manufacture of transport equipment increased by 13.5%, due to favorable export conditions prevailing throughout the year. Export sales in this sub-segment increased by 13.9% in 2003, compared to a stagnation (0.5% growth) in 2002. During the first seven months, the volume of transport equipment grew by 9.7% compared to the same months in 2003.

         Oil. In 2003, the gross value of manufacture of coke, refined petroleum products, and nuclear fuel reached HUF 498.8 billion. In the same period, the gross output and the total sales of the extraction of crude petroleum and natural gas, service activities incidental to oil and gas extraction excluding surveying stagnated, compared to 2002 (1.1% and 0.8% growth respectively), while domestic sales grew by 18.7% and exports fell by 81%. The gross output of manufacture of refined petroleum products decreased by 10.1%, the total sales by
9.8%, domestic sales by 10.6% and exports by 7.8%. During the first seven months of 2004, the gross output of extraction of crude petroleum and natural gas, service activities incidental to oil and gas extraction excluding surveying, decreased by 13.5%, total sales by 3.2% and domestic sales by 4%, and exports grew by 9.2%, compared to the same period in 2003, meanwhile the gross output of manufacture of refined petroleum products grew by 11.6%, total sales by 8.4%, domestic sales by 8.7%, and exports of refined petroleum products by 7.5%.

         Energy, gas and water supply. Approximately 36% of Hungary's total energy demand is supplied by domestic energy sources. About 83% of coal consumption, 20% of oil consumption, and 21% of natural gas consumption is produced domestically. The remainder of the consumption of these commodities is imported mainly from Russia. Domestic power plants supply approximately 90% of
Hungarian electric energy consumption, with the remaining portion being imported primarily from the Ukraine.

         Hungary has consistently worked to diversify its sources of energy and to build up reserves to dampen the potential negative effects of energy supply disruptions. Hungary is currently maintaining at least a 12-week supply of oil in compliance with OECD requirements.

         By the end of 1998, all of Hungary's natural gas distribution companies, six electricity distribution companies and all but two power generation companies had been privatized. The Ministry of the Economy and

                                       19

Transport is aiming at the formation of a competitive electricity market and full liberalization of the sector, in accordance with EU Directives.

         In 2003, energy demand in Hungary increased by 3.2% because of the extremely cold weather and the increasing energy demand of the industry.
Approximately 65% of the energy demand was covered by imports, which is 7.5%
more than in the previous year. The electricity and gas markets were both opened on January 1, 2003.

         The following table provides information about the composition of consumption of the main energy resources in Hungary in each of the years 1999 through 2003:

                 COMPOSITION OF CONSUMPTION OF ENERGY RESOURCES

                                                                 AS AT THE YEAR ENDED DECEMBER 31,
                                                    ------------------------------------------------------------
                                                    1999          2000          2001         2002           2003
                                                    ----          ----          ----         ----           ----
                                                                                 (%)

Coal ............................................    14.3         13.9          13.4         12.3           12.5
Hydrocarbon .....................................    70.3         68.6          69.5         70.2           70.6
  - of which:
  Crude oil and petroleum products ..............    33.2         32.1          31.5         30.4           28.4
  Natural gas ...................................    37.1         36.5          38.0         39.8           42.2
  Other resources ...............................    15.4         17.7          17.4         17.5           16.9
                                                    -----        -----         -----        -----          -----
TOTAL ...........................................   100.0        100.0         100.0        100.0          100.0
                                                    =====        =====         =====        =====          =====
  - of which:
  Domestic ......................................    42.1         40.7          39.7         37.4           36.3
  Imports .......................................    57.9         59.3          60.3         62.6           63.7

---------------------------
Source: Hungarian Central Statistical Office

CONSTRUCTION

         The output of construction stagnated in 2003 (0.7% growth), in contrast with the strong growth in 2002 (17.8%), mainly as a result of exceptionally weak activity in the first quarter of the year. In the last two quarters of 2003, the output of construction was on the rise again. The construction for the first half of 2004 increased by almost 8% compared to the same period in 2003.

SERVICE INDUSTRIES

         The gross value added by services increased, on average, by almost 4%
annually between 1999 and 2003. The expansion of this sector, representing more than two-thirds of GDP, is balanced compared to the industrial sector. During this period, the output of financial intermediation and real estate activities grew at the highest rate within the services sector. The weight of this sub-segment in services has exceeded 30% since 1999. The second most important segment is that of trade, repair, hotels and restaurants, which represents approximately 20% of gross value added by services.

         In the first quarter of 2004, gross value added by services expanded by
3.2%, compared to the corresponding period for the previous year. The fastest growth was recorded in the category of hotels and restaurants (5.8%) and transport, storage and communications (5.4%).

                                       20

         The following table shows the composition of the service industry per individual sub-sectors in each of the years 1999 through 2003:

                 COMPOSITION OF SERVICE INDUSTRY PER SUB-SECTORS

                                                                  AS AT THE YEAR ENDED DECEMBER 31,
                                                     -----------------------------------------------------------
                                                     1999         2000          2001         2002           2003
                                                     ----         ----          ----         ----           ----
                                                                                (%)

Trade, repair, hotels and restaurants ..........     20.7         19.9          20.2         20.6           20.8
Transport, storage and communication ...........     13.9         13.6          13.6         13.2           12.9
Financial intermediation and real estate .......     32.0         33.3          33.4         34.0           34.2
   activities
Public administration, education, health .......     28.2         28.0          27.7         27.1           27.0
   and social services
Other community, social and personal ...........      5.2          5.1           5.2          5.1            5.1
   service activities
SERVICE, TOTAL .................................    100.0        100.0         100.0        100.0          100.0

---------------------------
Source: Hungarian Central Statistical Office

AGRICULTURE

         In 2003 agriculture closed an unfavorable year, mainly because of the droughty weather. The quantity of harvested cereals lagged by 26% behind the previous year's levels, and by 27% behind the average for the years 1996-2000.
Among the cereals, two main crops suffered the greatest loss, with a 25% drop in the average yield of wheat and 22% of that of maize. According to preliminary estimates from the Ministry of Agriculture, the grain yield in 2004 is expected to be approximately 15 million tons, compared to 6 million in 2003, which is mainly due to the favorable weather conditions prevailing in 2004.

         On August 1, 2004 the number of cattle stood at approximately 728,000, and the total pig population was approximately 4,382,000.

INFRASTRUCTURE

         Hungary is a landlocked country and stands at the cross-roads of several important transport corridors. Three main road corridors forming part of the Trans - European Network, three corridor branches and also railways and water corridors cross Hungary. With Budapest as a node, several corridors connect Hungary to the Trans-European Network. Hungary plays a central role in international transport connections for Central and Eastern Europe and for
South-East Europe towards the West and the East. However, compared to Western
European countries, the transport network in Hungary is relatively less developed, suffering from the shortage of river bridges, lack of transversal connections, poor technical parameters and low proportion of expressways.

         The length of the national road network is 30,536 km; the total length of the motorways is 542 km. The density of the road network, compared with the total number of roads, is 1.46 km/km2, which is 88% of the EU average. The density of motorways is one fourth of the EU average. A total of 466 km road sections have been marked out as the most urgent, within in the framework of the
'National Road Rehabilitation Program'.

         The railway network coverage is 83 km per 1,000 km2, which is favorable compared with EU figures (65 km per 1,000 km2). Approximately 16% of the railway lines are multi-track and 34% of them are electrified.

         Recent increases in market shares were made possible by the track reconstruction work started in the last decade, the development of up-to-date safety devices, the modernization of the traffic control system, the electrification of the main line network, and the upgrading of rolling stock on the intercity routes. Within the framework of the railway development program, the Slovenian-Hungarian railway connection was constructed in 2001, co-financed from EU funds - PHARE (Poland and Hungary Aid For The Reconstruction of The
Economy). In 2000-2002, four new major projects were launched to modernize the lines of the Helsinki railway corridors, with considerable support from EU funds
- ISPA (Instrument For Structural Policy For Pre-Accession ). Since the
beginning of the 1990's air transport has been marked by dynamic increases.
Passenger transport increased by 56%, air freight by 79% and the traffic in
Hungarian air space increased by 273% between 1994 and 2001.

                                       21

         The country has one international airport that can meet the present traffic level. In line with international trends the traffic at Ferihegy
International Airport in Budapest is increasing.

         Navigation is possible along 1600 km of the rivers in Hungary. There is commercial navigation on the river Danube and, to a very small extent, on the river Tisza. In 2001, the share of water transport was 3.4% (2.9 million tons), calculated in freight ton-km, which is low compared with other EU member states bordering the Danube.

         The telecommunication sector's level of development, in both wireline and wireless communication, approaches the average level of other EU members.
However, compared to Western European countries, the penetration rate in the area of internet connection is relatively low, the structure of the information-communication services market is not up-to-date and the proportion of broadband access is also relatively low.

                                       22

                                  PRIVATIZATION

STATUS OF PRIVATIZATION EFFORTS

         Since 1990, the Republic of Hungary has privatized nearly 1,300 enterprises of the 1,860 enterprises previously owned by the state. The
Hungarian Privatization and State Holding Company (Allami Privatizacios es
Vagyonkezelo Rt.) manages these sales.

         Most of the larger companies involved in the privatization program have already been partially privatized with only 158 companies being left with some degree of state ownership at the end of 2003. Permanent government control is anticipated for 38 companies. The scope of property that should remain state-owned in long term is defined by law as follows:

         o   national public utility service providers;

         o   property or companies of strategic importance for the national economy; and

         o   property or companies that accomplish tasks or fulfill objectives for national defense or other special purposes.

         In 2003, the government announced an ambitious privatization program aimed at selling 18 to 20 companies. Of these, the privatizations of Postabank,
Konzumbank and FHB (FHB Land Credit and Mortgage Bank, still majority-owned by the State) were completed in 2003. In 2004 the targeted sale of MOL (Hungarian
Oil Company) and Dunaferr (a steel company) have been completed (in MOL, the
Republic still controls 11% of the ordinary shares and one preference share), and that of Mahart (Hungarian Shipping Company) and Malev Hungarian Airlines are
ongoing. In March 2004, the targeted sale of 25% plus one votes of Hungaropharma
(a pharmaceutical company) was accomplished. The issuance of an exchangeable bond for Richter (pharmaceutical company) shares has also been completed. The privatization of each of Antenna Hungaria (Broadcasting) and Babolna (an agricultural complex) are scheduled to begin in the near future. The Hungarian
Privatization and State Holding Company raised revenues of HUF 148.97 billion in
2003 from the privatization sales.

         The revenues in 2004 are planned to reach approximately HUF 280-290 billion, of which HUF 190 billion will be paid into the central budget. Until
July 2004, revenues of around HUF 140 billion had been received. These receipts are planned to be spent mainly on infrastructural projects such as further motorway projects.

METHODS OF PRIVATIZATION USED

         Hungary is unique in Central Europe in that a large majority of its privatizations utilize public tenders, with sales on a cash basis. These outright sales, often to strategic long-term investors, have been successful in bringing new management and know-how to many Hungarian enterprises.

         Public offerings played an important and successful role in the privatization process, most recently, in the privatization of FHB at the end of
2003.

         In recent years, the importance of compensation vouchers has decreased significantly. Compensation vouchers were rights distributed to individual
Hungarian citizens under the Compensation Act, which was designed to provide compensation for losses suffered, including the loss of property and personal freedom. These compensation vouchers entitled the holders to bid for shares in certain privatized entities. In 2003, in order to end the compensation voucher system, the government decided to offer the shares of FORRAS Trust and
Investment Company (a state owned asset management company) in exchange for the compensation vouchers. In June and July 2003, the offering was completed and the shares of FORRAS Trust and Investment Company were listed on the Budapest Stock
Exchange.

                                       23

                      BALANCE OF PAYMENTS AND FOREIGN TRADE

BALANCE OF PAYMENTS

         The following table sets out the balance of payments of Hungary for the past five years:

                               BALANCE OF PAYMENTS

                                                              AS AT THE YEAR ENDED DECEMBER 31,
                                            ---------------------------------------------------------------------
                                             1999           2000           2001          2002            2003
                                             ----           ----           ----          ----            ----
                                                                     (EUR million)

CURRENT ACCOUNT ......................      (3,531)        (4,380)        (3,613)       (4,900)          (6,488)
Balance of Trade .....................      (2,044)        (3,180)        (2,496)       (2,203)          (2,971)
  Exports ............................       24,059         31,278         34,697        36,821           38,161
  Imports ............................       26,102         34,457         37,193        39,024           41,132

Balance of Services ..................          816          1,207          1,625           591            (170)
  Revenues ...........................        4,910          6,114          7,434         7,268            7,036
  Expenditures .......................        4,094          4,907          5,809         6,677            7,207

Balance of Incomes ...................      (2,713)        (2,792)        (3,192)       (3,835)          (3,930)
  Credit .............................          843          1,262          1,452         1,314            1,178
  Debit ..............................        3,555          4,054          4,644         5,150            5,108

Current transfers, net ...............          408            385            450           547              583
  General government, net ............           28             28             35            71              113
  Other sectors, net .................          380            357            415           476              470

CAPITAL ACCOUNT ......................           31            300            358           204             (75)

FINANCIAL ACCOUNT ....................        6,096          5,401          3,133         2,381            6,684
  Direct investment, net .............        2,872          2,334          3,992         2,734              775
  Portfolio investment, net ..........        1,851          (380)          1,723         1,601            2,749
  Other investment, net ..............        1,374          3,447        (2,582)       (1,954)            3,160

Net errors and omissions .............        (355)          (163)             62           350              412
Total ................................        2,241          1,158           (60)       (1,965)              532
International reserves ...............      (2,241)        (1,158)             60         1,965            (532)

---------------------------
Source:  National Bank of Hungary
Notes:   There has been a methodological change in the calculation of the balance of payments statistics related to reinvested earnings in order to bring the methodology into line with international standards.
         Reinvested earnings increase the current account deficit, but this increase is automatically financed since reinvested earnings are also reported in the capital account. Thus, the current deficit appears to increase although in reality this is just a phenomenon of the change in the calculation methodology utilized. The data used in the tables and in the text is based on this new methodology.

         Hungary has experienced a growing current account deficit since 2001 as the deficit (as a percentage of GDP) has increased from 6.3% in 2001 to 8.9% in
2003.

         In 2003 the current account deficit grew to EUR 6,488 million, mainly due to the strong internal demand caused by an expansionary fiscal policy. A second cause was the drop in tourism revenues in line with global trends. In addition, net foreign direct investment has decreased significantly as Hungarian companies (MOL, OTP and others) have increased their presence in the region mainly through the acquisition of local companies (such as in the Slovak
Republic and Romania). In spite of the worsening trend in the current account deficits prevailing from 2001, an improvement in the trade balance was recorded in the second half of 2003, largely resulting from the adjustment of fiscal policy, decreasing household demand and growing external demand.

         EU transfers are likely to worsen the current account by 0.2-0.3% of
GDP since payments by Hungary to the EU will be reported in the current account, while the payments from the EU will appear partly in the current account and partly in the capital account, depending on the type of such payments.

                                       24

FOREIGN TRADE

         The following table presents the distribution of Hungary's trade in goods by territory for the periods indicated:

                           FOREIGN TRADE BY TERRITORY

                                                 AS AT THE YEAR ENDED DECEMBER 31,
                  ------------------------------------------------------------------------------------------------
                        1999               2000                2001                 2002               2003
                  -----------------  ------------------  ------------------  ------------------- -----------------
                  EXPORT   IMPORT    EXPORT    IMPORT    EXPORT    IMPORT    EXPORT     IMPORT   EXPORT    IMPORT
                  ------   ------    ------    ------    ------    ------    ------     ------   ------    ------
                                                           (EUR million)

Developed ...     20,174   19,991    26,131    24,753    28,455    26,357    30,144     26,717   30,228    27,568
 countries
  - of which EU
  countries .     18,343   17,258    23,510    20,668    25,653    21,957    27,608     22,487   27,709    23,202
Central and
 Eastern
 European
 countries ..      2,984    3,843     4,044     6,031     4,858     6,322     5,116      6,641    5,901     7,364
  - of which
  CEFTA
  countries .      1,885    1,938     2,551     2,668     3,123     3,010     3,295      3,379    3,787     3,843
Developing
 countries ..        906    2,963     1,121     4,595     1,246     5,319     1,488     6,627      1,525    7,207
                  ------   ------    ------    ------    ------    ------    ------     ------   ------    ------
TOTAL .......     24,064   26,797    31,296    35,378    34,560    37,997    36,747     39,984   37,654    42,138
                  ======   ======    ======    ======    ======    ======    ======     ======   ======    ======

---------------------------
Source: Hungarian Central Statistical Office

         The following table presents the commodity structure of Hungary's trade in goods for the periods indicated:

                           FOREIGN TRADE BY COMMODITY

                                                AS AT THE YEAR ENDED DECEMBER 31,
                 -------------------------------------------------------------------------------------------------
                       1999                2000               2001                2002                2003
                 ------------------  ------------------ ------------------  ------------------  ------------------
                 EXPORT    IMPORT    EXPORT    IMPORT    EXPORT   IMPORT    EXPORT    IMPORT    EXPORT    IMPORT
                 ------    ------    ------    ------    ------   ------    ------    ------    ------    ------
                                                          (EUR million)

Food, .......     1,920       810     2,170       969     2,601    1,108     2,491     1,205     2,467     1,291
 beverages,
 tobacco
Crude
 Materials ..       595       601       739       776       686      767       736       800       781       835
Fuels,
 electric
 energy .....       390     1,640       553     2,962       669    3,120       601     2,991       619     3,260
Manufactured
 goods ......     7,379    10,301     9,066    12,462    10,723   13,419    11,344   1 4,193    10,871    15,031
Machinery and
 transport
 equipment ..    13,780    13,445    18,768    18,209    19,881   19,584    21,575   2 0,794    22,915    21,720
                 ------    ------    ------    ------    ------   ------    ------   - -----    ------    ------
TOTAL .......    24,064    26,797    31,296    35,378    34,560   37,997    36,747   3 9,984    37,654    42,138
                 ======    ======    ======    ======    ======   ======    ======   = =====    ======    ======

---------------------------
Source: Hungarian Central Statistical Office

         In recent years, Hungary's foreign trade in goods with industrialized countries (in particular EU countries) has increased. OECD countries accounted for 84.5% of Hungary's exports and 72.7% of imports in 2003. Within those figures, EU countries accounted for 73.6% of exports and 55.1% of imports.

TRADE POLICY

         Throughout the 1990s, Hungary took a number of steps to integrate its economy into world trade.

         EU. Upon accession to the EU Hungary adopted all aspects of the Common
Commercial Policy of the EU. This includes the application of the Common
External Tariff, EU preferential trade agreements and regimes, WTO commitments and trade defence measures. The overall effect of these changes is that the trade regime of Hungary has become more open and transparent (e.g. the average level of customs duties decreased by about 50%, the country gained membership in the Agreement on Government Procurement, the Agreement on Trade in Civil
Aircraft and the Information Technology Arrangement within the framework of the
WTO).

         CEFTA. CEFTA was designed to increase trade among Central European countries after the demise of COMECON and to integrate the region with the economies of Western Europe. Hungary, Poland, the Czech Republic, Slovakia and
Slovenia were the original signatories of CEFTA, which came into effect on March
1, 1993. Romania became a member in July 1997 and Bulgaria in July 1998. In accordance with CEFTA, most trade barriers on industrial products were eliminated as of January 1, 2001. Trade barriers on agricultural products, though relaxed, will not be eliminated entirely. The accession to the European
Union changed the relationships with countries participating in CEFTA, since the trade with non-EU CEFTA members is regulated mainly by the relevant association agreements or applicable EU laws.

                                       25

         EFTA. Hungary further increased its access to Western European markets by signing a free trade agreement, effective October 1, 1993, with EFTA. The agreement lowered restrictive trade barriers on industrial products more quickly in the EFTA member countries than in Hungary and full and reciprocal free trade was achieved within 10 years.

         In addition, each of EFTA's seven members has signed bilateral agricultural trade agreements with Hungary. The bilateral trade agreements with
Austria, Finland and Sweden, which were EFTA member countries until December 31,
1994, expired at the date of their joining the EU. Hungary's trade with those countries is now regulated by the EU.

         Bilateral Trade Agreements. In addition to the multilateral trade agreements discussed above, Hungary has also entered into bilateral trade agreements with several countries, including Slovenia, Romania, Turkey, Israel,
Bulgaria, Lithuania, Latvia and Estonia. Hungary has entered into trade and co-operation agreements with the EU, EFTA and with certain Central European countries designed to lower or eliminate trade barriers.

FOREIGN DIRECT INVESTMENT

         The following table sets forth historical records of foreign direct investments in Hungary and Hungarian direct investments abroad in the years 1999 to 2003:

                            FOREIGN DIRECT INVESTMENT

                                                              AS AT AND FOR THE YEAR ENDED DECEMBER 31,
                                                      -------------------------------------------------------
                                                      1999         2000        2001        2002       2003(1)
                                                      ----         ----        ----        ----       -------
                                                                          (HUF billions)

Direct investment:
  - abroad .......................................     59.3       175.1        105.4        70.9        354.6
    Equity capital and reinvested earnings .......     58.7       191.7         95.0        52.8        337.0
    Other capital ................................      0.5      (16.7)         10.5        18.1         17.7
  - in Hungary ...................................    785.4       780.0       1127.6       733.6        554.0
    Equity capital and reinvested earnings .......    630.8       690.3        660.8       745.0        892.4
    Other capital ................................    154.7        89.7        466.8      (11.4)      (338.4)
                                                      -----       -----       ------       -----        -----
NET DIRECT INVESTMENT ............................    726.1       604.9       1022.2       662.7        199.4
                                                      =====       =====       ======       =====        =====

---------------------------
Source: National Bank of Hungary
Notes:  (1) Reinvested earnings are estimated by the Bank for the year 2003.

         The cumulative amount of foreign direct investments ("FDI") received by the Republic of Hungary up to December 31, 2003 reached Euro 37 billion. In
2003, due to the expansion abroad of major Hungarian companies such as OTP (the largest universal bank in Hungary), MATAV (Hungarian telecommunications company)
and MOL (Hungarian oil company), the FDI outflow was significantly higher compared to previous years, which explains about 60% of the net FDI decrease.
The remainder can be attributed to the unfavorable global investment environment which has led to moderate investment in Hungary.

                                       26

         The following table sets forth the distribution of net FDI in the
Republic of Hungary by industry sector during each of the years 1999 to 2003:

                    FOREIGN DIRECT INVESTMENT BY INDUSTRY(1)

                                                         AS AT AND FOR THE YEAR ENDED DECEMBER 31,
                                                -----------------------------------------------------------
                                                 1999        2000         2001         2002          2003
                                                 ----        ----         ----         ----          ----
                                                                     (HUF millions)

NON-MANUFACTURING
   Agriculture, hunting, and ............       6,372.2      2,937.9       (103.4)       970.0          0.0
   forestry
   Mining and ...........................       2,450.3        688.6     34,767.4      4,476.9     (3,024.2)
   quarrying
   Electricity, gas, and water supply ...      (5,067.6)   (10,271.6)    10,743.1      2,789.9        583.1
   Construction .........................         (87.1)    (4,828.7)    (1,433.9)    (1,618.3)     3,122.1
   Trade, hotels and restaurants ........       1,420.5     (2,323.6)     2,539.8     (1,633.1)       124.3
   Transport, storage and communications       24,018.1     58,873.1   (288,332.3)     5,608.6     23,900.6
   Financial intermediation .............      42,122.7     57,632.5     31,619.5     (4,999.8)    64,809.0
   Real estate and business activities ..      68,684.1     57,382.9     (6,989.6)    35,913.6     24,160.8
   Education ............................        n/a          n/a          n/a          n/a          n/a
   Health and social work ...............        n/a          n/a          n/a          n/a          n/a
   Other social and personal services ...      46,532.0     62,162.5     39,689.1     23,345.2      7,057.7
                                              ---------    ---------    ---------    ---------     --------
   Non-manufacturing Total ..............     243,259.6    280,480.3   (132,077.1)    92,038.2     86,683.9
                                              =========    =========   ==========     ========     ========
MANUFACTURING
   Food and tobacco .....................      24,632.9     30,591.4      6,689.2      8,182.4    (57,638.1)
   Textiles, wearing apparel, and leather         739.6      4,670.5      3,257.4      1,225.1         55.4
   Wood, paper and publishing ...........      10,036.1     (5,953.0)     4,979.5     (1,007.5)    13,346.4
   Refined petroleum and chemicals ......     (21,448.7)   (92,132.7)    49,559.0        638.8    189,276.3
   Non-metallic products ................        9578.1     (2,049.5)      2819.2       (846.1)      2643.2
   Basic metals and metal products ......       5,869.8      2,534.2      7,261.9      6,590.5    108,358.7
   Machinery and equipment ..............      25,815.6     (2,038.6)   236,923.5    127,540.3     81,451.1
   Recycling and other manufacturing ....         150.9      1,644.6        787.9      1,984.8        482.6
                                              ---------    ---------    ---------    ---------     --------
   Manufacturing Total ..................      55,374.3    (62,733.1)   312,277.6    144,308.3    (40,577.0)
                                              ---------    ---------    ---------    ---------     --------
TOTAL ...................................     298,633.9    217,747.2    180,200.5    236,346.5     46,106.9
                                              =========    =========    =========    =========     ========

Source: National Bank of Hungary
Notes:  (1) Reinvested profits are not included.

                                       27

         The following table sets forth the composition of net FDI in the
Republic of Hungary by country during each of the years 1999 to 2003:

                     FOREIGN DIRECT INVESTMENT BY TERRITORY

                                                       AS AT AND FOR THE YEAR ENDED DECEMBER 31,
                                         ----------------------------------------------------------------
                                            1999         2000          2001          2002          2003
                                            ----         ----          ----          ----          ----
                                                                  (HUF millions)

Western Europe
  Belgium ............................   (3,212.2)     5,2082.9      10,811.0       9,969.7      13,387.0
  Denmark ............................       125.0   (32,243.5)       3,392.1       3,304.3       (304.5)
  France .............................    14,361.7     18,213.7      11,614.8       6,271.6      11,537.5
  Germany ............................    62,993.3    (3,750.4)     161,592.5      34,344.7      24,638.6
  United Kingdom .....................    24,068.5     28,832.6       4,383.5       8,401.3       6,843.3
  Italy ..............................     7,769.0      (711.8)      14,962.7       8,031.7       9,440.6
  Netherlands ........................   104,475.7    117,549.2   (145,010.7)     116,643.6      40,735.4
  Austria ............................    11,800.3      2,674.4      57,899.3       8,156.3     100,743.9
  Sweden .............................     1,168.2     11,863.7       9,187.2      24,989.7       4,113.3
  Switzerland ........................     3,723.8      9,685.3       9,341.6    (15,965.6)       8,237.2
Canada ...............................     4,161.0      2,794.1      15,131.8       2,661.7         124.2
United States ........................    36,592.3     58,473.8      31,457.3      23,200.8      17,119.3
Japan ................................     8,732.4      4,429.7      76,679.1       8,878.8       8,218.4
Other ................................    21,874.9   (52,146.5)    (81,241.7)     (2,542.1)   (198,727.3)
                                         ---------    ---------     ---------     ---------   -----------
TOTAL ................................   298,633.9    217,747.2     180,200.5     236,346.5      46,106.9
                                         =========    =========     =========     =========   ===========

---------------------------
Source: National Bank of Hungary
Notes:  Reinvested profits are not included.

FOREIGN EXCHANGE RESERVES

         The following table presents the level of Hungary's gold and foreign exchange reserves as at the dates indicated:

                       GOLD AND FOREIGN EXCHANGE RESERVES

                                                                      AS AT DECEMBER 31,
                                                    ------------------------------------------------------
                                                     1999        2000       2001         2002        2003
                                                     ----        ----       ----         ----        ----
                                                                      (EUR millions)

International net gold reserves(1) .............        29          30         32           33          33
Foreign exchange(2) ............................    10,845      12,038     12,163        9,887      10,108
                                                    ------      ------     ------        -----      ------
TOTAL ..........................................    10,874      12,068     12,195        9,920      10,142
                                                    ======      ======     ======        =====      ======

---------------------------

Source:  National Bank of Hungary
Notes:   (1) Gold valued at London fixings on the relevant date.
         (2) Consists of foreign currencies, including the counterparts of swapped gold, converted at exchange rates at the dates shown.

                                       28

                          MONETARY AND FINANCIAL SYSTEM

NATIONAL BANK OF HUNGARY

         The National Bank of Hungary (the "Bank") is the central bank of
Hungary. Its primary responsibility is to use monetary instruments to achieve and maintain price stability and, without prejudice to this objective, to support the economic policy of the government. These instruments include:

         o   setting the base rate, that is the rate for the Bank's main policy instrument, the 2 week deposit facility, and the rates for the overnight deposit and lending facilities;

         o   establishing reserve ratios for commercial banks;

         o   conducting open market operations, which include sales and purchases of government securities from commercial banks and engaging in other similar transactions to regulate liquidity within the economy; and

         o   determining and implementing exchange rate policy in agreement with the government.

         The Bank is a company limited by shares, with capital of HUF 10 billion. The company is owned by the Republic of Hungary and regulated by a special act. The supreme body of the Bank is the General Assembly with the
Minister of Finance representing the Republic of Hungary as the sole shareholder. The Monetary Council is the highest decision-making forum. The
Monetary Council holds meetings at least once every two weeks, and makes the most important decisions concerning the general activities of the Bank, including the setting of the official rate. The Monetary Council consists of at least seven and up to nine members. Members include the Governor of the Bank
(currently Mr. Jarai Zsigmond), who is appointed by the President upon the proposal of the Prime Minister for a 6-year term, the Deputy Governors of the
Bank and other members, all appointed by the President. The decisions of the
Monetary Council are executed by the Board of Directors, the operative body of the Bank. The Board of Directors consists of the Governor and at least three and up to five Deputy Governors of the Bank (currently there are 3 Deputy
Governors). A bill has been recently filed by the government with the Parliament for the amendment of the National Bank of Hungary Act in order to increase the number of Monetary Council members and to introduce a new system for their appointment. It is not yet however clear when the bill will be accepted by the
Parliament and what its final wording will be.

MONETARY POLICY

         As set forth in Hungarian law, the Bank is responsible for achieving and maintaining price stability. At its meeting held on June 12, 2001, the
Monetary Council decided to conduct its monetary policy within the framework of inflation targeting, which was recently supplemented by the exchange rate regime using a wide fluctuation band. The inflation targets were 7% for the end of
2001, 4.5% for the end of 2002, 3.5% for the end of 2003 and 3.5% for the end of
2004; the Bank tolerates a deviance of +/-1 percentage point. At the end of the year 2003 the Bank set 4% as the target inflation rate for 2005.

         The main monetary policy instrument used by the Bank to keep the rate of inflation within the target band is it's two-week deposit facility. The Bank periodically accepts unlimited two-week deposits at the central bank base rate
(i.e., the main official interest rate). The Bank, furthermore, reduces the volatility of overnight interest rates by maintaining an interest rate band around the central bank base rate. The width of the band is +/-1 percentage point (the active overnight repo rate is 1 percentage point above and the passive overnight depo rate is 1 percentage point below the official rate).

                                       29

         The following table sets forth indicative interest rates of the Bank as at the dates shown:

                             SELECTED INTEREST RATES

                                                        AS AT DECEMBER 31,                              AS AT
                                      -------------------------------------------------------        NOVEMBER 9,
                                      1999         2000        2001         2002         2003           2004
                                      ----         ----        ----         ----         ----           ----
                                                                      (%)

Central bank base rate(1) .........  14.25         11.75       9.75         8.50        12.50           10.50
Real rate(2) ......................    2.7           1.5        2.8          3.5          6.4           3.7(3)

---------------------------
Source:  Central Statistical Office, National Bank of Hungary
Notes:   (1) 2-week
         (2) The real rate is calculated as follows: (1 + central bank base rate)/(1 + year-on-year inflation rate as at year end) - 1, where interest rates are expressed as decimal numbers.
         (3) Calculated with the latest available (September, 2004) CPI data.

         At the beginning of 2003, the Bank reduced its 2-week main central bank base rate twice, each time by 100 basis points. Later in 2003, the central bank base rate was increased three times (altogether by 600 basis points). The central bank base rate stood at 12.5% on November 28, 2003. On March 23, 2004 the Bank reduced the central bank base rate by 25 basis points, two weeks later by an additional 25 basis points and then on 3 May by a further 50 basis points.
On August 16, 2004 the Bank reduced the central bank base rate by 50 basis points and on October 19, 2004 by an additional 50 basis points. As a result, on
November 9, 2004 the central bank base rate stood at 10.5%.

         Due primarily to the former depreciation of the forint, the recent increase in VAT and the ongoing fiscal deficit, the Bank anticipates that the inflation target for 2004 (3.5% +/-1%) will not be achieved and has abandoned this inflation target. The Bank has therefore started to focus its inflation rate targeting primarily on 2005, for which the target rate is 4% (+/-1%).

         Since 2001, the Bank has also reformed the minimum reserves system. The required reserve ratio has declined from 17% in 1995 to 5% since August 2002.
The cut in the effective reserve ratio was intended to contribute to the narrowing of the spread between deposit and lending rates. In parallel with the reduction of the minimum required reserves ratio, the Bank gradually increased the interest rate paid on the reserves. From May 1, 2004 (i.e., the date of the accession to the EU) the reserves carry an interest rate equal to the central bank base rate. The reason was partly to increase the profitability of the banks, and partly to eliminate the indirect taxation of banks in accordance with the European Central Bank's guidelines.

         The Bank does not use money supply targets as an instrument of monetary policy. The money supply flexibly adjusts to the money demand, which is indirectly influenced by the monetary policy. Increases in monetary aggregates are slowing due to the decrease in the rate of inflation.

                                       30

         The following table provides information about the composition of money supply as at December 31in each of the years 1999 through 2003:

                                  MONEY SUPPLY

                                                                                AS AT DECEMBER 31,
                                                                ----------------------------------------------------
                                                                 1999       2000       2001       2002        2003
                                                                 ----       ----       ----       ----        ----
                                                                                 (HUF billions)

M1 ...........................................................   2,362      2,654      3,113      3,655       4,028
Quasi-money(1) ...............................................   2,706      3,027      3,521      3,892       4,547
M2(2) ........................................................   5,068      5,681      6,634      7,547       8,575
Securities of financial institutions .........................      99        423        523        202         182
M3 ...........................................................   5,192      6,130      7,178      7,859       8,792
Government paper and Bank bonds outside the banking system ...   2,390      2,561      2,881      3,540       4,360
M4(3) ........................................................   7,583      8,690     10,059     11,399      13,151

---------------------------
Source: National Bank of Hungary
Notes:  (1) Quasi-money = fixed term forint deposits + all foreign currency deposits.
        (2) M2 = M1 + quasi-money
        (3) M4 = M3 + government paper and Bank bonds outside the banking system.

EXCHANGE RATE POLICY

         According to Act LVIII of 2001 on the National Bank of Hungary, the
Bank and the government jointly determine the framework of the exchange rate regime. The Bank then decides on the exchange rate policy issues within that framework. As a result of a joint decision in May 2001, the forint was "pegged"
to the Euro such that the exchange rate was permitted to shift against the Euro in either direction by up to 15% against the central parity, which was set to
HUF 276.1/Euro. In combination with the adoption of the inflation targeting framework in June 2001, these policies were consistent with the primary objective of the Bank, i.e., to achieve and maintain price stability. These changes allowed the Bank greater flexibility to resume an anti-inflationary policy.

         During 2001 and 2002, the Bank kept the central bank base rate high in order to reduce inflation to the target level. This led to a gradual appreciation in the forint against the Euro during the year from HUF 245/Euro at the start of the year to HUF 236/Euro by December 31, 2002.

         In early 2003, strong portfolio inflows pushed the forint to the upper band limit of HUF 234.7/Euro. To defend the forint, the Bank intervened in the foreign exchange market by selling forints and cut interest rates on January 15 and 16, 2003 in aggregate by 200 basis points. The rate cutting was accompanied by the widening of the overnight interest rate corridor to 3% in order to stem the flow of short-term speculative money into Hungary. Afterwards, the forint fluctuated to around HUF 245/Euro until June 2003.

         In June 2003, the government and the Bank decided on shifting the central parity by 2.26% to HUF 282.3/Euro. This unexpected measure, and the growing uncertainty about Hungarian monetary conditions, caused a depreciation in the forint of roughly 10% to HUF 265/Euro, prompting the Bank to raise interest rates in defense of the Hungarian currency by a total of 300 bps, to a level higher than that pertaining at the beginning of the year.

         This increase stabilized the forint below the HUF 260/Euro level until the end of November 2003, when it again weakened sharply. In order to support the forint and defend its medium term inflation target, the Bank increased the central bank base rate by another 300 basis points, up to 12.5% at the end of
November 2003. As a result of this action and the gradual improvement in fiscal prospects, the forint strengthened significantly and has traded around the HUF
250/Euro level. With these favorable signs, the Bank started cutting interest rates cautiously in 2004. See "Monetary Policy". In October 2004 the HUF was
traded around HUF 247 per EUR 1.00.

                                       31

         The following table sets out the official Bank exchange rate between
HUF and each of the USD and EUR for the periods indicated:

                             SELECTED EXCHANGE RATES

                                                        AS AT AND FOR THE PERIOD ENDING
                               -------------------------------------------------------------------------------
                                                         DECEMBER 31,
                               --------------------------------------------------------------         JUNE 30,
                                1999           2000          2001          2002          2003           2004
                                ----           ----          ----          ----          ----           ----

HUF/1USD:
  - Average ................   237.31         282.27        286.53        258.00        224.44         208.60
  - End of period ..........   252.52         284.73        279.03        225.16        207.92         208.76
HUF/1EUR:
  - Average ................   252.80         260.04        256.68        242.96        253.51         253.18
  - End of period ..........   254.92         264.94        246.33        235.90        262.23         253.23

---------------------------
Source: National Bank of Hungary

FOREIGN EXCHANGE AND CONVERTIBILITY OF THE FORINT

         Since 1996, Hungarian foreign exchange regulations have been consistent with the convertibility standards of Article VIII of the IMF and with the regulations of the OECD.

         Since January 1998, Hungarian residents have been able to purchase shares and debt instruments with a maturity of at least one year issued by all
OECD based issuers, and non-residents have been able to issue such instruments denominated in foreign currency in the Hungarian securities market. Since
January 1998, Hungarian companies and individuals have also been able to receive foreign exchange denominated loans with a maturity of more than one year (with certain reporting obligations) and have been able to take out foreign exchange denominated loans with a maturity of less than one year, with approval from the
Bank.

         In accordance with the continuous liberalization of restrictions on capital movements in recent years, effective from mid-June 2001, the forint is fully convertible, not only in terms of current transactions but in terms of capital transactions as well. The main remaining restrictions relating to foreign investment have been removed: non-residents have unrestricted access to
Hungarian short-term securities, HUF-denominated accounts and the on-shore derivatives market, and residents have unrestricted access to off-shore financial services and short-term foreign securities. Minor restrictions remain which have the objective of preventing money laundering. The full convertibility of the forint meets all EU requirements.

THE HUNGARIAN BANKING SYSTEM

         Since April 1, 2000, the supervisory agencies for commercial banks, investment activities, pension funds and insurance activities have been brought together under one umbrella agency - the Hungarian Financial Supervisory
Authority (in Hungarian: Penzugyi Szervezetek Allami Felugyelete). There still are, however, separate legislative regimes for banking, insurance, pension funds and investment services. Currently, the laws for insurance, banking and pension funds are stable and almost totally EU compliant.

         Since 1991, Hungary's banking system has been subject to a regulatory and supervisory framework based on principles and guidelines of the Bank for
International Settlements (the "BIS"). Act CXII of 1996 on Credit Institutions
and Financial Enterprises (the "Credit Institutions Act"), in effect since
January 1, 1997, endeavors to facilitate harmonization of the Hungarian banking system with EU uniform banking standards.

SUPERVISION OF THE HUNGARIAN BANKING SYSTEM

         Supervision of banking activities in Hungary has strengthened as the banking system has developed. Bank supervisory responsibilities have largely been transferred to the Hungarian Financial Supervisory Authority, with the
National Bank of Hungary retaining a more limited supervisory role.

ROLE OF THE NATIONAL BANK OF HUNGARY

         While the Bank has no legal obligation to support Hungary's credit institutions, the Bank may serve as a lender of last resort to the credit institutions if they encounter temporary liquidity difficulties. Any loans made by

                                       32

the Bank to Hungary's credit institutions, in its capacity as lender of last resort, constitute general unsecured obligations of those commercial banks.

ROLE OF THE HUNGARIAN FINANCIAL SUPERVISORY AUTHORITY

         The Hungarian Financial Supervisory Authority must license a credit institution before it may establish itself, commence operations, establish a representative office or a subsidiary abroad, elect its management, acquire shares of a non-resident entity representing a qualifying holding (10%) or terminate its operations. After May 1, 2004, this does not apply to credit institutions having their seat in an EU Member State (which are regulated by their home supervisory authority).

         The Hungarian Financial Supervisory Authority is responsible for verifying compliance by the credit institutions with the Credit Institutions Act and applicable banking regulations. The Hungarian Financial Supervisory
Authority is entitled to impose various sanctions on credit institutions, including issuing warnings of non-compliance, withdrawing licenses, instituting liquidation proceedings and imposing fines on credit institutions and the managers thereof.

BANKING REGULATIONS

         The Hungarian Financial Supervisory Authority does not have the power to issue regulatory decrees. Act CXX of 2001 on the Capital Markets (the
"Capital Markets Act") and the Credit Institutions Act set forth matters upon which the government or Ministry of Finance may issue regulatory decrees.

         The Credit Institutions Act requires Hungarian credit institutions to maintain a solvency ratio of 8%. Pursuant to its authority under the Credit
Institutions Act, the Ministry of Finance has issued a decree on the calculation of the solvency ratio. The decree adopts BIS standards prescribing how the ratio of a bank's regulatory capital and risk weighted assets (on and off balance sheet items) must be calculated. In addition, the Ministry of Finance has issued decrees requiring credit institutions to create provisions based both on the quality of their assets (which include loans, investments and off balance sheet items) and on certain foreign country risks present in their assets.

         Portfolio risk provisions are calculated by categorizing the assets of a credit institution into the following categories: standard, watch, substandard, doubtful and bad. Assets are placed in the categories based on the performance of the asset and the financial condition of the debtor. Provisions are made based on the asset category 0% for standard assets, 0% to less than or equal to 10% for watch assets, greater than 10% to less than or equal to 30% for substandard assets, greater than 30% to less than or equal to 70% for doubtful assets and greater than 70% to 100% for bad assets.

         The value of any collateral, including real estate, held against an asset may be used to offset the need to make provisions. The decree requiring provisions does not provide guidelines on the extent to which collateral may be used for this purpose. Individual banks are required to create their own guidelines, which are to be approved annually by their auditors.

         Country risk provisions are determined using a table which sets forth the amount of provisions required based on the nationalities of the debtors in a credit institution's portfolio. The country risk decree also requires credit institutions to set absolute limits on the proportion of the relevant credit institution's total assets which may be from a particular country.

         In 2001, Hungary harmonized its guidelines on capital adequacy requirements for investment institutions and commercial banks with EU Directive
93/6.

STRUCTURE OF THE HUNGARIAN BANKING SYSTEM

         The Credit Institutions Act provides for three types of credit institutions:

         o   banks;

         o   specialized credit institutions; and

         o   cooperative credit institutions.

         As of December 31, 2003, there were 36 fully authorized commercial banks and specialized credit institutions operating in Hungary excluding the
Hungarian Development Bank Ltd. ("MFB") and the Hungarian Export-Import Bank
Ltd. ("Hungarian Eximbank"), which carry out special public functions and policies. The

                                       33

number of cooperative institutions amounted to 182, of which 6 were credit cooperatives and 176 were savings cooperatives. In addition, as of December 31,
2003, there were 30 insurance companies and 24 brokerage houses.

         Only credit institutions are entitled to receive deposits from the public and provide money transmission services. In addition, banks are entitled to provide the full range of financial services listed in the Credit
Institutions Act, including making loans, issuing guarantees, trading foreign currencies, issuing bank cards and providing depository services. Banks may also engage in, for their own account or for the accounts of customers, trading in government and corporate securities, and derivatives, and may also provide investment services. The total assets of the credit institutions amounted to HUF
13,782.5 billion in December 2003.

         The following table illustrates certain trends in the Hungarian banking system for the years 1999 through 2003:

                      BANKING SYSTEM - SELECTED INDICATORS

                                               1999          2000          2001          2002          2003
                                               ----          ----          ----          ----          ----
                                                              (% change, year-on-year)

Domestic credit ............................    2.2          14.7           4.5          15.8          21.0
Credits to enterprises .....................    n/a           n/a           9.5           5.9          19.6
Credits to households ......................    n/a           n/a          46.4          67.3          61.0
Broad money (M3) ...........................   13.1          18.0          17.1           9.5          11.9

---------------------------
Source: National Bank of Hungary
Note:   Disaggregated data are not available for 1999 and 2000 due to a methodological change implemented in 2001.

         Specialized credit institutions are limited with respect to the scope of services they may provide and with respect to the types of clients to which they may provide such services. Specialized credit institutions include the two housing savings associations and two private mortgage banks. There are three special state-owned institutions: the Land Credit and Mortgage Bank (still majority-owned by the State), the Hungarian Development Bank Ltd. and the
Hungarian Eximbank. As of December 31, 2003, the aggregate total assets of specialized credit institutions amounted to HUF 1,166.6 billion.

         Cooperative institutions may only provide limited types of financial services, primarily the taking of deposits and the making of small loans.
Hungarian cooperative institutions, as of December 31, 2003, held aggregate total assets of HUF 922.5 billion.

         In addition to the credit institutions discussed above, several other financial entities play an important role in strengthening the Hungarian banking and financial sectors. These entities include:

         o   the National Deposit Insurance Fund, which credit institutions are required to join, insures deposits up to HUF 6 million per depository, but does not cover the deposits of the government or certain other entities;

         o   the Credit Guarantee Corporation, which guarantees loans to small and medium size business;

         o   the National Savings Cooperatives Institutions Protection Fund,
             which is a voluntary consortium of cooperative institutions designed to further such institutions' mutual interests;

         o   the Hungarian Export Credit Insurance Corporation, which provides insurance for export credits and exchange rate risks; and

         o   the Hungarian Eximbank.

OWNERSHIP STRUCTURE OF THE BANKING SECTOR

         After the dynamic growth of foreign share ownership in the sector in recent years, the proportion of registered capital held by foreign investors stabilized in 2002. As of December 31, 2003, 81.9% of the total equity capital of the Hungarian banking sector (excluding the MFB and the Hungarian Eximbank which are owned by the Hungarian State) was held by non-residents.

         The only banks in which the Republic now holds controlling interests are the MFB (Hungarian Development Bank), the Hungarian Eximbank and the FHB
(Land Credit and Mortgage Bank). The Republic has

                                       34

also retained a golden share in OTP Bank, which grants the holder certain special shareholder rights. For example, there can be no shareholder quorum without the presence of the golden shareholder and decisions regarding changes in the registered capital of the bank, the merger, dissolution, transformation or liquidation of the bank, the transfer or encumbrance of rights necessary for the operation of the bank and the appointment or removal of directors and supervisory directors of the bank, who represent the holder of the golden share, can only be made with the consent of the holder of the golden share. In compliance with the EU directive on the liberty of the capital markets, it is proposed that the Hungarian State's special ownership rights, in this form, should be abolished, golden shares being transformed into common shares.

CAPITAL MARKETS

         In the course of the transition to a market economy, Hungary attached great importance to the development of a sound capital market in order to promote economic development and to finance Hungarian enterprises. The Capital
Markets Act regulates the offering and trading of securities (including government securities) and the institutional framework of the Hungarian capital market (including stock exchanges, investment funds and clearing houses). State control and supervision of the capital markets was delegated to the Hungarian
Financial Supervisory Authority. In line with international changes, Hungary has moved towards a universal financial system when regulating the relationship between investment and banking services. With effect from January 1, 1999, banks with proper authorization may carry on investment and financial service activities within the same organizational frameworks, thereby offering universal banking services. Regulation of the capital markets in Hungary is substantially compliant with EU regulations and guidelines.

STOCK EXCHANGE

         The Budapest Stock Exchange ("BSE") and the Budapest Commodity Exchange
("BCE"), both opened in 1990, are self-governing and self-regulating organizations, which select their own bodies and officials, adopt their own regulations, define their operating rules and fix the fees charged for their services.

         In February 2004, the BSE and BCE agreed to integrate the activities of the BCE into the BSE. As a result, all exchange products traded on the BCE and all members of the BCE will be transferred to the BSE. It is envisaged that once the transfer is completed, the BCE will surrender all its exchange licenses and will cease to exist. The integration process is ongoing and the estimated closing date of this transaction is January 2005 at the earliest.

         Recently, a majority stake in BSE was acquired by HVB Bank Hungary, which represents a financial consortium. Members of the consortium and their stakes in the BSE comprise: (i) HVB Bank Hungary, 25.2%; (ii) Wiener Borse, 14%;
(iii) Raiffeisen Zentralbank, 6.4%; (iv) Osterreichische Kontrollbank, 11%; and
(v) Erste Bank Vienna, 6.4%. This acquisition may be seen as the first step towards the closer cooperation of stock exchanges in the Central European region.

                                       35

         The following table sets forth selected indicators relating to the
Budapest Stock Exchange at the end of and for the years indicated:

                  BUDAPEST STOCK EXCHANGE - SELECTED INDICATORS

                                                     AS AT AND FOR THE YEAR ENDING DECEMBER 31,
                                             --------------------------------------------------------
                                               1999        2000         2001        2002        2003
                                               ----        ----         ----        ----        ----

Total Spot turnover values (USD millions)      33,561      15,300       5,678       7,195      10,313
  - of which:
  Equities ..............................      14,848      12,248       4,834       5,894       8,595
  Government Bonds ......................      13,270       2,310         554         754         695
  Corporate Bonds .......................         144         173         125         256         316
  Bonds of International Institutions ...          13           4          20           3           1
  Mortgage Bonds ........................        --          --            10          84         474
  T-Bills ...............................       5,274         553         132         190         208
  Investment Funds ......................           2           2           3           2           4
  Compensation Notes ....................          10          11           1          14          20
Total number of transactions ............   1,474,083   1,627,033     911,697     741,703     718,377
  - of which:
  Equities ..............................   1,461,482   1,642,482     902,381     730,822     702,701
  Government Bonds ......................       3,158       2,385         632         816       1,131
  Corporate Bonds .......................         650         765       1,166       1,793       2,690
  Bonds of International Institutions ...          28          17          42          11          13
  Mortgage Bonds ........................        --          --            80         365       1,036
  T-Bills ...............................       1,873         547          89         216         435
  Investment Funds ......................       1,106       2,855       4,694       1,134       1,348
  Compensation Notes ....................       5,786       7,982       2,613       6,546       9,023
Average number of daily transactions ....       5,896       6,482       3,721       2,967       2,851
Average daily turnover (USD millions) ...       134.5        61.0        23.2        28.8        40.9
Average value per transaction (USD ......        23.0         9.5         6.3         9.7        14.4
   thousands)
Number of trading days ..................         250         251         245         250         252
Total Futures Turnover (USD millions) ...       5,620       4,865       2,624       3,347       6,530
  - of which:
  Budapest Stock Exchange Index "BUX" ...       4,842       3,217         981         960       1,480
  Currencies ............................          92         104          64         301       1,870
  Shares ................................         635       1,537       1,579       2,086       3,180
  Interest Rates ........................          51           7           0           0           0
  - Number of transactions ..............     168,009     191,712     126,568     132,873     157,868
Total Options Turnover (USD millions) ...        --         9,747       1,014       1,040         812
  - of which:
  Equity options ........................        --         1,231         229       1,040         812
  Index options .........................        --         8,516         785           0           0
  Currency options ......................        --          --          --          --          --
  - Number of trades ....................        --           578          37          19          12
Average exchange rate HUF/USD(1) ........      238.46      278.22      286.58      231.41      215.17

--------------------------

Source: Budapest Stock Exchange
Notes:  (1) Exchange rate used by the Budapest Stock Exchange for calculating
        USD values expressed in this table.

                                       36

                                 PUBLIC FINANCE

GENERAL INFORMATION

         The public finance sector in Hungary consists of the central government budget, social security funds (pension and health funds), extra-budgetary funds and local government budgets, which together are referred to as the general government budget.

METHODOLOGY

         Unless otherwise indicated, all data in this section and in other sections of this document are presented for comparison purposes in accordance with the methodology of the International Monetary Fund (as set forth in the
Manual on Governance Finance Statistics, IMF 1986) (GFS). In order to comply with its EU-accession obligations, the Republic has started to produce certain data on the basis of the European System of Accounts 95 (ESA 95). ESA 95 methodology monitors revenues and expenditures on an accrual basis, whereas GFS methodology monitors revenues and expenditures on a cash basis. Under ESA 95, certain exercised state guarantees are reclassified as government debt and increase the deficit, and the definition of the general government sector is extended to include certain quasi-governmental institutions.

         The general government budget data are compiled by the Ministry of
Finance in several steps. In January, the Ministry of Finance compiles the first version of the general government budget for the previous year. For instance, in
January 2004 the Ministry of Finance compiled the first version of general government budget for the year 2003. This budget (compiled according to data available in January) is called "preliminary budget". During the course of the year, the Ministry of Finance collects additional information concerning the revenues and expenditures related to the previous year. In light of this additional information, the Ministry of Finance revises the preliminary budget
(compiled in January), and compiles the second version of the general government budget for the previous year. For instance, in May 2004 the Ministry of Finance compiled the second version of general government budget for the year 2003. This budget (compiled according to data available in May) is called "fact budget".
The main source of the difference between the preliminary and fact budgets is the uncertainty of the exact amounts of revenues and expenditures of the central governmental institutions, because balance sheets of these institutions are not compiled until May. The Ministry of Finance is obliged to compile the final account within the end of August and the final account is compiled based on the fact budget. For instance, the final account for the year 2003 was compiled at the end of August 2004 according to fact budget. The final account is submitted to the Parliament, and the Parliament approves the final account with a simple majority vote. Note that the final account submitted to the Parliament may differ from the final account approved by the Parliament due to amendments.
After the final account is approved by the Parliament, the Ministry of Finance compiles the third version of the general government budget for the previous year. For instance, in November 2004 the Ministry of Finance will compile the third version of general government budget for the year 2003. This budget
(compiled according to the approved final account) is called "final budget". For the year 2003 we can only provide preliminary or fact data because the Ministry of Finance have not compiled the 2003 final budget yet (the final account was approved on November 10, 2004).

         For the year 2004 we provide data compiled by the Ministry of Finance.
The first type of data for the year 2004 were compiled by the Ministry of
Finance according to the budget act for the year 2004, which was approved by the
Parliament in autumn 2003. This budget (compiled according to approved budget)
is called "planned budget". The second type of data for the year 2004 are compiled by the Ministry of Finance according to additional information obtained during the course of 2004. This budget (compiled on the ground of the approved budget and additional information obtained during the course of the year) is called "expected budget". During the year 2004 the expected data were revised by the Ministry of Finance several times, as presented in the following section. In this prospectus we present expected data compiled by the Ministry of Finance in the light of data available in October 2004. By this time the Ministry of
Finance expected 6.5% general government deficit to GDP ratio for the year 2004 according to GFS methodology (5.0-5.3% according to ESA 95 methodology).

                                       37

BUDGET TRENDS

         The following table sets forth the main fiscal trends in Hungary during the years indicated:

                                                    BUDGET TRENDS

                                                                                                  FACT        PLANNED
                                           1999          2000          2001         2002        2003(1)       2004(1)
                                           ----          ----          ----         ----        -------       -------
                                                                         (HUF billions)

Central government budget surplus
   (deficit) .........................     (338.1)       (368.7)       (402.9)    (1,469.6)       (732.4)      (650.9)
   Revenues(2) .......................     3,227.6       3,681.0       4,068.0      4,357.3       4,938.2      5,481.5
   Expenditures ......................     3,565.8       4,049.7       4,470.9      5,826.9       5,670.6      6,132.4
Social security funds surplus
   (deficit) .........................      (46.6)        (81.5)           7.4      (100.9)       (349.0)      (346.7)
   Revenues ..........................     1,570.3       1,737.8       2,064.1      2,416.3       2,526.5      2,749.7
   Expenditures ......................     1,616.8       1,819.4       2,056.7      2,517.1       2,875.5      3,096.4
Extra budgetary funds surplus
   (deficit) .........................       (9.5)           2.1        (10.7)          1.4          18.5         16.7
   Revenues ..........................       146.7         166.2         183.1        233.8         244.6        296.7
   Expenditures ......................       156.2         164.1         193.8        232.4         226.0        280.0
Local government surplus (deficit) ...         1.1        (32.1)         (9.9)      (116.6)        (31.7)        (0.1)
   Revenues(2) .......................     1,476.6       1,619.0       1,892.5      2,169.4       2,501.7      2,552.9
   Expenditures ......................     1,475.5       1,651.1       1,902.4      2,285.9       2,533.4      2,553.0
General government budget surplus
   (deficit) .........................     (424.1)       (480.2)       (444.0)    (1,673.7)     (1,094.5)    (1,183.8)
   Revenues(2) .......................     4,926.2       5,568.1       6,325.7      6,817.8      10,211.0      8,880.0
   Expenditures ......................     5,350.3       6,048.3       6,769.7      8,491.5      11,305.5     10,063.8
General government budget surplus
   (deficit) as % of GDP .............      (3.7%)        (3.7%)        (3.0%)       (9.9%)        (5.9%)    (5.9%)(3)

ESA 95 METHODOLOGY:
General government budget surplus
   (deficit) .........................         n/a           n/a           n/a    (1,567.5)     (1,158.7)      (937.8)
   Revenues ..........................         n/a           n/a           n/a      7,476.3      10,341.4      8,993.2
   Expenditures ......................         n/a           n/a           n/a      9,043.8      11,500.1      9,931.0
General government budget surplus
   (deficit) as % of GDP .............         n/a           n/a           n/a       (9.2%)        (6.2%)    (4.6%)(3)

-------------------------
Source: Hungarian Central Statistical Office and Ministry of Finance
Notes:  (1) For methodological remarks on planned, expected, preliminary, fact, and final budgets see "Public Finance - General Information -
        Methodology".
        (2) Revenues exclude privatization revenues.
        (3) With projected GDP.

         Fiscal Deficit in 2003. In 2003 the fiscal deficit decreased to 5.9% of
GDP from 9.9% of GDP in 2002 (based on GFS methodology; based on ESA 95 methodology the deficit decreased from 9.2% in 2002 to 6.2% in 2003) due in large part to extraordinary one-off expenditures in 2002. These one-time measures taken in 2002 included, in particular, subsidies to publicly owned companies (mainly in the area of transportation and sports) and the purchase of shares in certain companies (such expenditures were motivated by EU recommendations, pursuant to which these companies' activities are typically considered as governmental tasks). Despite the sharp reduction in the deficit in
2003, the result was still in excess of the original forecast of 4.5% of GDP
(according to GFS methodology; the Ministry of Finance did not set any target under ESA 95 methodology for 2003).

         The higher than planned deficit was largely attributable to higher interest expenditure and higher mortgage loan subsidies as a result of unexpected increase in interest rates, a one-off maternity benefit payment
(payable pursuant to a decision of the Hungarian Supreme Court), higher than planned deficit of the social security funds (mainly due to higher pension payments and higher than planned expenditures on pharmaceuticals) as well as lower than planned economic growth. Despite the fact that the government decided to cut expenditure by HUF 70 billion

                                       38

(restrictions on mortgage subsidies and some rationalization in central administration, which have mainly long term effects), the target was exceeded by
1.4% of GDP.

         Expected Fiscal Deficit in 2004. According to the budget approved for
2004, the general government deficit, measured as a percentage of GDP, was planned to decrease to 4.3% (according to GFS methodology; 3.8% based on ESA 95 methodology), compared to 5.9% in 2003 (according to GFS methodology; 6.2% based on ESA 95 methodology). In order to achieve this target, the average VAT rate was increased, various VAT exemptions have been eliminated, certain changes have been made to the personal tax system and certain controls over expenditures in the central government institutions were strengthened.

         On January 7, 2004, the Prime Minister announced the removal of Mr.
Csaba Laszlo from his post as Minister of Finance and appointed Mr. Tibor
Draskovics, formerly chief of the Prime Minister's Cabinet, as his successor.
Mr. Draskovics took office on February 15, 2004. Despite the adoption of the measures set out above, Mr. Draskovics announced a revised target for 2004 budget: a deficit of 5.8% of GDP (based on GFS methodology; 4.6% based on ESA 95 methodology), referring to the fact that the base data for planning the 2004 items has significantly changed in December 2003.

         On February 25, 2004, the cabinet decided to lower governmental expenditures by HUF 185 billion. The Minister of Finance partially blocked the accounts of the ministries and certain governmental institutions in order to reduce their expenditures and allow the fiscal authority to achieve the aimed deficit. The measure limited the total expenditures of the institutions for the whole of the year 2004. According to Mr. Draskovics' evaluation, these measures were expected to influence the expenditures mainly in the longer term and, therefore, the impact was expected to be delayed, to a large extent, until the end of the year 2004.

         On March 17, 2004, the Ministry of Finance announced a prognosis of general government deficit for 2004. The Ministry of Finance expected that the general government deficit (excluding local government deficit) would be HUF
1,184.8 billion for the year 2004, i.e., 5.8% of GDP (based on GFS methodology;
4.6% based on ESA 95 methodology). On April 7, 2004 the cabinet decided to cut governmental expenditures by an additional HUF 13.75 billion. The reduction took place in the same manner as the previous reduction from February 25, 2004.

         On July 30, 2004 the cabinet decided that the Ministries may only spend the remaining funds granted but not spent in previous years (in 2003 and partly in 2002) with the permission of the Minister of Finance. This means that the
Minister of Finance is able to block an additional sum of approximately HUF 106 billion if necessary.

         On September 7, 2004, the Ministry of Finance published the August 2004 fiscal deficit figures. The deficit reached more than 100% of the annual expected deficit, so the Ministry of Finance decided to revise the expected deficit for 2004. The result of the revision was announced on September 15,
2004. According to ESA 95 methodology, the expected general government deficit was set to 4.9-5.1% of GDP (local governments not included; the expected deficit to GDP ratio including local governments was set to 5.0-5.3%). According to GFS methodology, the expected general governmental deficit (local governments not included) was increased from 5.8% to 6.5%. Mr. Draskovics also announced a deficit contracting measure amounting to HUF 43 billion. The increase in the projected deficit was mostly caused by shortfall of revenues of the budget (in particular by shortfall in the collection of VAT, excises, registration tax and personal income tax). The higher than expected expenditures of central budgetary institutions, pensions, and pharmaceutical subsidies also contributed to the change in the fiscal target. The new deficit target also assumes that a number of additional measures and events will take place in 2004 with a positive effect on the deficit. These measures and events include the receipt of additional revenues from state-owned properties, less than projected contribution to the EU budget, savings of extra-budgetary funds, and decreased support to the media.

         On September 27, 2004, the Prime Minister Mr. Gyurcsany announced a new program of the government. According to this program, the main goal of the government's economic policy is the promotion of fast and balanced growth, which allows improvement in the performance of the economy, reduction in the level of employment and increase in the population's living standards. The government's program aims to improve the competitiveness of enterprises, stimulate exports, and to conduct a rigorous budget policy. The government also plans to improve the economic balance by stimulating savings of households. The government's program considers investments the key factor of growth. The government intends to launch programs to stimulate investment and develop the infrastructure. The program sets a target of creating jobs through tax incentives.

         Planned Fiscal Deficit in 2005. On October 4, 2004 Mr. Draskovics
announced that he expects the 2005 budget deficit to reach 4.5-4.7% of GDP, according to ESA 95 methodology.

                                       39

CENTRAL GOVERNMENT BUDGET

         The following table sets forth information concerning central government revenues and expenditures for the years 1999 to 2002, as well as similar data pursuant to the fact budget for 2003 and the planned budget for
2004:

                                       CENTRAL GOVERNMENT REVENUES AND EXPENDITURES

                                                                                                     FACT.        PLANNED
                                               1999          2000         2001          2002        2003(1)       2004(1)
                                               ----          ----         ----          ----        -------       -------
                                                                           (HUF billions)

REVENUES:
Revenues from enterprises ..................    444.1         468.3        508.1         566.2        743.2           781.3
   - of which:
   Corporate tax (excluding financial
   institutions except 2004 and 2003) ......    248.8         273.2        319.4         364.9        413.7           459.9
   Unified entrepreneurial tax (EVA) .......        -             -            -             -         31.0            54.5
   Mine rents ..............................     11.5          13.7         13.7          14.7         17.8            19.0
   Import duties and other taxes on
   imports .................................    140.2         136.6        122.9         125.7        131.3            43.0
   Gambling tax ............................     17.4          27.9         34.3          38.8         49.2            64.0
   Other payments ..........................     26.3          16.9         17.7          22.2         22.1            21.0
   Other centralized revenues ..............        -             -            -             -            -            94.9
   Environmental tax .......................        -             -            -             -            -            25.0
Taxes on consumption .......................  1,405.5       1,659.7      1,783.6       1,895.4      2,355.9         2,624.7
   - of which:
   VAT .....................................    941.8       1,153.7      1,243.9       1,304.9      1,699.6         1,904.9
   Excise duties ...........................    463.7         505.9        539.7         590.5        656.3           719.8
Payments by households .....................    626.0         755.2        896.4       1,016.2      1,006.2         1,115.4
   - of which:
   Personal income tax .....................    578.1         695.7        830.3         940.6        909.0          1025.6
   Tax payments ............................      4.2           5.0          5.2           7.1          7.0             3.9
   Duties ..................................     43.7          54.4         60.9          68.5         90.2            86.0
Other centralized revenues .................        -             -         62.6          68.7         78.2               -
Revenues of central budgetary
   institutions ............................    537.7         562.7        578.8         583.9        605.5               -
Revenues of budgetary institutions .........        -             -            -             -            -           691.2
Payments by central budgetary
   institutions ............................        -             -         22.7          15.4         34.9            21.8
Payments by local governments ..............      4.6           4.6          4.7           5.5          7.1             6.0
Deductions from extra budgetary state
   funds ...................................     10.0          19.8         47.0          56.4         49.4            67.9
Revenues from international financial
   relations ...............................        -             -            -             -            -               -
Revenues related to state treasury
   assets ..................................     40.4          30.0          6.7           7.0         23.9            37.3
Corporate tax and dividends of
   financial institutions ..................     13.7          19.5         32.4          31.7            -               -
Dividends of the National Bank .............     30.6          20.1         27.7          23.3            -               -
Other revenues .............................     12.3          13.0          9.3           8.7          7.8            10.1
Revenues related to debt services ..........     88.2         108.6         87.8          78.9        104.2            82.0
Refunding from the EU ......................        -             -            -             -            -            43.9
                                              -------       -------      -------       -------      -------         -------
Revenues excluding revenues from ...........  3,227.6       3,681.0      4,068.0       4,357.3      4,938.2         5,481.5
                                              =======       =======      =======       =======      =======         =======
   privatization
Revenues from privatization ................      9.8           0.9          0.0           0.0          0.0             0.0
                                              -------       -------      -------       -------      -------         -------
TOTAL REVENUES INCLUDING REVENUES FROM .....
   PRIVATIZATION ...........................  3,237.4       3,681.9      4,068.0       4,357.3      4,938.2         5,481.5
                                              =======       =======      =======       =======      =======         =======

                                       40

                                                                                                     FACT.        PLANNED
                                               1999          2000         2001          2002        2003(1)       2004(1)
                                               ----          ----         ----          ----        -------       -------
                                                                           (HUF billions)

EXPENDITURES:
Subsidies to enterprises ...................    176.8         179.3        215.3         237.2        295.7           280.3
Subsidies on final consumption .............     74.8          82.8         90.9          99.0        104.9           117.0
Capital formation expenditure ..............     41.1          49.9         60.4          72.3         87.9            73.8
   - of which: budgetary coverage for
   central investments .....................        -             -            -             -            -               -
Guarantee and contributions to social
   security system .........................    103.5         127.5        220.5         383.9        301.9           334.1
Benefits based on social security
   system ..................................    274.9         303.6        329.0         389.2        461.8           477.7
Central government(2) ......................  1,536.1       1,869.8      2,193.0       2,611.2      2,804.0         3,036.7
Backing of self-constituted social
   organizations ...........................      2.9           2.9          3.0           3.1          2.7             3.7
Transfers to local governments .............    449.0         428.8        508.9         620.5        749.4           795.1
Transfers to extra budgetary funds .........    228.0           1.1          0.0           0.0          2.6            18.2
Expenditures on international
   financial relations .....................      1.9           2.3          2.5           1.6          1.5             7.9
Debt service, interest payments ............    850.3         796.9        724.0         738.0        812.1           761.8
Other expenditures .........................      7.9           7.9         23.3          17.9         19.3               -
General contingency reserve, liability
   reserves ................................        -             -            -             -            -            38.0
Extraordinary expenditures .................     20.7         186.1         92.9         286.3         14.3            28.9
Debt assumption ............................        -             -            -         363.3            -            29.8
Expenditure on government guarantees .......     15.4           6.5          7.3           3.4         12.4             7.5
Expenditures relating to Bank
   accounting ..............................     10.1           4.2          0.0           0.0          0.0             0.0
Obligations towards the EU .................        -             -            -             -            -           122.0
                                              -------       -------      -------       -------      -------         -------
TOTAL EXPENDITURES .........................  3,565.8       4,049.7      4,470.9       5,826.9      5,670.6         6,132.4
                                              =======       =======      =======       =======      =======         =======

Central budget surplus (deficit) ...........  (328.1)       (369.6)      (402.9)     (1,469.6)      (732.4)         (650.9)
Central budget surplus (deficit)
   excluding revenues from
   privatization ...........................  (338.1)       (368.7)      (402.9)     (1,469.6)      (732.4)         (650.9)

---------------------------
Source: Hungarian Central Statistical Office and Ministry of Finance
Notes:  (1) For methodological remarks on planned, expected, preliminary, fact, and final budgets see "Public Finance - General Information -
        Methodology".
        (2) Central government expenditures include the expenditures of the central budgetary institutions and the chapter administered professional appropriations; these are the two elements of the expenditures of the
        Ministries of the Republic. Examples of such expenditures include ministries, road maintenance and development, motorway network, agricultural subsidies, etc.

CENTRAL GOVERNMENT BUDGET PROCESS

         The Ministry of Finance prepares the central government budget on a calendar year basis for the government, which submits it to Parliament for consideration and ultimate approval. The annual budget for the coming year is supposed to be approved prior to the beginning of the relevant year. If
Parliament does not approve the budget by that time, the government is obliged to propose a bill on an interim budget without delay. If the bill on the interim budget is not approved by Parliament either, the government is entitled to collect revenues due to the central budget in accordance with the laws in force and to make expenditures in line with the budget for the preceding calendar year.

         After the end of each calendar year, within 8 months, the final accounts are compiled by the Government and are submitted to Parliament for final approval.

         The major components on the revenue side of the central government budget are taxes imposed on consumption (including VAT), enterprise taxes and taxes on households (primarily personal income taxes). On the

                                       41

expenditure side, the major items are debt service and transfers to the social security funds, budgetary institutions, local governments and extra-budgetary funds.

ROLES OF THE MINISTRY OF FINANCE, THE HUNGARIAN STATE TREASURY AND THE
GOVERNMENT DEBT MANAGEMENT AGENCY

         The Ministry of Finance is responsible for supplying information to support decision making and for coordinating issues falling within the government's scope of authority in relation to public finances. Specific responsibilities include the preparation of the bill on the final accounts of the central government and the central government budget, which is presented to
Parliament each year.

         The Ministry of Finance must ensure central budget execution, solvency of the central government, central government financing and registration of government debt guarantees, including loans granted and claims of the central government. These tasks are executed through the Treasury and debt and liquidity management tasks are carried out by Allamadossag Kezelo Kozpont
Reszvenytarsasag, a special government debt management agency (the "Government
Debt Management Agency").

         The Treasury was established on January 1, 1996 as a central budgetary organization. The legal and professional supervision of the Treasury is performed by the Ministry of Finance. Within its budget execution responsibilities, the Treasury's main task is the management of budget appropriations and government cash flows and the determination of the daily financing needs of the central government. The management of budget appropriations includes the registration of annual appropriations, the monitoring of their changes and the right to authorize payments from appropriated amounts.

         The cash management duties of the Treasury include account management for the budgetary institutions, which, in accordance with the Act on Public
Finances, are authorized to keep their accounts with the Treasury. The Treasury administers the Single Treasury Account, which is the cash account of the
Treasury held at the Bank.

         In addition, the Treasury's responsibilities include the provision of funds for government investments and other investments based on government decisions, the transfer of contributions and subsidies to municipalities, and the management and collection of loans and other claims of the central government.

         The government's borrowing needs are financed by the Government Debt
Management Agency. The Minister of Finance established the Government Debt
Management Agency in order to concentrate debt management functions into one organization. Accordingly, the Government Debt Management Agency manages, renews and records the forint and foreign exchange debt of the central government and, pursuant to the amendment of the Public Financing Act of from 2003, manages the liquidity of the Single Treasury Account. In the context of liquidity management, from 2004, the Government Debt Management Agency introduced new secondary market operations (e.g., repurchase transactions on the domestic securities market).

         In the domestic market, the responsibilities of the Government Debt
Management Agency include the administration of auctions and subscriptions, the development of the institutional framework and the structure of government securities markets. Another important Government Debt Management Agency function is to provide easily accessible, up-to-date information on the government securities markets and on the financing of the Republic's borrowing needs in the spirit of transparency and openness. In foreign debt management, the Government
Debt Management Agency acts in the name of the Republic of Hungary in raising funds, manages the foreign exchange debt of the central government, ensures promptness and accuracy in respect of debt service payments and effects hedging transactions to reduce risks. In relation to foreign exchange debt, the Bank performs certain agency functions for the Republic based on an agency agreement entered into between the Bank and the Ministry of Finance.

                                       42

RECENT BUDGETS

         The following table compares the planned and expected budgets for 2004 with the fact budget for 2003 and shows similar data for the first half of 2004:

                        YEAR 2003 COMPARED WITH YEAR 2004

                                         FACT       PLANNED      EXPECTED        1H          PLANNED      EXPECTED
                                        2003(1)     2004(1)      2004(1)        2004         2004(1)       2004(1)
                                        -------     -------      -------        ----         -------       -------
                                                        (HUF billions)                             (% change
                                                                                                compared to 2003)

REVENUES:
Revenues from enterprises ...........       743.2       781.3        756.4         364.0           5.1           1.8
   - of which:
   Corporate tax (including financial
   institutions) ....................       413.7       459.9        424.9         182.8          11.2           2.7
   Unified entrepreneurial tax (EVA).        31.0        54.5         64.5          30.1          75.8         108.1
   Mine rents .......................        17.8        19.0         19.0           9.7           6.7           6.7
   Import duties and other taxes on
   imports ..........................       131.3        43.0         40.0          35.6        (67.3)        (69.5)
   Gambling tax .....................        49.2        64.0         64.0          29.9          30.1          30.1
   Other payments ...................        22.1        21.0         21.0          10.3         (5.0)         (5.0)
   Other centralized revenues .......        78.2        94.9        105.0          58.1          21.4          34.3
   Environmental tax ................           -        25.0         18.0           7.6             -             -
Taxes on consumption ................     2,355.9     2,624.7      2,404.6       1,033.0          11.4           2.1
   - of which:
   VAT ..............................     1,699.6     1,904.9      1,695.0         712.8          12.1         (0.3)
   Excise duties ....................       656.3       719.8        709.6         320.3           9.7           8.1
Payments by households ..............     1,006.2     1,115.4      1,029.6         458.1          10.9           2.3
   - of which:
   Personal income tax ..............       909.0     1,025.6        930.6         408.3          12.8           2.4
   Tax payments .....................         7.0         3.9          4.0           2.6        (44.3)        (42.9)
   Duties ...........................        90.2        86.0         95.0          47.2         (4.7)           5.3
Revenues of budgetary institutions ..       605.5       691.2        745.8         370.4          14.2          23.2
Payments by central budgetary
   institutions .....................        34.9        21.8         25.0           5.1        (37.5)        (28.4)
Payments by local governments .......         7.1         6.0          9.8           8.7        (15.5)          38.0
Deductions from extra budgetary
   state funds ......................        49.4        67.9         67.9          33.9          37.4          37.4
Revenues related to state treasury
   assets ...........................        23.9        37.3         69.8          23.2          56.1         192.1
Other revenues ......................         7.8        10.0         10.8           5.8          28.2          38.5
Revenues related to debt
   services .........................       104.2        81.9         85.4          39.2        (21.4)        (18.0)
Refunding from the EU ...............           -        43.9         43.4          10.8             -             -
Revenues excluding revenues from
   privatization ....................     4,938.2     5,481.5      5,248.4       2,352.2          11.0           6.3
                                          -------     -------      -------       -------        ------        ------
REVENUES INCLUDING REVENUES FROM
   PRIVATIZATION ....................     4,938.2     5,481.5      5,248.4       2,352.2          11.0           6.3
                                          =======     =======      =======       =======        ======        ======

                                       43

                                         FACT       PLANNED      EXPECTED        1H          PLANNED      EXPECTED
                                        2003(1)     2004(1)      2004(1)        2004         2004(1)       2004(1)
                                        -------     -------      -------        ----         -------       -------
                                                        (HUF billions)                             (% change
                                                                                                compared to 2003)

EXPENDITURES:
Subsidies to enterprises ............       295.7       280.3        373.8         183.8         (5.2)        (26.4)
Subsidies on final consumption ......       104.9       117.0        110.8          50.4          11.5           5.6
Capital formation expenditure .......        87.9        73.8         57.5          27.5        (16.0)        (34.6)
Contributions to social security
   systems ..........................       301.9       334.1        333.2         167.1          10.7          10.4
Benefits based on social security
   systems ..........................       461.8       477.7        474.0         227.6           3.4           2.6
Central government ..................     2,804.0     3,036.6      2,983.5       1,555.5           8.3           6.4
Backing of self-constituted social
   organizations ....................         2.7         3.7          3.7           1.9          37.0          37.0
Transfers to local governments ......       749.4       795.1        783.9         405.7           6.1           4.6
Transfers to extra budgetary
   funds ............................         2.6        18.2         15.9           6.7         600.0         511.5
Expenditures on international
   financial relations ..............         1.5         7.9          7.9           0.7         426.7         426.7
Debt service interest payments ......       812.1       761.8        894.8         500.0         (6.2)          10.2
Other expenditures ..................        19.3       14.5          20.4            -         (24.9)           5.7
General contingency reserve
   liability reserves ...............           -        37.1                         -             -             -
Extraordinary expenditures ..........        14.3        45.1         42.6          19.9         215.4         197.9
Debt assumption .....................           -           -            -          28.9            -             -
Expenditure on government guarantees         12.4         7.5          4.8           1.6        (39.5)        (61.3)
Obligations towards the EU ..........           -       122.0        120.1          31.0            -             -
                                          -------     -------      -------       -------        ------        ------
TOTAL EXPENDITURES ..................     5,670.6     6,132.4      6,227.0       3,208.0           8.1           9.8
                                          =======     =======      =======       =======        ======        ======
Central budget surplus (deficit) ....     (732.4)     (651.0)      (978.6)       (855.8)        (11.1)          33.6
CENTRAL BUDGET SURPLUS (DEFICIT)
   EXCLUDING PRIVATIZATION REVENUES .     (732.4)     (651.0)      (978.6)       (855.8)        (11.1)          33.6
                                          ======      ======       ======        ======         ======        ======

---------------------------
Source: Ministry of Finance
Notes:  (1) For methodological remarks on planned, expected, preliminary, fact, and final budgets see "Public Finance - General Information -
        Methodology".

TAXATION

         The current Hungarian taxation system was introduced in 1988. While there are no current plans to significantly change taxation, the Republic, in line with its EU membership, is considering the implementation of administrative amendments to harmonize its taxation machinery with that of other EU Member
States in terms of collection, technological advances and tax avoidance laws.

         The most important elements of the Hungarian tax system are corporate profit tax, corporate dividend tax, personal income tax, value added tax, excise duty and local taxes.

         Hungarian tax law distinguishes between domestic and foreign taxpayers.
The tax liability of a domestic taxpayer extends to income originating from both
Hungary and abroad, while the tax liability of a non-Hungarian taxpayer is restricted to its Hungarian source of income as defined by the respective
Hungarian tax law and is also generally affected by the applicable double taxation treaty. Hungary has entered into a double taxation treaty with almost
50 countries, including almost all of the OECD countries. Of the OECD countries,
Hungary does not have a double taxation treaty with Iceland, New-Zealand and
Mexico. A treaty with Mexico is likely to enter into force on January 1, 2006.

         Hungary, like many transformation countries, has a substantial "shadow"
economy, which is able to avoid paying taxes. Recent improvement in this situation is demonstrated by increases in tax receipts that have outpaced

                                       44

GDP growth. Further improvement is expected as larger companies and multinational enterprises assume a greater role in the Hungarian economy. In
1998, Hungary also consolidated its tax collecting powers into one authority and increased the enforcement funding for this entity in the 1999 budget.

         In recent years, to improve competitiveness and to harmonize the tax system with EU standards, it has undergone some moderate changes.

Corporate Profit Tax and Corporate Dividend Tax

         The corporate tax rate on profits is 16%; however, taxpayers may take advantage of certain tax preferences. According to the general rules on dividend taxation, a foreign entity receiving a dividend will pay a 20% dividend tax.
Such tax rate may, however, be reduced by the applicable double taxation treaty.
Dividend distributions to domestic entities and companies resident in the
European Community are generally exempt from the tax. A foreign entity receiving interest and royalties from a local source is not subject to withholding tax.
The dividend withholding tax is expected to be abolished from January 1, 2006.

Personal Income Tax

         Hungary has a three-tier graduated personal income tax rate structure with rates of 18%, 26% and 38%. In 2005, the second tier (26% personal income tax rate) is expected to be abolished.

Value Added Tax

         The standard VAT rate is 25%, with a 15% rate on selected products and services and a 5% rate on especially sensitive items (e.g., medicine, books).
Currently, there is no tax imposed on exports and some services (e.g., postal and financial services). The VAT system is in all material aspects harmonized with the relevant EU directives.

Registration Tax

         Registration tax has been payable on the registration of cars since
February 2004.

Excise Duty

         An excise duty is levied on the manufacturing, importing, warehousing, storing and distributing of mineral oils, alcoholic products, beer, wine, champagne, intermediary alcohol products and tobacco products.

Other Central Government Revenues

         Customs duties are imposed on goods imported from outside the European
Community in accordance with the European Community customs code. The central government levies duties on the acquisition of real estate, cars and certain other products and also on certain administrative procedures.

Local Taxes

         Local taxes vary with each municipality. Local governments are permitted to assess local business tax and various property taxes.

                                       45

SOCIAL SECURITY AND EXTRA-BUDGETARY FUNDS

         The social security funds consist of two funds: the pension fund and the health fund. The following table sets forth the revenues and expenditures for social security and certain extra-budgetary funds:

                     SOCIAL SECURITY AND EXTRA-BUDGETARY FUNDS REVENUES AND EXPENDITURES

                                                         YEAR ENDED OR ENDING DECEMBER 31,
                                       ---------------------------------------------------------------------
                                                                                          FACT       PLANNED
                                        1999        2000         2001        2002       2003(1)      2004(1)
                                        ----        ----         ----        ----       -------      -------
                                                                  (HUF billions)

Health Fund:
   Revenues .......................     653.6       734.1        889.9      1,024.6     1,025.4      1,105.2
   Expenditures ...................     701.2       797.9        900.0      1,111.2     1,335.4      1,423.5
   Surplus (deficit) ..............    (47.7)      (63.7)       (10.1)       (86.7)     (310.0)      (318.3)
Pension Fund:
   Revenues .......................     916.7     1,003.7      1,174.2      1,391.7     1,501.1      1,645.5
   Expenditures ...................      91.6     1,021.5      1,156.7      1,405.9     1,540.1      1,670.7
   Surplus (deficit) ..............       1.1      (17.8)         17.5       (14.2)      (39.0)       (25.2)
Extra Budgetary Funds(2):
   Revenues .......................     146.7       166.2        183.1        233.8       244.6        296.7
   Expenditures ...................     156.2       164.1        193.8        232.4       226.0        280.0
   Surplus (deficit) ..............     (9.5)         2.1       (10.7)          1.4        18.5         16.7

---------------------------
Source: Ministry of Finance
Notes:  (1) For methodological remarks on planned, expected, preliminary, fact, and final budgets see "Public Finance - General Information -
        Methodology".
        (2) Currently, these funds consist of the Central Nuclear Fund, the
        Labor Market Fund, the Research and Technology Innovation Fund and the
        'Wesselenyi Miklos' Flood and Inland Waters' Compensation Fund.

         The contribution of the central government to the social security funds was HUF 220.5 billion in 2001, HUF 383.9 billion in 2002, and HUF 301.9 billion in 2003.

SOCIAL SECURITY SYSTEM

         Before the fall of communism, social security was based on the principle of solidarity and risk sharing. The provision of social, health and pension benefits through collection and reallocation was carried out by the state. Since the change of the political and economic system, self-provision has been taking an increasing role. Today, everyone may influence his or her future social benefit through the amounts paid to an individual account. In any event, the state provides social security benefits for those incapable of self-provision.

Health care system

         Health services are provided to help people stay healthy and to help those who have fallen ill to recover within the shortest possible period of time, or if this is not possible, to maintain the highest possible quality of life for as long as possible. Health care provision is governed by the principle of gradual approach, where a patient is to be treated where the requirements are adequately met by the available resources, and should be referred to a higher level only if his treatment can be carried out in a more efficient way. The first level is the basic health care provided by the family doctor, the second level consists of specialized consulting services in out-patient care, and the third level is represented by in-patient care institutes (hospitals, clinics and sanatoria). Everyone has the right to sufficient information on their own illness and to the necessary treatment. However, for ongoing and regular health care, a patient has to duly pay his or her social security contributions and has to hold a social security card as proof of this. On this basis, a citizen is entitled to use the ambulant services, to receive sickness benefit or to qualify for disability pension when his or her working capability is permanently reduced. In addition to the disability benefits provided to people disabled by ill health or accident, disabled people are entitled to additional financial and in-kind benefits, including for instance the right to use designated parking lots and receive financial assistance for traveling.

         Several changes were introduced into the health insurance system in recent years. The contribution of households to the financing of the health services has been increased. A free or heavily subsidized health service is available in some cases only for those who are the most in need. The number of days of sick payment paid by employers has decreased, but the contribution of the employer to the amount paid to the patient has increased.

                                       46

Health fund contributions are similar to those for the pension fund. Employers pay 11% of an employee's income and the employee contributes 4%. In addition, there is a fixed monthly health care contribution by employers of HUF 3,450 per employee per month.

Pension system

         In the course of the reform of the social security system, the pension system has undergone the most fundamental transformation over the recent decade.
The single tier pension system has been replaced by a three tier system, where, besides the pension contribution deducted from the wage on a mandatory basis, private pension funds offer the possibility of self-provision. Furthermore, an employee may join a voluntary pension fund as well. The "three-pillar" pension system was instituted in 1998. The three pillars of this system are: state pensions (the "pay as you go" system), voluntary pension funds and private pension funds.

         Mandatory payments are made to the state pension fund and to a private pension fund selected by the employee. The mandatory pension contribution equals
26.5% of the employee's monthly salary, out of which 8.5% is paid by the employee and 18% by the employer. The contribution paid by the employer goes to the state pension fund in each case. If the employee opts to join a private pension scheme, then, of the employee's 8.5% contribution, 8% is transferred to the private pension fund and 0.5% goes to the state fund. However, entrants are obliged to choose a private pension system. For employees remaining solely in the state system, the entire 8.5% contribution goes to the state pension fund.
Membership of voluntary or mutual pensions schemes, however, is not obligatory.
Retirement age was raised from 55 years for women and 60 years for men to 62 years for both women and men. Pensions reform takes at least 30 years, so it will have the longest transitional period within the general budget reform.

SUSTAINABILITY OF THE SOCIAL SECURITY SYSTEM

         Health care system. In the last three years, the in-kind benefits of the health insurance system increased faster than GDP. This was the result of the rapid dissemination of innovative drugs, wage adjustments for employees in health care and the fast increase of service provisions. Because of the strict budgetary requirements in 2004, numerous short-term measures were adopted (e.g., freezing of medicine prices, digressive financing techniques, introduction of cost-volume agreements) which may assist in controlling the expenditures relating to the health care system.

         In order to achieve a lasting reduction of the increasing tension in financing, the Government has started preparations for a financing reform of health care. The reform should aim at curbing the expenditure growth, and introduce cost effective services by changing the financing and incentive mechanisms.

         Pension System. According to demographic projections, the proportion of the population over the retirement age compared to the population of working age will increase significantly in the next decades. The rise in the retirement age
(see "Social Security System - Pension System") and the increase in the employment rate may result in a temporary improvement, but will not be sufficient to overturn the long-term trend.

         In response to these adverse demographic trends, the government has taken certain steps to reform the pension system. Most importantly, these steps include (in addition to raising the retirement age) the introduction of mixed financing and the application of the so-called Swiss indexation (50% wage increase, 50% inflation).

         The government believes that the introduction of the funded system should start to have an effect on expenditure in the 2020's. By that time, newly retired people should retire as members of the two-pillar system in increasing numbers, and as such, they will only be eligible for a reduced amount of pension from the pay-as-you-go pillar. On the other hand, members of the mixed system pay a reduced amount of contribution into the pay-as-you-go pillar. Due to this fact, there is expected to be an additional deficit in the pay-as-you-go system, which is likely to increase until the 2020's in line with the increasing participation of the active population in pension funds. The decrease of the absolute number of employees, predicted by demographic projections, would also result in the reduction of revenues of the pension system. The government estimates that the mixed system should fully mature around the year 2060.

         Although the government believes that the measures adopted in 1997, as part of the pension reform, should bring positive effects to the sustainability of Hungarian public finance in the long term, the adverse demographic trends outlined above may nevertheless require an increasing role of the budget in the financing of the pension system in the future.

                                       47

LOCAL GOVERNMENT FINANCE

         The following table sets forth the revenues and expenditures at the local government level for the years indicated for all the local governments:

                   LOCAL GOVERNMENT REVENUES AND EXPENDITURES

                                                         YEAR ENDED OR ENDING DECEMBER, 31
                                      -------------------------------------------------------------------------
                                                                                           FACT        PLANNED
                                        1999         2000        2001         2002        2003(1)      2004(1)
                                        ----         ----        ----         ----        -------      -------
                                                                   (HUF billions)

REVENUES:
   Own revenues ..................      648.1        744.6       862.9        977.5      1,096.8       1,171.6
   Subsidies .....................      449.0        428.8       508.9        620.5        749.4         783.9
   Other revenues ................      379.5        445.5       520.8        571.4        655.4         597.4
                                      -------      -------     -------      -------      -------       -------
Total GFS-revenues ...............    1,476.6      1,619.0     1,892.5      2,169.4      2,501.7       2,552.9
                                      =======      =======     =======      =======      =======       =======
   Privatization revenues(2) .....       21.9         37.1        11.2         11.6          n/a           9.0
                                      -------      -------     -------      -------      -------       -------
Total revenues ...................    1,498.5      1,656.1     1,903.7      2,181.0          n/a       2,561.9
                                      =======      =======     =======      =======      =======       =======
EXPENDITURES:
   Wages .........................      631.5        695.2       586.9        743.2      1,270.8       1,328.5
   Investments ...................      261.5        320.6       385.6        481.1        427.1         368.0
   Other expenditures ............      582.5        635.3       709.2      1,061.6        835.5         856.5
                                      -------      -------     -------      -------      -------       -------
Total GFS-expenditures ...........    1,475.5      1,651.1     1,902.4      2,285.9      2,533.4       2,553.0
                                      =======      =======     =======      =======      =======       =======
Surplus (deficit)-GFS ............        1.1       (32.1)       (9.9)      (116.6)       (31.7)         (0.1)
Total surplus (deficit) ..........       23.0          5.0         1.3      (105.0)          n/a           8.9

---------------------------
Source: Ministry of Finance
Notes:  (1) For methodological remarks on planned, expected, preliminary, fact, and final budgets see "Public Finance - General Information -
        Methodology".
        (2) Fact data is not available for the year 2003 yet; the preliminary privatization revenues are HUF 9.9 billions.

         The municipalities are to a large extent autonomous according to the
Constitution and the Local Government Act. However, the government must take the local government deficit into account when preparing and implementing the central government budget and other parts of the public budget, over which the government and Parliament have a more direct control. Parliament can, nevertheless, influence the financial situation of local governments through the volume of budget grants (transfers) and the tax sharing system.

EU NET POSITION

         Starting from 2004, the Republic of Hungary, as a Member State of the
EU, is obliged to make annual payments to the EU budget on a basis comparable to that of other EU Member States. In 2004, Hungary is expected to pay HUF 124.4 billion to the EU budget. This payment will be partly offset by budget compensation payments from the EU to the Republic, in the amount of HUF 44.8 billion in 2004. In 2004, Hungary also expects to receive additional capital transfers from the EU in the amount of HUF 78 billion from structural and cohesion funds and agricultural funds. The actual amount of payments obtained from these sources will, however, also depend on the Republic having a sufficient number of viable projects, complying with the Convergence Program and securing sufficient funds from the central government budget to cover co-payments.

         Although the annual contribution to the EU budget is an additional liability, the Government believes that the amount of such contribution will be significantly exceeded by the direct and indirect impact of funds originating from the EU.

MEDIUM TERM FISCAL PROGRAM AND THE CONVERGENCE PROGRAM

         On May 13, 2004, the Government announced the Convergence Program, which sets out a medium term strategy as regards the participation of Hungary in the Exchange Rate Mechanism (EMR II) and the future introduction of the Euro as the official Hungarian currency. The Convergence Program was submitted to the
European Commission on May 14, 2004.

                                       48

         Under EU legislation, prior to adopting the Euro, Hungary must have fulfilled the following convergence criteria ("Maastricht criteria"):

         o   price stability -- a member state maintains a sustainable price performance and achieves an average rate of inflation (measured over a period of one year before the examination) that does not exceed, by more than 1.5 percentage points, the average rate of inflation of the three member states which perform the best in terms of price stability;

         o   long-term interest rates -- a member state has had an average nominal long-term interest rate (measured over a period of one year before the examination) that does not exceed, by more than 2 percentage points, that of, at most, the three best performing
             Member States in terms of price stability;

         o   the government budgetary position -- a member state has a ratio of planned or actual government deficit to GDP that does not exceed
             3%, unless either (i) the ratio has declined substantially and continuously and reached a level that comes close to the reference value, or, alternatively (ii) the excess of the reference value is only exceptional and temporary and the ratio remains close to the reference value;

         o   government debt -- a member state has a ratio of government debt to
             GDP that does not exceed 60%, unless the ratio is sufficiently diminishing and approaching the reference value at a satisfactory pace; and

         o   exchange rate -- requires participation for at least two years in the ERM II and observance of the normal fluctuation margins close to central parity provided for by the mechanism for at least two years.

         The convergence required for entering the Euro area is formally assessed annually and the final decision is subsequently made by a summit of EU
Member States acting on the recommendation of the ECOFIN Council.

         According to the Convergence Program, the Maastricht criteria could be achieved, without considerably compromising economic growth, by the year 2008.
Taking into account the minimum two-year participation in the EMR II (required by the exchange rate condition), the Convergence Program contemplates the introduction of the Euro in 2010, although it does not exclude an earlier date.
The Convergence Program anticipates that during 2005-2008 governmental expenditures will be reduced by HUF 2,000 billion, taxes by HUF 1,000-1,200 billion, and the deficit by HUF 800-1,000 billion, which would mean a reduction in the governmental redistribution of goods from approximately 48% of GDP to approximately 44%. Currently, tax income amounts to approximately 39% of GDP.
The Convergence Program contemplates that this ratio would be reduced to 37.8%
in 2005, 37.5% in 2006 and 37.3% in 2007. Furthermore, the Convergence Program
is based on the assumption that the budget deficit would be reduced by 0.5% each year, attaining 2.8% in 2008, and that the governmental debt would drop to 59.4%
of GDP by 2004, 57.9% by 2005, 56.8% by 2006, 55.6% by 2007 and 53.7% by 2008.

         In October 2004, the European Central Bank ("ECB") published its 2004
Convergence Report evaluating the degree of convergence among the 11 non-euro area European union member states, including the Republic. The reference period of the report was from September 2003 to August 2004. On the Republic's fulfillment of the Maastricht criteria, the ECB concluded that:

         o   inflation was considerably above the relevant reference values;

         o   the average value of long-term interest rates was well above the reference value;

         o   fiscal deficit was considerably above the relevant reference values; and

         o   the government debt ratio was below the 60% reference value, but keeping the fiscal deficits at the current levels would not be sufficient to keep the public debt ratio below 60%.

         The ECB stated that the key requirements for achieving high degree of sustainable convergence in Hungary were the implementation of a sustainable and credible fiscal consolidation path, and a tangible improvement of the country's fiscal performance. The ECB considered this important in particular in order to contain inflationary pressures, decrease the large current account deficit and restore credibility that in turn would also support exchange rate stability.

                                       49

                                 HUNGARIAN DEBT

GENERAL INFORMATION

         Traditionally, the National Bank of Hungary was the primary entity through which Hungary borrowed money in foreign currencies. Pursuant to the 1997 amendment to the National Bank of Hungary Act, the Bank may now only incur foreign currency debt for its own purposes and all foreign currency borrowings and debt security issuances for the central budget must be made directly by the
Republic, acting through the Ministry of Finance. The Minister of Finance, in turn, has delegated these debt management functions to the Government Debt
Management Agency, which was part of the Treasury until 2001, when it became a separate legal entity. Following January 1, 1999, foreign currency debt issuances are arranged by the Government Debt Management Agency. See "Public
Finance - Roles of the Ministry of Finance, the Hungarian State Treasury and the
Government Debt Management Agency."

         The Bank will remain the legal or named obligor on the outstanding foreign currency debt incurred before January 1, 1999. The majority of the interest rate and exchange rate risks associated with these debts and any related swaps, however, have been effectively transferred to the Republic pursuant to a series of transfer agreements, whereby the Republic has essentially agreed to pay the Bank sufficient funds to cover these obligations.
Following this transfer of risk, the Republic entered into a number of swap agreements to match the currency profile of this debt portfolio to that of the currency basket (100% Euro since January 2000) upon which the forint is pegged.
The Bank may still act as an agent of the Republic for the purposes of obtaining foreign loans and issuing securities abroad. Since January 1997, the Bank has acted in this agency role on the basis of an agency agreement, which was entered into by the Bank and the Republic, as permitted by the amended National Bank of
Hungary Act.

         Because of this history, all references to public debt include debt of the Republic and the Bank. Public debt also includes debt of the social security and other extra-budgetary funds, but does not include local government debt.
External public debt refers to public debt that is denominated in a foreign currency and almost always owed to a non-Hungarian party. Internal public debt refers to public debt denominated in forints and typically owed to parties within the country. Gross external debt refers to all of the foreign currency denominated debt owed by Hungarian persons and both public and private entities to non-resident creditors. Loans between the Bank and the Republic relating to external borrowings originally made by Bank were not added for the purposes of calculating public debt figures, to avoid double counting.

PUBLIC DEBT

         The following table sets out certain statistics regarding the Hungarian public debt for the years indicated below:

                                         PUBLIC DEBT

                                                          AS AT AND FOR THE YEAR ENDED DECEMBER 31,
                                               --------------------------------------------------------------
                                                 1999          2000        2001          2002         2003
                                                 ----          ----        ----          ----         ----
                                                        (HUF billions, unless otherwise indicated)

Internal Public Debt ......................     4,350.2       4,717.5      5,397.4      6,956.9      8,008.7
   % of Nominal GDP .......................       38.18         35.81        36.35        41.56        43.12
External Public Debt ......................     2,536.2       2,508.8      2,322.1      2,267.3      2,579.0
   % of Nominal GDP .......................       22.26         19.05        15.64        13.54        13.88
Total .....................................     6,886.4       7,226.2      7,719.5      9,224.2     10,587.7
   % of Nominal GDP .......................        60.4          54.9         52.0         55.1         57.0
Nominal GDP ...............................    11,393.5      13,172.3     14,849.8     16,740.7     18,574.0

---------------------------
Source: Government Debt Management Agency
Notes:  This table shows the public debt of the Republic from the perspective of the economic obligations of the central government. The external debt of the Bank, which has been transferred to the Republic as discussed above, has been included on a pro forma basis. The transfer of this debt involved, among other things, an exchange of the Bank's external obligations for the effective cancellation of certain of the central government's internal (forint denominated) obligations owed to the Bank.
        In this table external debt refers to government obligations denominated in foreign currency, while internal debt refers to obligations denominated in local currency.

                                       50

         In the past decade, the central government's gross debt to GDP ratio decreased substantially, falling from 72% at the end of 1996 to about 57% by the end of 2003 (both the 1996 data and 2003 data are calculated according to GFS methodology). This decrease was mainly due to the primary budget surplus, the debt redemption effected from privatization proceeds, and the significant real
GDP growth. However, in the last two years the central government's gross debt to GDP ratio grew remarkably, due to the expansionary fiscal policy. The total public debt totaled HUF 10,587.7 billion at the end of 2003, showing an increase of 18% in nominal terms compared with the end of the preceding year. A significant part of the increase can be attributed to the revaluation of the foreign currency debt, due to the depreciation of the forint in 2003. The 2003 budget deficit was higher than planned. The fiscal restrictions introduced by the Minister of Finance are set to diminish the budget deficit and, thus, reduce the central government's gross debt to GDP ratio.

EXTERNAL PUBLIC DEBT

         The following table sets forth the external public debt as at June 30,
2004 by category and by currency:

                  EXTERNAL PUBLIC DEBT BY CATEGORY AND CURRENCY
                              (as at June 30, 2004)

                                                                                          AMOUNT
                                                                                          ------
                                                                                      (EUR million)
BY CATEGORY:

   Bank loans (including bank to bank and syndicated loans) .......................      2,756.7
   Bonds + FRN ....................................................................      7,242.9
   Loans from multilateral financial institutions (e.g. IMF and World Bank) .......      1,373.7
   Trade related credits ..........................................................        n/a
                                                                                         --------
TOTAL .............................................................................      11,373.3
                                                                                         ========

                                                                                        PERCENTAGE
                                                                                        ----------
BY CURRENCY (AFTER SWAPS):                                                                 (%)

   Euro ...........................................................................        100
   Other currencies ...............................................................         0
                                                                                         --------
TOTAL .............................................................................        100
                                                                                         ========

                                                                                        PERCENTAGE
                                                                                        ----------
BY CURRENCY (BEFORE SWAPS):                                                                (%)

   Euro ...........................................................................         67.5
   JPY ............................................................................         17.0
   GBP ............................................................................          6.6
   US Dollar ......................................................................          8.3
   Other currencies ...............................................................          0.6
                                                                                         --------
TOTAL .............................................................................        100.0
                                                                                         ========

---------------------------
Source: Government Debt Management Agency
Notes:  External short-term and long-term debt liabilities of the government sector (financial derivatives are excluded). In this table external debt refers to governmental obligations denominated in foreign currency.

         During 2004, until the end of September 2004, the Republic of Hungary raised money on the international capital markets; in January, by issuing a EUR
1 billion bond maturing in 2014, in May, by issuing a GBP 500 million bond maturing in 2014, and in June, by issuing a JPY 50,000 million bond maturing in
2009.

EXTERNAL PUBLIC DEBT SERVICE AND SCHEDULE OF PAYMENTS

         Neither the Republic nor the Bank has ever defaulted on the payment of the principal of, or premium or interest on, any debt obligation issued by it.

                                       51

         The following table sets forth the schedule of repayments on external public debt as at June 30, 2004:

          SCHEDULE OF PAYMENTS ON EXTERNAL PUBLIC DEBT AT JUNE 30, 2004
                              (as at June 30, 2004)

                           MATURITY                                    TOTAL
                                                                 (EUR millions)
2004 ..........................................................         446.3
2005 ..........................................................       1,710.7
2006 ..........................................................         721.2
2007 ..........................................................         572.6
2008 ..........................................................         896.9
2009 ..........................................................       1,001.4
2010 ..........................................................       1,122.2
2011 ..........................................................       1,438.2
2012 ..........................................................          93.7
2013 ..........................................................       1,234.2
2014 ..........................................................       2,073.9
After 2014 ....................................................          62.0
                                                                     --------
Total .........................................................      11,373.3
                                                                     ========

---------------------------
Source: Government Debt Management Agency
Notes:  In this table external debt refers to governmental obligations denominated in foreign currency.

INTERNAL PUBLIC DEBT

         As of June 30, 2004, Hungary's total internal public debt, including the social security and extra-budgetary funds, was HUF 8,619 billion.
Approximately 0.5% of the government's internal debt as of June 30, 2004 consisted of loans from the Bank. The majority of the remainder of the government's internal debt represents either treasury bills or bonds.

         Within the total HUF denominated central government debt, publicly issued government securities have been playing a predominant role, reaching a total share of 90% in 2003. Raising public funds on the domestic market depends to a large degree upon the issuance of government bonds, which contributes to the lengthening of the duration of the debt portfolio, as well. Of the total amount of publicly issued HUF government securities outstanding, the share of government bonds rose to above 70% in 2003, whilst discount T-bills and retail government securities have played a diminishing role.

         It is also an important objective of debt management to increase the average maturity of the debt portfolio. The average maturity of internal public debt issues (excluding debt acquired due to bank consolidation) was 2.33 years at the end of 2002, and increased to 2.9 years by the end of 2003. This indicator is expected to improve further as the 2004 financing plan aims to significantly reduce the proportion of treasury bill issues.

         The government has also guaranteed certain Hungarian indebtedness. As of March 31, 2004, these guarantees totaled HUF 1,284 billion. According to GFS methodology, guarantees are not included in the governmental debt and only affect the central governmental deficit if and when the government is obliged to make a payment under the guarantee.

                                       52

GOVERNMENT OBLIGATIONS TO THE NATIONAL BANK OF HUNGARY

         The following table shows the government's obligations to the Bank, including those due to net foreign currency losses, as of December 31 for the years indicated:

       GOVERNMENT OBLIGATIONS OUTSTANDING TO THE NATIONAL BANK OF HUNGARY

                                                                  AS OF DECEMBER, 31
                                          -------------------------------------------------------------------
                                           1999          2000           2001             2002           2003
                                           ----          ----           ----             ----           ----
                                                                  (HUF billions)

Short-term ...........................      404.8         367.5          172.1           167.1          198.1
Long-term ............................    2,083.4       1,834.9        1,384.3           995.2          693.8
                                          -------       -------        -------         -------          -----
Total ................................    2,488.2       2,202.4        1,556.4         1,162.3          891.9
                                          =======       =======        =======         =======          =====

---------------------------
Source: National Bank of Hungary

GROSS EXTERNAL DEBT

         The following table sets fort the distribution and maturity of gross external debt in the Republic of Hungary as at December 31, 2003:

                             GROSS EXTERNAL DEBT(1)

                                                                               AS AT DECEMBER 31, 2003
                                                                         ----------------------------------
                                                                                                MEDIUM AND
                                                                                                LONG TERM
                                                                         AMOUNT OF DEBT         MATURITY
                                                                         --------------         --------
                                                                         (EUR millions)            (%)

OBLIGOR:
National Bank of Hungary(2) ..........................................         3,469.5            71.7
The Republic(2) ......................................................        16,162.6            98.4
Private Sector(2)(3) .................................................        26,872.3            79.6
                                                                              --------            ----
Entire economy(2)(3) .................................................        46,504.4            85.5
                                                                              ========            ====

Financial derivative liabilities .....................................         1,586.1              -
                                                                              --------            ----
Entire economy (including financial derivative liabilities) ..........        48,090.5              -
                                                                              ========            ====

---------------------------
Source: National Bank of Hungary
Notes:  (1) In this table external debt refers to governmental obligations owed to non-resident entities.
        (2) External debt as defined in External Debt Statistics: Guide for
        Compilers and Users (IMF 2003). Financial derivatives are not included.
        (3) Direct investment debt liabilities included.

                                       53

         The following table sets forth certain indicators related to Hungarian gross external debt:

                    DEBT SERVICE INDICATORS OF THE REPUBLIC,
                  THE BANK AND THE HUNGARIAN PRIVATE SECTOR(1)

                                                                              YEAR ENDED DECEMBER 31,
                                                            -------------------------------------------------------------
                                                            1999         2000          2001         2002          2003
                                                            ----         ----          ----         ----          ----

Gross foreign debt (incl. intercompany loans) ............   29,393        32,868       37,934       39,155        48,091
Gross foreign debt (excl. intercompany loans) ............   26,009        29,182       32,103       32,305        38,868
Gross external debt(2) (EUR millions) ....................   23,733        25,658       26,377       22,825        26,996
Net external debt(3) (EUR millions) ......................    7,380         7,385        4,493        5,465         8,101
Gross external debt/GDP(4) ...............................     52.7          50.7         45.6         33.1          36.9
Net external debt/GDP ....................................     16.4          14.6          7.8          7.9          11.1
Debt service(5)/exports(6) ...............................      9.3           8.8          7.6          6.9           7.4
Gross external debt/exports ..............................     81.9          68.6         62.6         51.7          59.4
Debt service/exports .....................................     16.8          14.4         13.2         13.1          13.9
Gross interest payments/exports ..........................      4.8           4.7          4.6          4.0           3.7
Reserves import coverage(7) ..............................     5.0x          4.2x         3.9x         3.1x          2.9x

---------------------------
Source: National Bank of Hungary
Notes:  (1) The debt service indicators do not include prepayments, which in
        1999 totaled EUR 294 million, in 2000 totaled EUR 396 million, in 2001 totaled EUR 588 million, in 2002 totaled EUR 354 million, and in 2003 totaled 248 million. In this table external debt refers to governmental obligations owed to non-resident entities.
        (2) Gross foreign debt denominated in foreign currencies. Intercompany loans are excluded.
        (3) Net external debt represents total foreign currency debt less foreign currency international reserves and other foreign assets (such as export claims receivable, export credit granted to foreign entities and the difference between the official price and the market price of gold and silver). Intercompany loans are excluded.
        (4) The GDP figures for 2003 are preliminary data of the Hungarian
        Central Statistical Office.
        (5) Debt service represents gross interest payments and amortization of medium and long-term debt. Intercompany loans are excluded.
        (6) Exports consist of exports of goods and services for the years indicated.
        (7) Reserves import coverage is the ratio of international reserves to the monthly average of annual merchandise imports.

RELATIONS WITH MULTILATERAL FINANCIAL INSTITUTIONS

INTERNATIONAL MONETARY FUND

         Since Hungary joined the IMF, it has borrowed 2,193.7 million in
Special Drawing Rights or SDRs (on January 8, 1999, 1 SDR=USD 1.407). By
February 1998, all SDRs borrowed were repaid in full.

INTERNATIONAL BANK FOR RECONSTRUCTION AND DEVELOPMENT (WORLD BANK)

         Since its accession in 1982 until the end of 2002, Hungary entered into
43 loan agreements with the World Bank. These agreements have enabled Hungary to borrow over USD 3.8 billion. No new borrowings have taken place since 2000 and there is no plan to borrow from the bank in the future.

EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT (EBRD)

         There are 92 Hungarian projects financed by the EBRD, valued at Euro
1,357 million.

COUNCIL OF EUROPE DEVELOPMENT BANK (CEB)

         Hungary joined the CEB in 1998. Since that time the bank's activity has been concentrating on state initiated projects (flood control systems, social housing, financing SMEs and protection of national heritage). The total amount of loans reached Euro 353 million.

         The latest framework agreement was signed in June 2004, whereby the CEB undertook to co-finance water management projects in additional amount of HUF
42.5 billion.

EUROPEAN INVESTMENT BANK (EIB)

         Since 1990 until the end of 2003, the EIB has financed Hungarian projects worth Euro 3.43 billion in total. The EIB finances primarily infrastructure projects and the energy sector, using a Framework Agreement with the

                                       54

Republic of Hungary. Within this Framework Agreement in 2004 a facility agreement was signed in the amount of EUR 445 million.

INTERNATIONAL FINANCE CORPORATION (IFC)

         Between 1987 and 2003, the IFC financed 28 Hungarian projects worth approximately USD 341 million.

                                       55

                       DESCRIPTION OF THE DEBT SECURITIES

         This is a brief summary of the terms and conditions of the debt securities and the related fiscal agency agreement. Copies of the debt securities and the fiscal agency agreement forms, which may differ from one series of debt securities to another, will be filed as exhibits to the registration statement that includes this prospectus. You should not assume this summary is complete and should rely primarily on the information found in the exhibits. Each time the Republic sells securities, the Republic will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any subsequent prospectus supplement, you should rely on the updated information in the prospectus supplement.

GENERAL

         The Republic will issue the debt securities under a fiscal agency agreement between the Republic and a selected fiscal agent.

         The Republic may issue the debt securities in one series or more, as it may authorize from time to time. The prospectus supplement for each such series will contain the following information:

         o   Designation, aggregate principal amount, any limitation on the aggregate principal amount, currency of denomination and payment, and authorized denominations

         o   Percentage of the principal amount at which the debt securities will be issued

         o   Level and method of determining any interest rate(s)

         o   Any dates of interest rate payments and dates from which interest will accrue

         o   Any index, price or formula used to set the amount of any payment of principal, premium or interest

         o   Places where the principal, any premium and any interest will be payable

         o   Any optional or mandatory redemption terms, or repurchase or sinking fund provisions

         o   Whether the debt securities will be in bearer form and include any interest coupons, or in registered form, or both bearer and registered form, as well as restrictions on the exchange of one form for another and on the offer, sale and delivery of debt securities in bearer form

         o   Other specific information as needed

         The prospectus supplement for a given issue of debt securities will also provide information on any material United States federal income and other tax consequences applicable to debt securities that are:

         o   Issued in bearer form

         o   Issued with original issue discount

         o   Denominated or payable in more than one currency other than the USD

         o   Issued in amounts set by reference to any index

         The debt securities will be direct, unconditional, unsecured and general obligations of the Republic. Except as explained in the next section, the debt securities will rank at least equally in right of payment with all other unsecured and unsubordinated obligations of the Republic on or after the date the debt securities are issued, except for such obligations as may be preferred by mandatory provisions of applicable law. The debt securities will be backed by the full faith and credit of the Republic. The Republic will give no preference to one obligation over another on the basis of priority of issue date or currency of payment.

         The Republic may issue the debt securities as discounted securities which either bear no interest or bear interest at a rate below market rates at the time of issue. These discounted debt securities will be sold at a substantial discount below the stated principal amount.

         Holders of the debt securities will be paid the principal, any premium and interest by check, wire transfer or another manner at the place(s) and in the currency or currencies specified in the applicable prospectus supplement.

                                       56

         Claims for payment of the principal amount of the debt securities shall become void ten years after such principal amount became due and payable. Claims for payment of interest on the debt securities shall become void five years after relevant interest payment date on which the interest became due and payable.

NEGATIVE PLEDGE

         As long as any debt security remains outstanding, the Republic will not allow any Security Interest to be established on any of the Republic's or the
Bank's assets or revenues, present or future, in order to secure (i) any Public
External Indebtedness of the Republic having an original maturity of at least one year; or (ii) any Public External Indebtedness of the National Bank of
Hungary having an original maturity of at least one year and incurred on or prior to December 31, 1998, unless the debt securities are secured equally and rateably to this external indebtedness.

         For these purposes:

         "External Indebtedness" means any obligation in respect of existing or future Indebtedness denominated or payable, or at the option of the holder thereof payable, in a currency other than the lawful currency of the Republic of
Hungary. If at any time the lawful currency of the Republic of Hungary becomes the Euro, then External Indebtedness shall also include Indebtedness expressed in or payable or optionally payable in Euro, if (i) such Indebtedness was issued after the date on which the Euro became the lawful currency of the Republic of
Hungary, and (ii) more than 50% of the aggregate principal amount of such
Indebtedness was initially placed outside the Republic of Hungary.

         "Public External Indebtedness" means External Indebtedness which: (i)
is in the form of, or represented by, bonds, notes or other similar securities;
and (ii) is, or may be, quoted, listed or ordinarily purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market.

         "Indebtedness" means any indebtedness of any Person (whether incurred as principal or surety) for money borrowed.

         "Person" means any individual, company, corporation, firm, partnership, joint venture, association, organization, state or agency of a state or other entity, whether or not having separate legal personality.

         "Security interest" means any lien, pledge, hypothecation, mortgage, security interest, charge or other encumbrance or arrangement which has a similar legal and economic effect, and, without limitation, anything analogous to any of the foregoing under the laws of any jurisdiction.

GOVERNING LAW

         The debt securities will be governed by the laws of the State of New
York, without regard to the conflicts of law principles of the State of New York
(other than Section 5-1401 of the General Obligation Law of the State of New
York), except the Republic's authorization and execution and any other matters that must be governed by the laws of the Republic. The Republic will submit to the jurisdiction of any state or federal court in New York City for lawsuits brought by investors on the debt securities. Investors may also bring actions against the Republic in the appropriate Hungarian courts. The Republic will appoint the Embassy of the Republic of Hungary, Office of the Trade
Commissioner, 150 East 58th Street, 33rd Floor, New York, New York 10155, as its
authorized agent to receive any process that may be served in an action brought by an investor.

FISCAL AGENT

         The fiscal agency agreement will govern the duties of the fiscal agent appointed by the Republic for each series of debt securities. The fiscal agent chosen for each series may not always be the same agent. The Republic may also maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the fiscal agent.

         Principal at maturity of a debt security will be payable at the office of the fiscal agent upon surrender of the debt security. Interest will be paid by check mailed to the registered holders of the debt securities.

         A registered holder of a debt securities of a series, the aggregate principal amount of which equals or exceeds $1,000,000, may elect in writing to have interest paid to it by wire transfer in same-day funds to a bank account maintained by the holder in the United States. Notwithstanding anything above to the contrary, if the debt securities are to be issued in the form of global securities (as discussed below) payment of the principal of and interest on any such global debt securities will be made in accordance with the regular procedures established by the depository for those global debt securities.

                                       57

         Please note that the fiscal agent is an agent of the Republic, not a trustee for the holders of the debt securities, and does not have the responsibility or duty to act for the holders as a trustee.

EVENT OF DEFAULT; EVENT OF ACCELERATION

         For each series of debt securities:

         o   an "event of default" means any of the following:

             o   Non-payment--the Republic fails to pay the principal of or interest on any debt security in the series for more than 30 days after payment is due; or

             o   Breach of other obligations--the Republic does not perform any of its other covenants under any debt security in the series for more than 60 days after the holder of the debt security has given written notice of the breach to the Republic at the
                 fiscal agent's corporate trust office;

         o   an "event of acceleration" means any of the following:

             o   Failure to take action--any action, condition or any other thing which at any time is required to be taken, fulfilled or done in order: (A) to enable the Republic lawfully to enter into, exercise its rights and perform and comply with its
                 obligations under and in respect of that series of debt
                 securities, (B) to ensure that those obligations are legal, valid, binding and enforceable and (C) subject to their
                 official translation into the Hungarian language, to make the debt securities admissible in evidence in the courts of the
                 Republic of Hungary, is not taken, fulfilled or done within 30 days of receipt by the Republic of written notice thereof; or

             o   Invalidity--it becomes illegal for the Republic to perform any of its obligations under the debt securities or if these
                 obligations become invalid and not remedied by the Republic within 30 days' written notice thereof;

         If an event of default or an event of acceleration occurs, all of the debt securities in the given series may, by written notice addressed and delivered by the holders of at least 25% of the aggregate principal amount of the outstanding securities in that series to the Republic at the office of the fiscal agent, be declared to be immediately due and payable, unless prior to such date the Republic shall have remedied the event of default or event of acceleration for all the debt securities in that series.

         If the fiscal agent receives notice in writing from holders of at least
50% in aggregate principal amount of the outstanding securities in the given series and/or a resolution is passed at a meeting of the holders of the debt securities in that series, duly convened and held in accordance with the fiscal agency agreement, to the effect that the event(s) of default and/or event(s) of acceleration giving rise to a declaration of acceleration made pursuant to the conditions above is or are cured or is or are waived by them following any such declaration and that such holders request the fiscal agent to rescind the relevant declaration, the fiscal agent shall, by notice in writing to the
Republic and the holders, rescind the relevant declaration whereupon it shall be rescinded and shall have no further effect.

         The Republic is not obliged to provide investors with periodic evidence that there are no defaults and/or events of acceleration. Please also note that the fiscal agency agreement does not provide for the holders to be notified of the existence of an event of default or an event of acceleration or for any right to examine the debt securities register.

PAYMENT OF ADDITIONAL AMOUNTS

         All payments made in respect of a debt security, including payments of principal and interest, to a holder of a debt security that is not a resident of the Republic, will be made by the Republic without withholding or deducting for or on account of present or future taxes, duties, levies or other governmental charges of whatever nature imposed or levied by the Republic or any political subdivision or taxing authority within the Republic. In the event the Republic is required by law to deduct or withhold any such taxes from payments, the
Republic will pay such additional amounts as may be necessary so that the net amount received is equal to the amount provided for in the debt security to be paid in the absence of such deduction or withholding. A holder will not be paid any additional amounts, however, if the tax is:

         o   a tax that would not have been imposed but for the holder's present or former connection (or a connection of the holder's fiduciary, shareholder or other related party) with the Republic, including being or having been a citizen or resident of the Republic or being or having been engaged in a trade or

                                       58

             business or present in the Republic or having, or having had, a permanent establishment in the Republic;

         o   imposed on a payment to an individual and is required to be made pursuant to the European Council Directive 2003/48/EC or any other directive implementing the conclusions of the EU Council of Finance
             Ministers meeting of November 26 and 27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive;

         o   imposed because the holder presents a debt security for payment more than thirty (30) days after the date on which the payment became due and payable;

         o   an estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge;

         o   a tax, assessment or other governmental charge which is payable other than by withholding;

         o   a tax that would not have been imposed but for the failure to comply with certification, information or other reporting
             requirements concerning the holder's nationality, residence or identity (or the nationality, residence or identity of the beneficial owner of the debt security), if the holder's compliance is required by the laws of the Republic or of any political subdivision or taxing authority of the Republic to avoid or reduce such tax;

         o   required to be withheld by any paying agent from a payment on the debt security if such payment can be made without such withholding by another paying agent; or

         o   imposed as a result of any combination of the items listed above.

         Furthermore, no additional amounts will be paid with respect to any debt security to a holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that the settlor with respect to such fiduciary, partner or beneficial owner, as the case may be, would not have been entitled to payment of such additional amounts if they held the debt security themselves.

MEETING OF HOLDERS OF DEBT SECURITIES; MODIFICATION

         The fiscal agency agreement contains provisions for convening meetings of holders of debt securities in a given series to consider matters relating to the debt securities in that series, including, without limitation, the modification of any provision of the terms of the debt securities in that series. Any such modification may be made if, having been approved in writing by the Republic, it is sanctioned by an Extraordinary Resolution. Such a meeting may be convened by the Republic and shall be convened by the fiscal agent upon the request in writing of holders holding not less than 10% of the aggregate principal amount of the outstanding debt securities in the given series. The quorum at any meeting of holders convened to vote on an Extraordinary Resolution will be two or more persons holding or representing not less than 50% of the aggregate principal amount of the outstanding debt securities in the given series or, at any adjourned meeting of holders, two or more persons being or representing holders, whatever the aggregate principal amount of the outstanding debt securities held or represented;

         provided, however, that any proposals relating to a Reserved Matter may only be sanctioned by an Extraordinary Resolution passed at a meeting of holders at which two or more persons holding or representing not less than 75% of the aggregate principal amount of the outstanding debt securities in that series or, at any adjourned meeting, 25% of the aggregate principal amount of the outstanding debt securities in the given series form a quorum. Any Extraordinary
Resolution duly passed at any such meeting shall be binding on all the holders, whether present or not.

         If a resolution is brought in writing, such a resolution in writing may be contained in one document or several documents in the same form, each signed by or on behalf of one or more holders.

         For these purposes:

         "Extraordinary Resolution" means:

         o   in relation to any Reserved Matter:

             o   a resolution passed at a meeting of holders duly convened and held in accordance with the fiscal agency agreement by a
                 majority consisting of not less than 75% of the aggregate
                 principal amount of all outstanding debt securities in the given series; or

                                       59

             o   a resolution in writing signed by or on behalf of holders of not less than 75% of the aggregate principal amount of all outstanding debt securities in the given series; and

         o   in relation to any other matter:

             o   a resolution passed at a meeting of holders duly convened and held in accordance with the fiscal agency agreement by a
                 majority consisting of not less than 66.67% of the aggregate principal amount of the outstanding debt securities in the given series which are represented at that meeting; or

             o   a resolution in writing signed by or on behalf of holders of not less than 66.67% of the aggregate principal amount of all outstanding debt securities in the given series.

         "Reserved Matter" means any proposal to:

         o   change any date, or the method of determining the date, fixed for payment of principal or interest in respect of the debt securities in the given series, to reduce the amount of principal or interest payable on any date in respect of the debt securities in that series or to alter the method of calculating the amount of any payment in respect of the debt securities in that series on redemption or maturity or the date for any such payment;

         o   effect the exchange or substitution of the debt securities in the given series for, or the conversion of the debt securities in that series into, shares, bonds or other obligations or securities of the Republic or any other person or body corporate formed or to be formed;

         o   reduce or cancel the principal amount of the debt securities in the given series;

         o   vary the currency or place of payment in which any payment in respect of the debt securities in the given series is to be made;

         o   amend the status of debt securities in the given series;

         o   amend the obligation of the Republic to pay additional amounts;

         o   amend the events of default or the events of acceleration;

         o   amend the law governing the debt securities in the given series, the courts to the jurisdiction to which the Republic has submitted in the debt securities in that series, the Republic's obligation to maintain an agent for service of process in the United States or the Republic's waiver of immunity, in respect of actions or proceedings brought by any holder of the debt securities in that series;

         o   modify the provisions contained in the fiscal agency agreement concerning the quorum required at any meeting of the holders of the debt securities in the given series or any adjournment thereof or concerning the majority required to pass an Extraordinary
             Resolution or the percentage of votes required for the taking of any action;

         o   change the definition of "Extraordinary Resolution" or
             "outstanding" in the conditions of the debt securities in the given series and/or fiscal agency agreement;

         o   instruct any holder or committee appointed on behalf of all holders of the debt securities in the given series to withdraw, settle or compromise any proceeding or claim being asserted pursuant to the relevant condition of the debt securities in that series;

         o   confer upon any committee appointed any powers or discretions which the holders of the debt securities in the given series could themselves exercise by Extraordinary Resolution; or

         o   amend the definition of Reserved Matter.

REPRESENTATIVE COMMITTEE

         The holders of the debt securities in a series may, by a resolution passed at a meeting of holders duly convened and held in accordance with the fiscal agency agreement by a majority of at least 50% in aggregate principal amount of the debt securities in that series then outstanding, or by notice in writing to the fiscal agent signed by or on behalf of the holders of at least
50% in aggregate principal amount of the debt securities in that series then outstanding, appoint any persons as a committee to represent the interests of the holders if any of the following events shall have occurred:

                                       60

         o   an event of default or an event of acceleration;

         o   any event or circumstance which would, with the giving of notice, lapse of time, the issuing of a certificate and/or fulfillment of any other requirement provided for become an event of default or an event of acceleration; or

         o   any public announcement by the Republic, to the effect that the
             Republic is seeking or intends to seek a restructuring of that series of debt securities (whether by amendment, exchange offer or otherwise).

         Such committee in its discretion may, among other things, (i) engage legal advisers and financial advisers to assist it in representing the interests of the holders, (ii) adopt such rules as it considers appropriate regarding its proceedings and (iii) enter into discussions with the Republic and/or other creditors of the Republic.

GLOBAL SECURITIES

         If specified in a prospectus supplement, the Republic will issue the debt securities as one or more fully registered global securities to be deposited with or on behalf of The Depository Trust Company, New York, New York
("DTC"), its nominee and/or one or more depositories named in the prospectus supplement, such as the Euroclear Bank S.A./N.V., as operator of the Euroclear
System ("Euroclear") and Clearstream Banking, societe anonyme, Luxembourg
("Clearstream, Luxembourg").

         DTC is a limited-purpose trust company organized under the laws of the
State of New York, a member of the Federal Reserve System, a "clearing corporation" as defined by the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities
Exchange Act of 1934. DTC holds securities of its participants and facilitates clearance and settlement of securities transactions through electronic book-entry changes in its participants' accounts. This eliminates the need to exchange certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a participant. The rules that apply to DTC are on file with the SEC and the DTC agrees and represents to its participants that it will administer its book-entry system accordingly.

         The issuance of global securities by the Republic means the Republic will not issue certificates to each holder. A global security will be registered in the name of the related depository or its nominee, who will keep a computerized record of its participants (such as the holder's broker) whose clients have purchased the debt securities. The participant will keep a record of its clients who purchased the debt securities. Except as explained below or in an applicable prospectus supplement, a global security may be transferred only in whole and only to the appropriate depository or its nominee.

         While the relevant prospectus supplement will describe the specific terms of the depository arrangement for any portion of a series of debt securities represented by a global security, the Republic anticipates that the following provisions will apply to all depository arrangements.

         After a global security is issued, the Republic expects that the depository or nominee will credit on its electronic system the principal amounts of the debt securities represented by the global security to the accounts of its
"participants", i.e., institutions that have accounts with the depository or nominee. Only participants or persons that may hold interests through participants may own beneficial interests in a global security. These beneficial interests will be shown on, and transfers of global securities will be made only through, records maintained by the depository and its participants. Please note that laws in certain states require that purchasers must acquire securities in physical form (i.e., certificates). Such limitations may prevent certain investors from owning, transferring or pledging a beneficial interest in a global security.

         The Republic will provide the fiscal agent with payment of principal, any premium or interest due on the debt securities on an interest payment date or at maturity on that day. As soon as possible thereafter, the fiscal agent will make such payments to the depository or nominee that is the registered owner of the global security representing the particular debt securities according to arrangements made between the fiscal agent and the depository. The
Republic will treat the depository or its nominee as the owner for all purposes.
Therefore, neither the Republic nor the fiscal agent will have any direct responsibility or liability for payments made on account of beneficial ownership interests of a global security or for maintaining or reviewing the related records.

         After receiving payment of any principal or interest, the depository will credit the accounts of the participants on the payment dates according to their respective holdings of beneficial interests in the global securities as shown in the relevant records. Payments by participants to owners of beneficial interests in the global securities will be governed by the customary practices between the participants and owners of beneficial interests in

                                       61

"street name". However, payments will be the responsibility of the participants and not of the depository or the Republic.

         As long as a depository or nominee is the registered owner of a global security, it will continue to be considered the sole owner and holder of the debt securities represented by the global security. Except for cases outlined in this section or in a prospectus supplement, owners of beneficial interests in a global security:

         o   May not have the debt securities represented by the global security registered in their names;

         o   Will not receive or be entitled to receive debt securities in certificate form through exchange or some other manner; and

         o   Will not be considered the owners or holders of any debt securities represented by a given global security.

         Accordingly, investors owning a beneficial interest in a global security must rely on participants of the depository to exercise any of their rights under the debt securities. Participants must in turn rely upon the procedures of the depository. Under current industry practice, if the owner of a beneficial interest desired to take any action that the depository or its nominee would have the right to take as the holder of the global security, the depository would authorize the participant to take such an action and the participants would then authorize beneficial owners to do the same or would otherwise follow the instructions of the owner of the beneficial interest.

         Unless stated otherwise in a prospectus supplement, a global security may only be transferred as a whole in the following manner:

         o   By the related depository to a nominee of such depository or by a nominee of such depository to such depository or any other nominee of such depository; or

         o   By such depository or any such nominee to another depository for such debt securities or its nominee or to a successor of the depository or a nominee of such successor.

         Under the following conditions, debt securities represented by a global security may be exchanged for debt securities in certificate form in denominations specified in the applicable prospectus supplement:

         o   If the depository or each of Euroclear and Clearstream, Luxembourg notifies the Republic that it is unwilling or unable to continue as depository or if the depository ceases to be a clearing agency registered under applicable law and a replacement depository is not appointed;

         o   The Republic decides not to have all of the debt securities of the series represented by the global security;

         o   If there is a continuing actual or potential event of default that would allow the holders of the related debt securities to declare their principal and interest immediately due and payable;

         o   In such other events as may be specified in a prospectus
             supplement.

         Any debt security that is exchangeable under the above conditions may be exchanged for debt securities in certificate form registered in the names specified by the depository. Debt securities that have been exchanged may be presented for registration of transfer or exchange at the office of the fiscal agent in London or Luxembourg. Subject to the above, a global security is not exchangeable, except for a global security or global securities of the same aggregate denominations to be registered in the name of the depository or its nominee.

                                       62

                           ENFORCEABILITY OF JUDGMENTS

         It may be difficult for investors to obtain or enforce judgments against the Republic. The Republic is a foreign sovereign. Foreign sovereigns are generally immune from lawsuits and from the enforcement of judgments under
U.S. law. Foreign sovereigns may waive this immunity and limited exceptions to this rule are spelled out in the U.S. Foreign Sovereign Immunities Act of 1976.

         The Republic will be submitting to the jurisdiction of courts present in New York City for lawsuits brought by investors on the debt securities. Thus, the Republic will specifically agree that these courts have the authority to try a case against it for these specific actions.

         In addition, the Republic will waive its right to claim immunity for any lawsuits brought by investors in courts present in New York City or in any appropriate court in Hungary. This waiver of immunity will be limited. Such a waiver will constitute only a limited and specific waiver for the purposes of the debt securities and under no circumstances shall it be interpreted as a general waiver by the Republic or a waiver with respect to proceedings unrelated to the debt securities. Further, the Republic will not agree to waive its right to immunity with regard to:

         o   actions brought against the Republic under U.S. federal securities laws or any state securities laws;

         o   present or future "premises of the mission" as defined in the
             Vienna Convention on Diplomatic Relations signed in 1961;

         o   "consular premises" as defined in the Vienna Convention on Consular
             Relations signed in 1963;

         o   any other property or assets used solely or mainly for official state purposes in the Republic or elsewhere; and/or

         o   military property or military assets or property or assets of the
             Republic related thereto.

         Thus, the Republic may assert immunity to such actions. Investors may have a difficult time making any claims based upon such securities laws or enforcing judgments against the property described above.

         Under Law-Decree No. 13 of 1979 on International Private Law of the
Republic of Hungary, the parties may freely agree on a choice of a non-Hungarian jurisdiction and of foreign law in commercial matters provided that there is a substantial foreign element in their legal relationship. The agreed courts have exclusive jurisdiction, unless otherwise provided by the parties.

         Under Hungarian law, a judgment of a court established in a country other than the Republic of Hungary may be enforced in the Hungarian courts, if:
(i) the jurisdiction of the foreign court is legitimate under the rules of jurisdiction of Hungarian law; (ii) the decision is final under the foreign law under which it was made; (iii) there is reciprocity between Hungary and the state of the foreign court; and that (a) such judgment does not contravene the basic principles of public policy in the Republic of Hungary; (b) the losing party or its representative had proper or timely notice of the proceedings; (c)
the proceedings in which the judgment was made did not seriously breach general principles of Hungarian procedural rules; (d) litigation between the same parties involving the same dispute was not commenced in Hungary prior to the initiation of the foreign litigation; and (e) Hungarian courts have not already determined the matter (res judicata). However, Hungarian courts must recognize and enforce judgments of a foreign court chosen by the parties in a commercial matter (in Hungarian: vagyonjogi hatarozat) even if there is no reciprocity between Hungary and the state of the foreign court, provided that the choice of forum by the parties is valid under the above-mentioned decree.

         Following the Republic's accession to the EU on May 1, 2004, Council
Regulation 2001/44/EC on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters applies to judgments and their enforcement by and of courts in the Member States of the EU.

         You should note that Hungary is a party to the New York Treaty on the
Recognition and the Enforcement of Arbitration Awards, dated June 10, 1958, and therefore the recognition and enforcement of the arbitration awards obtained by a holder of a debt security in a country being a party to such treaty is possible in Hungary, provided that such forum has been chosen. No award will be recognized and enforced however, if the provisions therein are contrary to
Hungarian public policy.

         Due to the above rules on enforcement, even if a U.S. court were to rule in an investor's favor, such an investor may have in certain cases a difficult time collecting such amount in Hungary, the location of most of the
Republic's assets.

                                       63

                                    TAXATION

         The following describes certain anticipated tax consequences resulting from the ownership of the debt securities. This summary does not cover all the possible tax consequences relating to the ownership of the debt securities and is not intended as tax advice to any person. This description is based on laws, regulations and interpretations as now in effect and available as of the date of this prospectus. The laws, regulations and interpretations, however, may change at any time, and any change could be retroactive to the date of issuance of the debt securities.

HUNGARIAN TAXATION

         Hungarian income and withholding taxes will only apply to payments on the debt securities made to holders who are residents of Hungary, or have permanent establishment in Hungary. Similarly, only Hungarian residents or those who have permanent establishment in Hungary will be subject to Hungarian taxes on gains realized during a taxable year on a sale or redemption of the debt securities.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following is a summary of the principal U.S. federal income tax consequences of the acquisition, ownership and retirement of debt securities by a holder thereof. This summary only applies to debt securities held as capital assets and does not address, except as set forth below, aspects of U.S. federal income taxation that may be applicable to holders that are subject to special tax rules, such as

         o   financial institutions,

         o   insurance companies,

         o   real estate investment trusts,

         o   regulated investment companies,

         o   grantor trusts,

         o   tax-exempt organizations,

         o   dealers or traders in securities or currencies,

         o   or to holders that will hold a debt security as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or that have a functional currency other than the USD.

         Moreover, this summary does not address the U.S. federal estate and gift tax or alternative minimum tax consequences of the acquisition, ownership or retirement of debt securities and does not address the U.S. federal income tax treatment of holders that do not acquire debt securities as part of the initial distribution at their initial issue price. Each prospective purchaser should consult its tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of acquiring, holding and disposing of debt securities.

         This summary is based on the Internal Revenue Code of 1986, as amended, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, each as available and in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations which could affect the tax consequences described herein.

         For purposes of this description, a U.S. Holder is a beneficial owner of debt securities who for U.S. federal income tax purposes is:

         o   a citizen or resident of the United States;

         o   a corporation or partnership organized in or under the laws of the
             United States or any State thereof, including the District of
             Columbia;

         o   an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

         o   a trust (1) that validly elects to be treated as a United States person for U.S. federal income tax purposes or (2)(a) the
             administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control.

                                       64

         If a partnership (or any other entity treated as a partnership for U.S.
federal income tax purposes) holds the debt securities, the tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Such partner should consult its own tax advisor as to its consequences.

         A Non-U.S. Holder is a beneficial owner of debt securities other than a
U.S. Holder.

INTEREST

         Subject to the discussion below under the caption "Debt Securities
Issued with Original Issue Discount," if you are a U.S. Holder, interest paid to you on a debt security, including any additional amounts, will be includible in your gross income as ordinary interest income in accordance with your usual method of tax accounting. In addition, interest on the debt securities will be treated as foreign source income for your U.S. federal income tax purposes. A
U.S. Holder's ability to claim foreign tax credits is subject to various limitations.

         Subject to the discussion below under the caption "U.S. Backup
Withholding Tax and Information Reporting," if you are a Non-U.S. Holder,
payments to you of interest on a debt security generally will not be subject to
U.S. federal income tax unless the income is effectively connected with your conduct of a trade or business in the United States.

SALE, EXCHANGE OR RETIREMENT

         If you are a U.S. Holder, upon the sale, exchange or retirement of a debt security you will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or retirement, other than accrued but unpaid interest which will be taxable as such, and your adjusted tax basis in the debt security. Your adjusted tax basis in a debt security generally will equal the cost of the debt security to you, minus any amortized bond premium and any cash payments of principal you may have received.
Any such gain or loss will be capital gain or loss. If you are a non-corporate
U.S. Holder, the maximum marginal U.S. federal income tax rate applicable to the gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income (other than certain dividends) if your holding period for the debt securities exceeds one year. Any gain or loss realized on the sale, exchange or retirement of a debt security generally will be treated as
U.S. source gain or loss, as the case may be. The deductibility of capital losses is subject to limitations.

         Subject to the discussion below under the caption "U.S. Backup
Withholding Tax and Information Reporting," if you are a Non-U.S. Holder, any
gain realized by you upon the sale, exchange or retirement of a debt security generally will not be subject to U.S. federal income tax, unless

         o   the gain is effectively connected with your conduct of a trade or business in the United States or

         o   if you are an individual Non-U.S. Holder, you are present in the
             United States for 183 days or more in the taxable year of the sale, exchange or retirement and certain other conditions are met.

BOND PREMIUM

         If you purchase a debt security at a cost greater than its stated
redemption price at maturity (generally, the debt security's stated principal amount), then you will have purchased the debt security at a premium. If you purchase a debt security at a premium, you may make an election (applicable to all debt instruments you hold or later acquire) to amortize such bond premium as an offset to interest income. The amount you may amortize is determined using the constant yield method over the remaining term of the debt security. However, if the debt security may be optionally redeemed after you have purchased it at a premium, then special rules would apply that could result in a deferral of the amortization of some bond premium until later in the term of the debt security.

DEBT SECURITIES ISSUED WITH ORIGINAL ISSUE DISCOUNT

         In general, a debt instrument will have original issue discount ("OID")
equal if its stated redemption price at maturity exceeds its issue price. The material tax considerations for any debt securities issued with OID will be set forth in the applicable Prospectus Supplement.

INDEXED DEBT SECURITIES AND DEBT SECURITIES THAT ARE DENOMINATED IN, OR UNDER
WHICH AMOUNTS ARE PAYABLE IN, MORE THAN ONE CURRENCY.

         The tax considerations regarding a debt security under which amounts are determined by reference to any index or that is denominated or payable in more than one currency will depend on a number of different factors. Any

                                       65

material tax considerations relevant to U.S. Holders of such debt securities will be set forth in the applicable Prospectus Supplement.

U.S. BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

         A backup withholding tax and information reporting requirements apply to certain payments of principal of, and interest on, an obligation and to proceeds of the sale or redemption of an obligation, to certain noncorporate holders of debt securities that are United States persons. The payor will be required to withhold backup withholding tax within the United States on a debt security to a holder of a debt security that is a United States person, other than an exempt recipient, such as a corporation, if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, the backup withholding requirements. Payments within the United States of principal and interest to a holder of a debt security that is not a United States person will not be subject to backup withholding tax and information reporting requirements if an appropriate certification is provided by the holder to the payor and the payor does not have actual knowledge or a reason to know that the certificate is incorrect. The backup withholding tax rate is 28% for years through 2010.

         In the case of payments to a foreign simple trust, a foreign grantor trust or a foreign partnership, other than payments to a foreign simple trust, a foreign grantor trust or foreign partnership that qualifies as a withholding foreign trust or a withholding foreign partnership within the meaning of the applicable U.S. Treasury Regulations and payments to a foreign simple trust, a foreign grantor trust or a foreign partnership that are effectively connected with the conduct of a trade or business in the United States, the beneficiaries of the foreign simple trust, the persons treated as the owners of the foreign grantor trust or the partners of the foreign partnership, as the case may be, will be required to provide the certification discussed above in order to establish an exemption from backup withholding tax and information reporting requirements. Moreover, a payor may rely on a certification provided by a payee that is not a United States person only if the payor does not have actual knowledge or a reason to know that any information or certification stated in the certificate is incorrect.

EUROPEAN UNION TAX REPORTING AND WITHHOLDING

         The Council of the European Union approved, on June 3, 2003, Council
Directive 2003/48/EC regarding the taxation of savings income (the "2003
Directive"). Under the 2003 Directive, if a paying agent for interest on debt claim is resident in one member state of the European Union and an individual who is the beneficial owner of the interest is a resident of another member state, then the former member state will be required to provide information
(including the identity of the recipient) to authorities of the latter member state. "Paying agent" is defined broadly for this purpose and generally includes any agent of either the payer or payee. This requirement is subject to the right of Belgium, Luxembourg and Austria to opt instead to withhold tax on the interest during a transitional period (initially at a rate of 15% but rising in steps to 35% after six years).

         The Council agreed on July 19, 2004, in Council Decision 2004/587/EC, that the 2003 Directive will become effective on July 1, 2005. However, this effective date is contingent on certain non-members of the European Union
(Switzerland, Liechtenstein, Andorra, Monaco and San Marino), as well as dependent and associated territories of the United Kingdom and the Netherlands, adopting equivalent measures, including the option to apply withholding taxes, effective on the same date. There is no assurance that all such non-members and territories will satisfy this condition. As a result, the effective date of the
2003 Directive may be delayed, and no assurance can be given concerning whether or on what date the 2003 Directive will become effective.

         THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF
ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP OF DEBT SECURITIES. PROSPECTIVE
PURCHASERS OF DEBT SECURITIES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING
THE TAX CONSEQUENCES OF THEIR PARTICULAR SITUATIONS.

                                       66

                              PLAN OF DISTRIBUTION

         This summary plan of distribution will be supplemented by a description of the particular offering and its terms and conditions in a prospectus supplement issued for each series of the debt securities. Each such prospectus supplement will include the following information:

         o   Names and addresses of any underwriters or agents

         o   Price of the debt securities

         o   Net proceeds received by the Republic from the sale of the debt securities

         o   Discounts or other compensation to the underwriters

         o   Discounts or concessions made to dealers

         o   Security exchanges on which the debt securities may be listed.

         The Republic may sell the debt securities:

         o   Through underwriters or dealers

         o   Directly to one or more institutional purchasers or

         o   Through agents.

BY UNDERWRITERS

         If underwriters are used in the sale, the debt securities will be acquired by the underwriters for their own account. The underwriters may resell the debt securities from time to time in one or more transactions, including negotiated transactions, either at a fixed public offering price or at varying prices set at the time of sale. The debt securities may be offered to the public either through underwriting syndicates represented by the managing underwriters or directly from syndicate members or designated dealers. Unless the applicable prospectus supplement states otherwise, certain conditions must be met before the underwriters will be obliged to purchase the debt securities and, once any debt securities are purchased, the underwriters must then purchase all of the debt securities offered in the prospectus supplement. Any initial public offering price and discounts or concessions made to dealers may be changed from time to time.

DIRECT SALES

         The Republic may sell the debt securities directly to one or more institutional investors. In this case, no underwriters or agents would be involved.

BY AGENTS

         The Republic may sell the debt securities through agents. In this case, the prospectus supplement will give the name of the agents involved in the offer and sale of the debt securities and the commission the Republic will pay for the agent's services. Unless the prospectus supplement indicates otherwise, the agent will use its best efforts to solicit purchases during the time of its appointment.

         A prospectus supplement may also indicate that the Republic will authorize agents, dealers or underwriters to solicit offers from specified institutions to purchase the debt securities. These institutions would purchase the debt securities at the public offering price given in the prospectus supplement, plus accrued interest, on the basis of delayed delivery contracts providing for payment and delivery on one or more specified dates in the future.
These contracts will be subject only to the conditions given in the prospectus supplement, which would also contain the commission payable for solicitation.

         The Republic may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the United States Securities Act of 1933 or to contribute to any payments that the underwriters, dealers or agents may be required to make. Underwriters and agents may also engage in transactions with or perform services for the Republic in the ordinary course of their business.

         Each series of the debt securities will be a new issue of the debt securities with no established trading markets. Underwriters, dealers and agents may, but need not, make a market in the debt securities and may discontinue market making at any time without notice. Neither the Republic nor any underwriters, dealers or agents can give any assurance as to the liquidity of the trading market for the debt securities.

                                       67

                           VALIDITY OF THE SECURITIES

         Certain legal matters with respect to the debt securities to be offered will be passed upon on behalf of the Republic by the Legal Department of the
Government Debt Management Agency, and by White & Case LLP, New York, New York,
special United States counsel for the Republic, and, if sold to or through underwriters, will be passed upon for such underwriters by their United States counsel to be named in the prospectus or prospectus supplements thereto. All statements in this prospectus with respect to matters of the law of Hungary have been passed upon by the Legal Department of the Government Debt Management
Agency. In rendering its opinion, such United States counsel will rely as to all matters of the law of Hungary upon the opinion of the Legal Department of the
Government Debt Management Agency.

                      AUTHORIZED AGENT IN THE UNITED STATES

         The authorized agent of the Republic in the United States is the
Embassy of the Republic of Hungary, Office of the Trade Commissioner, 150 East
58th Street, 33rd Floor, New York, New York 10155.

                        OFFICIAL STATEMENTS AND DOCUMENTS

         The information set forth herein relating to the Republic of Hungary has been reviewed by Dr. Tibor Draskovics in his official capacity as the
Minister of Finance and is included herein on his authority.

         The information for which the National Bank of Hungary has been cited as the source was provided by the National Bank of Hungary. The information for which the Ministry of Finance is cited as the source was provided by the
Ministry of Finance of the Republic. The information for which the Government
Debt Management Agency is cited as the source was provided by the Government
Debt Management Agency.

                               FURTHER INFORMATION

         Registration statements, as they may be amended from time to time, relating to the debt securities, on file at the SEC, contain further information. The SEC maintains an Internet site that contains reports and other information regarding issuers that file electronically with the SEC. The address for the SEC Internet site is http://www.sec.gov. We filed the registration statements and post-effective amendment No. 1 with the SEC in paper form, and we filed post-effective amendment No. 2 with the SEC electronically.

                                       68

                                       69

                      TABLES AND SUPPLEMENTARY INFORMATION

                    EXTERNAL FUNDED CONVERTIBLE CURRENCY DEBT
                          OF THE BANK AND THE REPUBLIC
                              (As of June 30, 2004)

                                                  YEAR
                         INTEREST        ------------------------             ORIGINAL                    PRINCIPAL
       TITLE             RATE (%)         ISSUE      MATURITY(1)         AMOUNT CONTRACTED           AMOUNT OUTSTANDING
       -----             --------         -----      -----------         -----------------           ------------------

A.  NATIONAL BANK OF HUNGARY

1.  U.S. DOLLAR DEBT

a.  Bonds

USD Bond .............    8.875            1993          2013            USD    200,000,000          USD     200,000,000
                                                                                                     -------------------
   Total ......................................................................................      USD     200,000,000
                                                                                                     ===================

---------------
(1)  In certain cases, this column refers to the dates of scheduled installment payments. Any such payments made prior to June 30, 2004 are reflected as the difference between the amounts in the columns titled "Original Amount
     Contracted" and "Principal Amount Outstanding".

b.   Swap Arrangements

                                                                                                           (credit)/debit
USD/JPY ..............   10.765            1995          2005                                        USD      101,000,000
USD/EUR ..............   10.765            1999          2005                                        USD    (101,000,000)
USD/EUR ..............    10.71            1999          2005                                        USD    (151,362,260)
USD/JPY ..............    10.71            1995          2005                                        USD      151,362,260
USD/JPY ..............  Floating           2004          2007                                        USD      140,400,000
USD/JPY ..............  Floating           1995          2007                                        USD      177,409,817
USD/EUR ..............  Floating           1997          2007                                        USD    (138,250,000)
USD/EUR ..............  Floating           1999          2007                                        USD    (177,409,817)
USD/EUR ..............    8.875            1999          2013                                        USD    (200,000,000)
USD/EUR ..............    6.500            1999          2006                                        USD    (180,000,000)
USD/EUR ..............    6.500            1999          2006                                        USD    (465,000,000)
USD/EUR ..............    6.500            1999          2006                                        USD    (105,000,000)
USD/EUR ..............    6.571            2004         2004-11                                      USD      (3,781,689)
USD/EUR ..............    7.334            1999         2000-12                                      USD     (32,320,621)
USD/EUR ..............    6.226            1999         2000-13                                      USD     (52,500,731)
USD/EUR ..............    6.400            1998         2002-10                                      USD     (75,833,333)
USD/EUR ..............    6.400            1999         2002-10                                      USD     (32,500,000)
USD/EUR ..............    6.434            2000         2000-05                                      USD      (4,918,866)
Total .........................................................................................      USD  (1,149,705,240)
                                                                                                     -------------------
   TOTAL U.S. DOLLAR DEBT .....................................................................      USD    (949,705,240)
                                                                                                     ===================

2.  EURO DEBT

a.   Bonds(2)

DEM Bond .............    4.625            1998          2005           DEM     500,000,000          EUR     255,645,941
                                                                                                     -------------------
   Total ......................................................................................      EUR     255,645,941
                                                                                                     -------------------

---------------
(2)  This bond/loan was denominated in Deutsche marks, but it is being repaid in
     Euro.

                                       T-1

                                              YEAR
                       INTEREST      ------------------------             ORIGINAL                  PRINCIPAL
       TITLE           RATE (%)       ISSUE      MATURITY(1)         AMOUNT CONTRACTED          AMOUNT OUTSTANDING
       -----           --------       -----      -----------         -----------------          ------------------

b.   Swap Arrangements
                                                                                                         (credit)/debit
EUR/USD ..........       8.030        1999          2005                                    EUR              96,845,667
EUR/USD ..........       7.938        1999          2005                                    EUR             145,136,426
EUR/JPY ..........       8.435        1997          2005                                    EUR             175,822,517
EUR/JPY ..........       8.210        1997          2005                                    EUR             210,379,323
EUR/USD ..........       8.165        1997          2007                                    EUR             119,318,141
EUR/USD ..........       7.498        1999          2007                                    EUR             170,037,478
EUR/JPY ..........       8.345        1997          2007                                    EUR             209,374,235
EUR/JPY ..........       8.230        1997          2008                                    EUR             175,099,959
EUR/JPY ..........       8.728        1997          2011                                    EUR             279,129,577
EUR/USD ..........       7.030        1999          2013                                    EUR             191,410,443
EUR/CHF ..........       7.255        2002          2005                                    EUR               6,825,929
EUR/CHF ..........       6.203        2002          2005                                    EUR              13,310,580
EUR/USD ..........       4.215        1999          2006                                    EUR             169,127,138
EUR/USD ..........       4.499        1999          2006                                    EUR             430,555,555
EUR/USD ..........       4.680        1999          2006                                    EUR             100,439,062
EUR/CHF ..........       5.383        2002          2007                                    EUR              20,477,816
EUR/CHF ..........       4.840        2002          2008                                    EUR              28,668,942
EUR/CHF ..........       5.160        2002          2008                                    EUR               1,662,125
EUR/JPY ..........       3.917        2004          2009                                    EUR             375,000,000
EUR/GBP ..........       4.495        2004          2014                                    EUR             753,200,000
EUR/USD ..........       6.950        2004         2004-11                                  EUR               2,959,068
EUR/USD ..........       5.495        1999         2000-12                                  EUR              30,913,885
EUR/USD ..........       4.433        1999         2000-13                                  EUR              50,265,757
EUR/USD ..........       5.350        1998         2002-10                                  EUR              69,066,287
EUR/USD ..........       4.723        1999         2002-10                                  EUR              31,125,090
EUR/USD ..........       4.300        2000         2000-05                                  EUR               5,138,807
EUR/EUR ..........       8.230        2000          2008                                    EUR           (175,099,959)
EUR/EUR ..........     Floating       2000          2008                                    EUR             175,099,959
EUR/EUR ..........       8.728        2000          2011                                    EUR           (279,129,577)
EUR/EUR ..........     Floating       2000          2011                                    EUR             279,129,576
EUR/EUR ..........       7.030        2000          2013                                    EUR           (191,410,443)
EUR/EUR ..........     Floating       2000          2013                                    EUR             191,410,443
EUR/EUR ..........     Floating       2000          2005                                    EUR           (400,000,000)
EUR/EUR ..........       5.975        2000          2005                                    EUR             400,000,000
EUR/EUR ..........     Floating       2003          2005                                    EUR           (400,000,000)
EUR/EUR ..........       3.642        2003          2005                                    EUR             400,000,000
EUR/EUR ..........     Floating       2002          2010                                    EUR             (2,548,000)
EUR/EUR ..........       5.173        2002          2010                                    EUR               2,548,000
EUR/EUR ..........       5.625        2001          2011                                    EUR           (200,000,000)
EUR/EUR ..........     Floating       2001          2011                                    EUR             200,000,000
EUR/EUR ..........       4.500        2004          2014                                    EUR           (300,000,000)
EUR/EUR ..........     Floating       2004          2014                                    EUR             300,000,000
EUR/EUR ..........     Floating       2002          2014                                    EUR            (30,000,000)
EUR/EUR ..........       5.280        2002          2014                                    EUR              30,000,000
EUR/EUR ..........     Floating       2002          2015                                    EUR            (30,452,000)
EUR/EUR ..........       5.368        2002          2015                                    EUR              30,452,000
                                                                                            ----------------------------
   Total ...............................................................................    EUR           3,861,289,806
                                                                                            ============================

TOTAL EURO DEBT ........................................................................    EUR           4,116,935,747
   U.S. DOLLAR EQUIVALENT ..............................................................    USD           5,249,093,077
                                                                                            ============================

                                       T-2

                                              YEAR
                       INTEREST      ------------------------             ORIGINAL                  PRINCIPAL
       TITLE           RATE (%)       ISSUE      MATURITY(1)         AMOUNT CONTRACTED          AMOUNT OUTSTANDING
       -----           --------       -----      -----------         -----------------          ------------------

3.   POUND STERLING DEBT

a.   Swap Arrangements

                                                                                                         (credit)/debit
GBP/EUR .........        5.500        2004          2014                                    GBP           (500,000,000)
                                                                                            ----------------------------
   Total ................................................................................   GBP           (500,000,000)
                                                                                            ============================

TOTAL POUND STERLING DEBT ...............................................................   GBP           (500,000,000)
U.S. DOLLAR EQUIVALENT ..................................................................   USD           (915,000,000)
                                                                                            ============================

4.   JAPANESE YEN DEBT

a.   Bonds

JPY Bond .........       6.000        1995          2007        JPY         30,000,000,000  JPY          30,000,000,000
JPY Bond .........       6.750        1995          2005        JPY         25,000,000,000  JPY          25,000,000,000
JPY Bond .........       6.900        1995          2010        JPY         15,000,000,000  JPY          15,000,000,000
JPY Bond .........       5.000        1995          2005        JPY         30,000,000,000  JPY          30,000,000,000
JPY Bond .........       6.000        1995          2015        JPY         10,000,000,000  JPY          10,000,000,000
JPY Bond .........       5.000        1995          2007        JPY         30,000,000,000  JPY          30,000,000,000
JPY Bond .........       5.200        1995          2005        JPY         25,000,000,000  JPY          25,000,000,000
JPY Bond .........       5.000        1995          2008        JPY         25,000,000,000  JPY          25,000,000,000
JPY Bond .........       5.200        1996          2011        JPY         40,000,000,000  JPY          40,000,000,000
                                                                                            ----------------------------
   Total ................................................................................   JPY         230,000,000,000
                                                                                            ============================

b.   Swap Arrangements

                                                                                                         (credit)/debit
JPY/USD ..........       6.750        1995          2005                                    JPY        (10,000,000,000)
JPY/USD ..........       6.750        1995          2005                                    JPY        (15,000,000,000)
JPY/EUR ..........       5.200        1997          2005                                    JPY        (25,000,000,000)
JPY/EUR ..........       5.000        1997          2005                                    JPY        (30,000,000,000)
JPY/USD ..........       6.000        2004          2007                                    JPY        (15,000,000,000)
JPY/USD ..........       6.000        1995          2007                                    JPY        (15,000,000,000)
JPY/EUR ..........       5.000        1997          2007                                    JPY        (30,000,000,000)
JPY/EUR ..........       5.000        1997          2008                                    JPY        (25,000,000,000)
JPY/EUR ..........       5.200        1997          2011                                    JPY        (40,000,000,000)
                                                                                            ----------------------------
   Total ...............................................................................    JPY       (205,000,000,000)
                                                                                            ============================

TOTAL JAPANESE YEN DEBT ................................................................    JPY          25,000,000,000
   U.S. DOLLAR EQUIVALENT ..............................................................    USD             235,404,896
                                                                                            ============================

                                       T-3

                                              YEAR
                       INTEREST      ------------------------             ORIGINAL                  PRINCIPAL
       TITLE           RATE (%)       ISSUE      MATURITY(1)         AMOUNT CONTRACTED          AMOUNT OUTSTANDING
       -----           --------       -----      -----------         -----------------          ------------------

5.   SWISS FRANK DEBT

a.   Swap Arrangements

                                                                                                         (credit)/debit
CHF/EUR ..........       5.625        2002          2005                                    CHF            (10,000,000)
CHF/EUR ..........       4.750        2002          2005                                    CHF            (19,500,000)
CHF/EUR ..........       4.000        2002          2007                                    CHF            (30,000,000)
CHF/EUR ..........     Floating       2002          2008                                    CHF            (42,000,000)
CHF/EUR ..........       3.375        2002          2008                                    CHF             (2,440,000)
   Total ...............................................................................    CHF           (103,940,000)
                                                                                            ============================

TOTAL SWISS FRANK DEBT .................................................................    CHF           (103,940,000)
   U.S. DOLLAR EQUIVALENT ..............................................................    USD            (86,616,667)
                                                                                            ============================

NATIONAL BANK OF HUNGARY
   Total External Funded Convertible Currency Debt .....................................    USD           3,533,176,066
                                                                                            ============================

                                       T-4

                                              YEAR
                       INTEREST      ------------------------             ORIGINAL                  PRINCIPAL
       TITLE           RATE (%)       ISSUE      MATURITY(1)         AMOUNT CONTRACTED          AMOUNT OUTSTANDING
       -----           --------       -----      -----------         -----------------          ------------------

B.   REPUBLIC OF HUNGARY

1.   U.S. DOLLAR DEBT

a.   World Bank

4113HU ............      MT(3)        1996         2006-11         USD        7,750,000     USD               3,781,689
4275HU ............      6.4%         1998          2010           USD      150,000,000     USD             108,333,333
                                                                                            ----------------------------
   Total .................................................................................. USD             112,115,022
                                                                                            ============================

---------------
(3)  Multiple tranches - different fixed rates

b.   EIB

Air Traffic
   Services .......       MT          1992          2005           ECU       20,000,000     USD               4,918,866
Roads I ...........       MT          1992          2012           ECU       50,000,000     USD              32,320,621
Roads II ..........       MT          1993          2013           ECU       72,000,000     USD              52,500,731
                                                                                            ----------------------------
   Total .................................................................................. USD              89,740,218
                                                                                            ============================

c.   Bonds

USD Bond ..........     6.500%        1999          2006           USD      750,000,000     USD             750,000,000
USD Bond ..........     2.750%        1975          2027           USD          669,500     USD                 405,400
                                                                                            ----------------------------
   Total .................................................................................. USD             750,405,400
                                                                                            ============================

TOTAL U.S. DOLLAR DEBT .................................................................... USD             202,260,641
                                                                                            ============================

2.  EURO DEBT

a.   World Bank

3549HU ............       MT          1993          2007           USD       90,000,000     EUR              10,380,902
3596HU ............       MT          1993          2008           USD      132,000,000     EUR               9,448,968
3597HU ............       MT          1993          2006           USD       91,000,000     EUR               3,467,536
3635HU ............       MT          1993          2008           USD       29,000,000     EUR               5,319,552
4230HU ............       MT          1997          2010           DEM       69,000,000     EUR              10,189,809
4287HU ............       MT          1998          2007           DEM      263,000,000     EUR               1,343,465
                                                                                            ----------------------------
   Total .................................................................................. EUR              40,150,231
                                                                                            ============================

                                       T-5

                                              YEAR
                       INTEREST      ------------------------             ORIGINAL                  PRINCIPAL
       TITLE           RATE (%)       ISSUE      MATURITY(1)         AMOUNT CONTRACTED          AMOUNT OUTSTANDING
       -----           --------       -----      -----------         -----------------          ------------------

b.   EIB

Railways I ........       MT          1998          2017          EUR        60,000,000  EUR              53,793,103
Railways I-B ......    Floating       2001          2012          EUR        40,000,000  EUR              40,000,000
Railways II-B .....    Floating       2001          2013          EUR        90,000,000  EUR              90,000,000
Railways III ......    Floating       2002          2014          EUR        40,000,000  EUR              17,600,000
Railways IV .......        -          2003            -           EUR       170,000,000  EUR                       0
Environment .......      4.67%        2001          2013          EUR        43,000,000  EUR              43,000,000
Environment II ....    Floating       2002          2014          EUR        80,000,000  EUR              64,352,000
Environment III ...      4.49%        2003          2014          EUR        45,900,000  EUR              45,900,000
Flood protection ..    Floating       2001          2012          EUR        60,000,000  EUR              60,000,000
Roads III .........    Floating       2002          2014          EUR        75,000,000  EUR              28,470,000
Roads IV ..........    Floating       2003          2014          EUR       190,000,000  EUR             119,000,000
                                                                                         ----------------------------
   Total ............................................................................... EUR             562,115,103
                                                                                         ============================

c.   Bonds

EUR Bond ..........      4.375        1999          2009          EUR       500,000,000  EUR             500,000,000
EUR Bond ..........    Floating       1999          2005          EUR     1,000,000,000  EUR           1,000,000,000
EUR Bond ..........      5.625        2001          2011          EUR     1,000,000,000  EUR           1,000,000,000
EUR Bond ..........      4.500        2003          2013          EUR     1,000,000,000  EUR           1,000,000,000
EUR Bond ..........      4.000        2003          2010          EUR     1,000,000,000  EUR           1,000,000,000
EUR Bond ..........      4.500        2004          2014          EUR     1,000,000,000  EUR           1,000,000,000
                                                                                         ----------------------------
   Total ............................................................................... EUR           5,500,000,000
                                                                                         ============================

d.   Other loans raised

Council of Europe
   Development Bank
   loans ..........     Various      1999-03       2009-13        EUR       183,500,000  EUR             183,500,000
EBRD loans ........    Floating       2003          2014          EUR         4,739,006  EUR               4,504,233
KfW DEM loan ......     6.0583       1999-00        2015          DEM       120,000,000  EUR              54,275,591
KfW EUR loan ......      5.715        2000          2008          EUR        71,600,000  EUR              40,275,000
Syndicated loan ...    Floating       1999          2004          EUR       400,000,000  EUR             400,000,000
Syndicated loan ...    Floating       2003          2008          EUR       500,000,000  EUR             500,000,000
                                                                                         ----------------------------
   Total ............................................................................... EUR           1,182,554,824
                                                                                         ============================

e.   Other loans assumed

EIB/Railways
   II-A ...........     Various       2002          2015          EUR        40,000,000  EUR              40,000,000
EIB/M3 Toll
   Motorway .......       MT          2002          2015          EUR        49,599,224  EUR              43,876,237
DEM loans .........     Various     2000, 02       2005-06        DEM        66,596,000  EUR              22,628,756
EUR loans .........     Various      2001-04       2006-18        EUR       416,620,707  EUR             153,518,299
                                                                                         ----------------------------
   Total .............................................................................   EUR             260,023,292
                                                                                         ============================

TOTAL EURO DEBT ......................................................................   EUR           7,544,843,451
   U.S. DOLLAR EQUIVALENT ............................................................   USD           9,152,044,008
                                                                                         ============================

                                       T-6

                                              YEAR
                       INTEREST      ------------------------             ORIGINAL                  PRINCIPAL
       TITLE           RATE (%)       ISSUE      MATURITY(1)         AMOUNT CONTRACTED          AMOUNT OUTSTANDING
       -----           --------       -----      -----------         -----------------          ------------------

3.  POUND STERLING DEBT

a.   Bonds

GBP Bond .............   5.500        2004          2014          GBP        500,000,000    GPB             500,000,000
GBP Bond .............   2.750        1968          2018          GBP          1,889,700    GPB                  52,300
                                                                                            ----------------------------
   Total ...............................................................................    GBP             500,052,300
                                                                                            ============================

TOTAL POUND STERLING DEBT ..............................................................    GBP             500,052,300
U.S. DOLLAR EQUIVALENT .................................................................    USD             904,434,506
                                                                                            ============================

4.   JAPANESE YEN DEBT

a.   Bonds

JPY Bond .............   1.09%        2004          2009          JPY     50,000,000,000    JPY          50,000,000,000
                                                                                            ----------------------------
   Total ...............................................................................    JPY          50,000,000,000
                                                                                            ============================

TOTAL JAPANESE YEN DEBT ................................................................    JPY          50,000,000,000
U.S. DOLLAR EQUIVALENT .................................................................    USD             459,355,240
                                                                                            ============================

5.   SWISS FRANC DEBT

a.   Loans assumed

EUROFIMA
   loans ............. Floating       2002         2002-08        CHF        126,050,000    CHF             103,940,000
   Total ...............................................................................    CHF             103,940,000
                                                                                            ============================

TOTAL SWISS FRANK DEBT .................................................................    CHF             103,940,000
   U.S. DOLLAR EQUIVALENT ..............................................................    USD              82,470,883
                                                                                            ============================

REPUBLIC OF HUNGARY
   Total External Funded Convertible Currency Debt .....................................    USD          11,550,565,279
                                                                                            ============================

TOTAL EXTERNAL CONVERTIBLE CURRENCY FUNDED DEBT OF
THE BANK AND OF THE REPUBLIC(4) ........................................................    USD          15,083,741,345
                                                                                            ============================

-------------
Source: National Bank of Hungary and Government Debt Management Agency

(4)  All totals calculated on the basis of exchange rates as of June 30, 2004.

                                       T-7

                      TABLES AND SUPPLEMENTARY INFORMATION

                          INTERNAL DEBT OF THE REPUBLIC
                              (As of June 30, 2004)

                                                                   YEAR                    ORIGINAL
                                           INTEREST    -----------------------------        AMOUNT                 PRINCIPAL
TITLE                                      RATE (%)      ISSUE         MATURITY           CONTRACTED          AMOUNT OUTSTANDING
-----                                      --------      -----         --------           ----------          ------------------
                                                                                                 (HUF and USD millions)

1.  LOANS FROM THE BANK FOR THE PURPOSE
     OF:
a.  Central Budget:
    Consolidation up to 1981 .............                1991          1996-05       HUF    281,217.0      HUF                   0
    Consolidation 1982 to 1990 ...........   (1)          1991          1996-04       HUF    161,364.0      HUF             3,754.0
    1991                                                  1991          1999-05       HUF     60,000.0      HUF                   0
b.  1991 Current Account .................   (1)          1991          1999-05       HUF     40,000.0      HUF             8,650.0
c.  Enterprises acquisition                                -               -          HUF          (0)      HUF                   0
d.  Multilateral Development Banks
    capital contribution .................   (1)          1992          1998-08       HUF      6,621.4      HUF             2,207.2
e.  State Development Institute loan
    assumption ...........................   (1)          1992          1993-08       HUF    249,123.7      HUF            31,500.9
f.  Budgetary institutions ...............                1992          1993-06       HUF      1,740.5      HUF                   0
                                                                                                            ------------------------

TOTAL LOANS FROM THE BANK ..............................................................................    HUF            46,112.0
                                                                                                            USD               220.9
                                                                                                            ========================

2.  LOANS FROM COMMERCIAL BANKS TO LOCAL
     GOVERNMENTS DUE TO REMUNERATION OF
     CIVIL SERVANTS(2) ...................                                                                                      -0-

3.  LOANS TO HUNGARIAN STATE RAILWAYS
     ASSUMED BY THE GOVERNMENT THROUGH
     THE CENTRAL BUDGET IN 2002 .......... Floating       2002       2006, 07, 08     HUF     23,700.0      HUF            13,771.0
                                                                                                            USD                66.0
                                                                                                            ========================
4.  LOANS FROM THE BANK DUE TO NET
     FOREIGN CURRENCY LOSSES .............                                                                                      -0-

5.  LOANS TAKEN OVER FROM THE ROAD FUND
     IN 1999 ............................. Floating       1999          2002-06       HUF     21,154.0      HUF             3,574.9
                                                                                                            USD                17.1
                                                                                                            ========================
6.  OTHER LOANS TAKEN OVER AT THE END OF
     2002 ................................ Floating       2002          2003-16       HUF    177,836.1      HUF            26,845.7
                                                                                                            USD               128.6
                                                                                                            ========================

7.  OTHER LOANS TAKEN OVER IN 2004 ....... Floating       2004           2014         HUF     12,512.5      HUF            11,943.8
                                                                                                            USD                57.2
                                                                                                            ========================

8.  HUNGARIAN TREASURY BONDS FOR THE
     PURPOSE OF:
a.  Central Budget:
    Consolidation of 1984-1986............                                                                                      -0-
b.  Commercial banks initial capital .....                                                                                      -0-
                                            Fixed
c.  1991-04 Central Budget ............... Floating     1991-04         2004-20       HUF                   HUF         5,284,599.6
d.  Ex-Housing Loans ..................... Floating       1989           2004         HUF     19,100.0      HUF             1,895.4
e.  Housing Loans ........................ Floating       1992           2016         HUF     83,200.0      HUF            41,877.5
f.  Purchase of net rouble receivables
     held by the Bank ....................   8.4          1992       2002, 07, 12     HUF     48,300.0      HUF            23,132.2
g.  Loan Consolidation Program and Bank
     Consolidation Program ............... Floating     1993-96         2013-16       HUF    395,000.0      HUF           259,783.0
h.  Higher Education (Expo)                                                           HUF                   HUF                 -0-
i.  Securitization of non-interest bearing
debt outstanding to the Bank ............. Floating     1994-96         2004-26       HUF    417,110.0      HUF           329,649.0

                                       T-8

                                                                   YEAR                    ORIGINAL
                                           INTEREST    -----------------------------        AMOUNT                 PRINCIPAL
TITLE                                      RATE (%)      ISSUE         MATURITY           CONTRACTED          AMOUNT OUTSTANDING
-----                                      --------      -----         --------           ----------          ------------------
                                                                                                 (HUF and USD millions)

j.  Social Security Fund Bonds assumed by
     the Central Budget ..................   Floating       1994           2004         HUF        500.0    HUF               500.0
k.  Bonds given to the Hungarian
     Privatization and State Holding
     Company .............................   Floating    1998, 2002       2006-10       HUF     60,148.6    HUF            18,856.3
l.  Bonds given to the Postabank by ......  Floating,
     Consolidation .......................    Fixed         1998          1999-08       HUF    129,022.3    HUF            79,022.3
m.  Bonds given to the Hungarian
     Development Bank Ltd. ...............    Fixed         2002          2003-11       HUF    138,537.7    HUF            75,644.1
                                                                                                            ------------------------

TOTAL HUNGARIAN TREASURY BONDS ............................................................................ HUF         6,114,959.5
                                                                                                            USD            29,291.8
                                                                                                            ========================

9.  SOCIAL SECURITY FUND BONDS ...........                1993-94         2003-04       HUF     16,500.0    HUF                 -0-
                                                                                                            USD                 -0-
                                                                                                            ========================

10.  HUNGARIAN TREASURY BILLS:
a.   Fixed interest rate .................    6.5-11      Various      360-720 days                         HUF           606,722.8
b.   Discount ............................   Various      Various       42-364 days                         HUF         1,795,031.8
                                                                                                            ------------------------

TOTAL HUNGARIAN TREASURY BILLS ............................................................................ HUF         2,401,754,6
                                                                                                            USD            11,504.9
                                                                                                            ========================

TOTAL REPUBLIC INTERNAL DEBT .............................................................................. HUF         8,618,961.5
U.S. DOLLAR EQUIVALENT(3) ................................................................................. USD            41,286.5
                                                                                                            ========================

-------------
Source: Government Debt Management Agency

(1)  Loans from the Bank to the Republic bear interest 3 month T-Bills. The interest, which the Bank can change from time to time, was 11,41% at June
     30, 2004.
(2)  These obligations to commercial banks have been assumed by the government through the Central Budget.
(3)  All totals calculated on the basis of exchange rates as of June 30, 2004.
     The exchange rate was 208,76 HUF/USD at June 30, 2004.

                                      T-9

                      TABLES AND SUPPLEMENTARY INFORMATION

                       GUARANTEES PROVIDED BY THE REPUBLIC
                              (As of June 30, 2004)

TITLE                                                                                PRINCIPAL AMOUNT OUTSTANDING
---------------------------------------------------------------------------------- ----------------------------------
                                                                                              (millions)

REPUBLIC GUARANTEED DEBT IN FOREIGN CURRENCY
   (EXPRESSED IN USD EQUIVALENTS)(1)
   Loans raised from international financial institutions .......................  USD                        251.32
   Guarantees for various purposes ..............................................  USD                      1,649.92
   Guarantees based on law ......................................................  USD                        577.83
                                                                                   ----------------------------------
   TOTAL GUARANTEES IN FOREIGN CURRENCY .........................................  USD                      2,479.07
                                                                                   ==================================

REPUBLIC GUARANTEED DEBT IN HUF
   Guarantees for various purposes ..............................................  HUF                    185,187.90
   Guarantees based on law ......................................................  HUF                    721,603.50
                                                                                   ----------------------------------
   TOTAL GUARANTEES IN HUF ......................................................  HUF                    906,791.40
      USD EQUIVALENT(1) .........................................................  USD                      4,343.70
                                                                                   ==================================

TOTAL REPUBLIC FOREIGN CURRENCY
   AND HUF GUARANTEES ...........................................................  USD                      6,822.77
                                                                                   ==================================

-------------
Source: Government Debt Management Agency

(1)  Calculated on the basis of exchange rates as of June 30, 2004.

                                      T-10

                          -----------------------------

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any of our debt securities in any jurisdiction in which such offer or solicitation would be unlawful.

                          -----------------------------

                          [NATIONAL SYMBOL OF HUNGARY]

                               REPUBLIC OF HUNGARY

                                   Prospectus
                             Dated November 12, 2004

                               PRINCIPAL OFFICE OF
                    AUTHORIZED AGENT IN THE UNITED STATES OF
                             THE REPUBLIC OF HUNGARY

                       Embassy of the Republic of Hungary
                        Office of the Trade Commissioner
                        150 East 58th Street, 33rd Floor
                               New York, NY 10155

       FISCAL AGENT, PRINCIPAL PAYING AGENT, TRANSFER AGENT AND REGISTRAR

                                 Citibank, N.A.
                               5 Carmelite Street
                                 London EC4Y 0PA

          LUXEMBOURG PAYING, TRANSFER AND STOCK EXCHANGE LISTING AGENT

                          Deutsche Bank Luxembourg S.A.
                           2 Boulevard Konrad Adenauer
                                 1115 Luxembourg

                                 LEGAL ADVISORS

     To the Republic of Hungary          To the Republic of Hungary
       as to United States Law            as to the Law of Hungary

         White & Case LLP                 Legal Department of the
    1155 Avenue of the Americas      Government Debt Management Agency
          New York, NY 10036                Csalogany utca 9-11
                                          H-1027 Budapest, Hungary

       To the Underwriters                  To the Underwriters
       as to United States Law            as to the Law of Hungary

    Cravath, Swaine & Moore LLP     Dr. Eva Hegedus in association with
         Worldwide Plaza                     Allen & Overy LLP
        825 Eighth Avenue                   Madach Trade Center
       New York, NY 10019-7475             Madach Imre utca 13-14
                                          H-1075 Budapest, Hungary

                          [National Symbol of Hungary]